Exhibit 4.4(g)
Execution Version

INDENTURE

Dated as of October 15, 2021 Among
CONDUENT INCORPORATED, as Holdings,

and

CONDUENT BUSINESS SERVICES, LLC and CONDUENT STATE & LOCAL SOLUTIONS, INC. as Issuers,

and

the Guarantors named herein

U.S. BANK NATIONAL ASSOCIATION,

as Trustee, Paying Agent, Transfer Agent, Registrar and Notes Collateral Agent

TABLE OF CONTENTS

Page

ARTICLE 1
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.    Definitions    1
Section 1.02.    Other Definitions    54
Section 1.03.    Rules of Construction    55
Section 1.04.    Acts of Holders    57
Section 1.05.    Timing of Payment    58
Section 1.06.    Certain Compliance Calculations    58
Section 1.07.    Trust Indenture Act    59
ARTICLE 2 THE NOTES
Section 2.01.    Form and Dating; Terms    59
Section 2.02.    Execution and Authentication    60
Section 2.03.    Registrars, Transfer Agents and Paying Agents    61
Section 2.04.    Notes Paying Agent to Hold Money in Trust    61
Section 2.05.    Holder Lists    62
Section 2.06.    Transfer and Exchange    62
Section 2.07.    Replacement Notes    74
Section 2.08.    Outstanding Notes    74
Section 2.09.    Treasury Notes    75
Section 2.10.    Temporary Notes    75
Section 2.11.    Cancellation    75
Section 2.12.    Defaulted Interest    75
Section 2.13.    CUSIP, ISIN or Common Code Numbers    76
ARTICLE 3 REDEMPTION
Section 3.01.    Notices to Trustee    76
Section 3.02.    Selection of Notes to Be Redeemed or Purchased    76
Section 3.03.    Notice of Redemption or Purchase    77
Section 3.04.    Effect of Notice of Redemption or Purchase    78
Section 3.05.    Deposit of Redemption Price    78
Section 3.06.    Notes Redeemed in Part    79
Section 3.07.    Optional Redemption    79
Section 3.08.    Offers to Repurchase by Application of Excess Proceeds    81
Section 3.09.    Mandatory Redemption    84
ARTICLE 4 COVENANTS
Section 4.01.    Payment of Notes    84
Section 4.02.    Maintenance of Office or Agency    84
Section 4.03.    Reports and Other Information    85

Section 4.04.    Compliance Certificate    87
Section 4.05.    Taxes    87
Section 4.06.    Stay, Extension and Usury Laws    87
Section 4.07.    Limitation on Restricted Payments    87
Section 4.08.    Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries    99
Section 4.09.    Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock
and Preferred Stock    101
Section 4.10.    Asset Sales    110
Section 4.11.    Transactions with Affiliates    115
Section 4.12.    Liens    119
Section 4.13.    Company Existence    119
Section 4.14.    Offer to Repurchase Upon Change of Control    120
Section 4.15.    Limitation on Guarantees of Indebtedness by Restricted Subsidiaries    122
Section 4.16.    [Reserved]    123
Section 4.17.    Suspension of Covenants    123
Section 4.18.    After-Acquired Collateral    124
Section 4.19.    Post-Closing Covenant    125
ARTICLE 5 SUCCESSORS
Section 5.01.    Merger, Consolidation or Sale of All or Substantially All Assets    125
Section 5.02.    Successor Person Substituted    128
ARTICLE 6 DEFAULTS AND REMEDIES
Section 6.01.    Events of Default    128
Section 6.02.    Acceleration    130
Section 6.03.    Other Remedies    131
Section 6.04.    Waiver of Past Defaults    131
Section 6.05.    Control by Majority    131
Section 6.06.    Limitation on Suits    132
Section 6.07.    Right of Holders to Sue for Payment    132
Section 6.08.    Collection Suit by Trustee    132
Section 6.09.    Restoration of Rights and Remedies    132
Section 6.10.    Rights and Remedies Cumulative    132
Section 6.11.    Delay or Omission Not Waiver    133
Section 6.12.    Trustee May File Proofs of Claim    133
Section 6.13.    Priorities    133
Section 6.14.    Undertaking for Costs    134
ARTICLE 7 TRUSTEE AND AGENTS
Section 7.01.    Duties of Trustee    134
Section 7.02.    Rights of Trustee    135
Section 7.03.    Individual Rights of Trustee    137
Section 7.04.    Trustee’s Disclaimer    137
Section 7.05.    Notice of Defaults    137
Section 7.06.    Compensation and Indemnity    138

Section 7.07.    Replacement of Trustee    139
Section 7.08.    Successor Trustee by Merger, etc    139
Section 7.09.    Eligibility; Disqualification    140
Section 7.10.    Security Documents; Intercreditor Agreements    140
Section 7.11.    Limitation on Duty of Trustee in Respect of Collateral; Indemnification    140
Section 7.12.    Resignation of Agents    141
Section 7.13.    Agents’ Rights    141
ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.01.    Option to Effect Legal Defeasance or Covenant Defeasance    142
Section 8.02.    Legal Defeasance and Discharge    142
Section 8.03.    Covenant Defeasance    143
Section 8.04.    Conditions to Legal or Covenant Defeasance    144
Section 8.05.    Deposited Money, U.S. Government Securities to be Held in Trust; Other Miscellaneous Provisions    145
Section 8.06.    Repayment to Issuers    145
Section 8.07.    Reinstatement    146
ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01.    Without Consent of Holders    146
Section 9.02.    With Consent of Holders    148
Section 9.03.    Revocation and Effect of Consents    149
Section 9.04.    Notation on or Exchange of Notes    150
Section 9.05.    Trustee to Sign Amendments, etc    150
Section 9.06.    Additional Voting Terms; Calculation of Principal Amount    150
Section 9.07.    No Impairment of Right of Holders to Receive Payment    150
ARTICLE 10
GUARANTEES
Section 10.01.    Guarantee    151
Section 10.02.    Limitation on Guarantor Liability    152
Section 10.03.    Execution and Delivery    152
Section 10.04.    Subrogation    153
Section 10.05.    Benefits Acknowledged    153
Section 10.06.    Release of Guarantees    153
Section 10.07.    Effectiveness of Guarantees    154
ARTICLE 11
SATISFACTION AND DISCHARGE
Section 11.01.    Satisfaction and Discharge    154
Section 11.02.    Application of Trust Money    155

ARTICLE 12
COLLATERAL
Section 12.01.    Security Documents    156
Section 12.02.    Release of Collateral    156
Section 12.03.    Suits to Protect the Collateral    158
Section 12.04.    Authorization of Receipt of Funds by the Trustee Under the Security Documents    158
Section 12.05.    Purchaser Protected    158
Section 12.06.    Powers Exercisable by Receiver or Trustee    158
Section 12.07.    Notes Collateral Agent    159
ARTICLE 13
MISCELLANEOUS
Section 13.01.    Notices    167
Section 13.02.    [Reserved]    169
Section 13.03.    Certificate and Opinion as to Conditions Precedent    169
Section 13.04.    Statements Required in Certificate or Opinion    169
Section 13.05.    Rules by Trustee and Agents    170
Section 13.06.    No Personal Liability of Directors, Officers, Employees and Stockholders    170
Section 13.07.    Governing Law    170
Section 13.08.    Waiver of Jury Trial    170
Section 13.09.    Force Majeure    170
Section 13.10.    No Adverse Interpretation of Other Agreements    170
Section 13.11.    Successors    170
Section 13.12.    Severability    170
Section 13.13.    Intercreditor Agreements    171
Section 13.14.    Counterpart Originals    171
Section 13.15.    Table of Contents, Headings, etc    171
Section 13.16.    Trust Indenture Act    171
Section 13.17.    USA Patriot Act    171

EXHIBITS

Exhibit A-1    FORM OF NOTE
Exhibit B-1    FORM OF CERTIFICATE OF TRANSFER (NOTES) Exhibit C-1    FORM OF CERTIFICATE OF (NOTES)
Exhibit D    FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT
GUARANTORS
Exhibit E    FORM OF JUNIOR LIEN INTERCREDITOR AGREEMENT

v-

INDENTURE, dated as of October 15, 2021, among Conduent Business Services, LLC, a Dela- ware limited liability company (the “Lead Issuer”), Conduent State & Local Solutions, Inc., a New York corporation (“CSLS”), Conduent Incorporated, a New York corporation (“Holdings”), the Subsidiary Guarantors (as defined herein) listed on the signature pages hereto, and U.S. Bank National Association, a national banking association, as Trustee, Registrar, Notes Collateral Agent, Transfer Agent and Paying Agent.

W I T N E S S E T H

WHEREAS, the Lead Issuer has duly authorized the creation of an issue of $520,000,000 aggre- gate principal amount of the Issuers’ 6.000% Senior Secured Notes due 2029 (the “Initial Notes”);

WHEREAS, the Lead Issuer and each of the Guarantors has duly authorized the execution and delivery of this Indenture (as defined herein).

NOW, THEREFORE, the Lead Issuer, CSLS, each of the Guarantors, the Trustee and the Notes Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein).

ARTICLE 1
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.    Definitions.

“144A Global Note” means a Global Note, substantially in the form of Exhibit A-1 hereto, bear- ing the Global Note Legend, and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the applicable Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of Notes sold in reliance on Rule 144A.

“Accounting Change” has the meaning set forth in the definition of “GAAP.” “Acquired Indebtedness” means, with respect to any specified Person,
(a)Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred or assumed in connection with, or in contem- plation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and

(b)Indebtedness secured by a Lien encumbering any asset acquired by such speci- fied Person.

“Additional First Lien Obligations” means any Indebtedness having Pari Passu Lien Priority relative to the Notes with respect to the Collateral and is not secured by any other assets; provided that an authorized representative of the holders of such Indebtedness shall have executed a joinder to the First Lien Intercreditor Agreement.

“Additional First Lien Secured Parties” means the holders of any Additional First Lien Obliga- tions and any trustee, authorized representative or agent of such Additional First Lien Obligations.

“Additional Notes” means any additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Sections 2.01, 2.02, 4.09 and 4. 12 hereof.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Agent” means any Registrar, Transfer Agent, Paying Agent or Authentication Agent. “Applicable Indebtedness” has the meaning set forth in the definition of “Weighted Average
Life to Maturity.”

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:
(1)1.0% of the principal amount of such Note, and (2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at the First Call Date (such redemption price being set forth in the table set forth in Section 3.07(c) hereof), plus (ii) all required remaining scheduled interest payments due on such Note through the First Call Date (excluding accrued but unpaid interest to, but excluding, the Redemption Date), computed using a discount rate equal to the Applicable Treasury Rate as of such Redemption Date plus 50 basis points, over (b) the then outstanding principal amount of such Note. The Lead Issuer shall calculate, or cause the calculation of, the Applicable Premium, and the Trustee and the Agents shall have no duty to calculate, or verify the Lead Issuer’s calculations of, the Ap- plicable Premium.

“Applicable Procedures” means, with respect to any transfer or exchange of or for, redemption of, or notice with respect to beneficial interests in any Global Note or the redemption or repurchase of any Global Note, the rules and procedures of DTC and/or the Depositary that apply to such transfer, ex- change, redemption or repurchase.

“Applicable Treasury Rate” means, at the time of computation, the weekly average (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the Redemption Date) of the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in Federal Reserve Statistical Release H.15 with respect to each applicable day during such week or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the Redemption Date to the First Call Date; provided, however, that if the period from the Redemption Date to the First Call Date is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Ap- plicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to the First Call Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Asset Sale” means:

(a)the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions (including by way of a Sale and Lease-Back Transaction), of property or assets of the Lead Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(b)the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Sec- tion 4.09 hereof), whether in a single transaction or a series of related transactions;

in each case, other than:

(i)any disposition of Cash Equivalents or Investment Grade Securities or obsolete, non-core, surplus, damaged, unnecessary, unsuitable or worn out equipment, inventory or other property in the ordinary course of business or consistent with industry practice or any disposition of inventory, goods or other assets held for sale or no longer used or useful, or economically prac- tical to maintain in the conduct of the business of the Lead Issuer or any of its Restricted Subsidi- aries;

(ii)the disposition of all or substantially all of the assets of the Lead Issuer or any Restricted Subsidiary in a manner permitted pursuant to Section 5.01 hereof or any disposition that constitutes a Change of Control pursuant to this Indenture;

(iii)any Permitted Investment and the making of any Restricted Payment that is per- mitted to be made, and is made, under Section 4.07 hereof or the proceeds of which are used to fund a Permitted Investment or the making of a Restricted Payment;

(iv)any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions which yields net cash proceeds to the Lead Issuer or any of its Restricted Subsidiaries of less than $75.0 million;

(v)any disposition of property or assets or issuance of securities by a Restricted Sub- sidiary to the Lead Issuer or by the Lead Issuer or a Restricted Subsidiary to a Restricted Subsidi- ary, including pursuant to any Intercompany License Agreement;

(vi)any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(vii)the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business or consistent with industry practices;

(viii)any issuance, disposition or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (or a Restricted Subsidiary which owns an Unrestricted Subsidiary so long as such Restricted Subsidiary owns no assets other than the Equity Interests of such Unrestricted Subsidiary);

(ix)foreclosures, condemnation, expropriation, forced dispositions, eminent domain or any similar action with respect to assets or the granting of Liens not prohibited by this Inden- ture, and transfers of any property that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement or upon receipt of the net proceeds of such casu- alty event;

(x)dispositions or discounts without recourse of accounts receivable, or participa- tions therein, or Securitization Assets or related assets, or any disposition of the Equity Interests in a Subsidiary, all or substantially all of the assets of which are Securitization Assets, in each case in connection with any Qualified Securitization Facility or the disposition of an account re- ceivable in connection with the collection or compromise thereof;

(xi)any financing transaction with respect to property built or acquired by the Issuers or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by this Indenture;

(xii)the sale, discount, factoring or other disposition of inventory, accounts receiva- ble, notes receivable, equipment or other assets in the ordinary course of business or consistent with past practice or the conversion of accounts receivable to notes receivable;

(xiii)the licensing, sub-licensing or cross-licensing of intellectual property or other general intangibles in the ordinary course of business or consistent with industry practices;

(xiv)any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business or consistent with industry practices;

(xv)the unwinding or termination of any Hedging Obligations;

(xvi)sales, transfers and other dispositions of Investments in joint ventures to the ex- tent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xvii)the lapse or abandonment of intellectual property rights, which in the reasonable good faith determination of the Issuers are not material to the conduct of the business of the Issu- ers and their Restricted Subsidiaries taken as a whole, or are no longer used or useful or economi- cally practicable or commercially reasonable to maintain;

(xviii)the granting of a Lien that is permitted under Section 4.12 hereof;

(xix)the issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties as required by applicable law;

(xx)Permitted Intercompany Activities and related transactions;

(xxi)transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event; provided that any Cash Equivalents received by the Issuers or any of their Restricted Subsidiaries in respect of such Casualty Event shall be deemed to be Net Pro- ceeds of an Asset Sale, and such Net Proceeds shall be applied in accordance with Section 4.10 hereof;

(xxii)any disposition to a Captive Insurance Subsidiary;

(xxiii)any sale of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions and the proceeds of such sale are used to make a Restricted Payment pursuant to Section 4.07(b)(x)(b);

(xxiv)the disposition of any assets (including Equity Interests) (i) acquired in a transac- tion after the Issue Date, which assets are not used or useful in the core or principal business of the Lead Issuer and its Restricted Subsidiaries or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Lead Issuer to consummate any acquisition;

(xxv)any disposition of non-revenue producing assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Lead Issuer or any Restricted Subsidiary to such Person;

(xxvi)Dispositions of property pursuant to any Sale and Lease-Back Transaction or lease leaseback transactions on fair market terms so long as the Net Proceeds thereof shall be ap- plied in accordance with the covenant described under Section 4.10; and

(xxvii)any sale, transfer or other disposition to effect the formation of any Subsidiary that is a Delaware Divided LLC; provided that upon formation of such Delaware Divided LLC, such Delaware Divided LLC shall be a Restricted Subsidiary.

In the event that a transaction (or a portion thereof) meets the criteria of a permitted Asset Sale and would also be a permitted Restricted Payment or Permitted Investment, the Lead Issuer, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Sale and/or one or more of the types of permitted Restricted Payments or Permitted Investments. The Lead Is- suer may, in its sole discretion, elect to treat a transaction that would be eligible for an exception to the definition of Asset Sale as an Asset Sale for purposes of this Indenture.

“Bank Collateral Agent” means Bank of America, N.A., in its capacity as collateral agent for the lenders and other secured parties under the Senior Secured Credit Facilities, together with its succes- sors and permitted assigns under the Senior Secured Credit Facilities.

“Bank Products” means any facilities or services related to cash management, including treas- ury, depository, overdraft, credit or debit card, purchase card, automatic clearinghouse transfer transac- tions, controlled disbursements, foreign exchange facilities, stored value cards, merchant services, elec- tronic funds transfer and other cash management or similar arrangements.

“Bankruptcy Code” means Title 11, U.S. Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code or any similar federal, state or applicable non-
U.S. law for the relief of debtors.

“Below Investment Grade Rating Event” means that the Notes become rated below Baa3 (sta- ble) by Moody’s or below BBB- (stable) by Standard & Poor’s (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Issuers, below the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Lead Issuer as a replacement agency ) on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60 day period following public notice of the occurrence of a Change of Control(which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of such rating agencies). In determining whether a Change of Control has occurred for purposes of this definition, clause (ii) of the last paragraph of the definition of Change of Control shall be disregarded.
“Bilateral Letter of Credit Facility” means any letter of credit facility of the Lead Issuer or any Restricted Subsidiary entered into with (i) a lender (or an Affiliate of a lender) or under the Senior Secured Credit Facilities or (ii) any other financial institution, in each case other than pursuant to the credit agree- ment governing the Senior Secured Credit Facilities and including, without limitation, any letter of credit facility of the Lead Issuer or any Restricted Subsidiary existing on the Issue Date that was entered into prior to the Issue Date with a Person that is a lender or an Affiliate of a lender on the Issue Date.

“Board” with respect to a Person means the board of directors, board of managers, sole member or managing member or other governing body of such Person, or if such Person is owned or managed by a single entity or has a general partner, the board of directors, board of managers, sole member or manag- ing member or other governing body of such entity or general partner, or in each case, any duly author- ized committee thereof, and the term “director” means a member of the applicable Board.

“Broker-Dealer Subsidiary” means any Subsidiary of the Lead Issuer that is a broker-dealer, state chartered trust company, national trust company or thrift limited to trust powers.

“Business Day” means each day which is not a Legal Holiday.

“Business Expansion” means (a) each facility which is either a new facility, branch or office or an expansion, relocation, remodeling or substantial modernization of an existing facility, branch or office owned by the Lead Issuer or a Restricted Subsidiary and (b) each creation or expansion into new markets (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

“Capital Markets Debt Securities” means debt securities that are marketed to potential investors pursuant to an offering process similar to the offering of Notes under the Offering Memorandum, which offering is made subject to registration under the Securities Act or pursuant to an exemption thereunder.

“Capital Stock ” means:

(a)in the case of a corporation, corporate stock or shares in the capital of such cor- poration;

(b)in the case of an association or business entity, any and all shares, interests, par- ticipations, rights or other equivalents (however designated) of corporate stock;

(c)in the case of a partnership or limited liability company, partnership or member- ship interests (whether general or limited); and

(d)any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such pe- riod in respect of licensed or purchased software or internally developed software and software enhance- ments that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the con- solidated balance sheet of a Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means (i) any Subsidiary of the Lead Issuer operating for the purpose of (a) insuring the businesses, operations or properties owned or operated by the Lead Issuer or any of its Subsidiaries, including their future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants, and related benefits and/or (b) conducting any activities or business incidental thereto (it being understood and agreed that activities which are relevant or appropriate to qualify as an insurance company for U.S. federal or state tax purposes shall be consid- ered “activities or business incidental thereto”) or (ii) any Subsidiary of any such insurance subsidiary op- erating for the same purpose described in clause (i) above.

“Cash Equivalents” means:

(a)United States dollars;

(b)(i)    Canadian dollars, pounds sterling, yen, euros or any national currency of any participating member state of the EMU; or

(ii)    in such other currencies held by the Lead Issuer or any Restricted Sub- sidiary from time to time in the ordinary course of business or consistent with industry practice;

(c)securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are un- conditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(d)certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $100 million (or the for- eign currency equivalent as of the date of determination);

(e)repurchase obligations for underlying securities of the types described in clauses (c), (d), (g) and (h) of this definition entered into with any financial institution or recog- nized securities dealer meeting the qualifications specified in clause (d) above;

(f)commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s, at least A-2 by S&P or F2 by Fitch (or, if at any time Moody’s, S&P or Fitch shall not be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(g)marketable short-term money market and similar funds having a rating of at least P-2, A-2 or F2 from Moody’s, S&P or Fitch, respectively (or, if at any time Moody’s, S&P or Fitch shall not be rating such obligations, an equivalent rating from another Rating Agency);

(h)readily marketable direct obligations issued by, or unconditionally guaranteed by, any state, commonwealth or territory of the United States or any political subdivision, public in- strumentality or taxing authority thereof with maturities of 24 months or less from the date of ac- quisition;

(i)readily marketable direct obligations issued by, or unconditionally guaranteed by, any foreign government or any political subdivision, public instrumentality or taxing authority thereof, in each case (other than in the case of such obligations issued or guaranteed by any par- ticipating member state of the EMU) having an Investment Grade Rating from either Moody’s, S&P or Fitch (or, if at any time Moody’s, S&P or Fitch shall not be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(j)Investments with average maturities of 24 months or less from the date of acqui- sition in money market funds rated A (or the equivalent thereof) or better by S&P, A2 (or the equivalent thereof) or better by Moody’s or A (or the equivalent thereof) or better by Fitch (or, if at any time Moody’s, S&P or Fitch shall not be rating such obligations, an equivalent rating from another Rating Agency);

(k)securities with maturities of 24 months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (d) above;

(l)Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P, “A2” or higher from Moody’s or “A” or higher from Fitch with maturities of 24 months or less from the date of acquisition; and

(m)investment funds investing at least 90% of their assets in currencies, instruments or securities of the types described in clauses (a) through (l) above.

In the case of Investments by the Lead Issuer or any Foreign Subsidiary that is a Restricted Sub- sidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (h) and clauses (j), (k), (l) and (m) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and
(ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in ac- cordance with normal investment practices for cash management in investments analogous to the forego- ing investments in clauses (a) through (m) and in this paragraph.

In addition, in the case of Investments by any Captive Insurance Subsidiary, Cash Equivalents shall also include (a) such Investments with average maturities of 12 months or less from the date of ac- quisition in issuers rated BBB- (or the equivalent thereof) or better by S&P, Baa3 (or the equivalent thereof) or better by Moody’s or the equivalent ratings by Fitch, in each case at the time of such Invest- ment and (b) any Investment with a maturity of more than 12 months that would otherwise constitute Cash Equivalents of the kind described in any of clauses (a) through (m) of this definition or clause
(a)above, if the maturity of such Investment was 12 months or less; provided that the effective maturity of such Investment does not exceed 15 years.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in curren- cies other than those set forth in clauses (a) and (b) above, provided that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under GAAP.

“Casualty Event” means any event that gives rise to the receipt by the Lead Issuer or any Re- stricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(a)the sale, lease, transfer, conveyance or other disposition in one or a series of re- lated transactions (other than by merger, consolidation or amalgamation), of all or substantially all of the assets of the Holdings and its Subsidiaries, taken as a whole, to any Person other than any Permitted Holder, the Issuers or any Guarantor; provided that such sale, lease, transfer, con- veyance or other disposition shall not constitute a Change of Control unless any Person (other than any Permitted Holder or a Holding Company) or Persons (other than any Permitted Holders or a Holding Company) that are together a group (within the meaning of Section 13(d)(3) or Sec- tion 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d- 5(b)(1) under the Exchange Act), becomes the beneficial owner (within the meaning of Rule 13d- 3 under the Exchange Act, or any successor provision), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the transferee Person in such sale, lease, transfer, conveyance or other disposition of assets, as the case may be;

(b)Holdings becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by
(A) any Person (other than any Permitted Holder) or (B) Persons (other than any Permitted Hold- ers) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of Holdings directly or indirectly through any of its direct or indirect parent holding companies, in each case, other than in connection with any trans- action or series of transactions in which Holdings shall become the Wholly Owned Subsidiary of a Holding Company or for which the sole purpose is to collapse a holding company structure; or

(c)Holdings shall cease to (i) own directly 100% of the Equity Interests of the Lead Issuer or (ii) directly or indirectly own 100% of the Equity Interests of CSLS.

Notwithstanding the preceding or any provision of Rule 13d-3 or 13d-5 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to an equity or asset pur- chase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or vot- ing or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement; (ii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Voting Stock of Holdings owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of de- termining whether a Change of Control has occurred; (iii) a Person or group will not be deemed to benefi- cially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securi- ties of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the Board of such parent entity;(iv) a transfer of assets be-
tween or among the Issuers and their Restricted Subsidiaries shall not itself constitute a Change of Con- trol; and (v) any of the events described above in clauses (i) through (iv) shall not constitute a “Change of Control” after a Covenant Suspension Event unless a Below Investment Grade Rating Event also occurs in connection therewith.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means all of the assets and property of the Issuers or any Guarantor, whether real, personal or mixed securing or purported to secure any First Lien Notes Obligations, other than Excluded Assets.

“Collateral Agent” means (1) in the case of any Senior Secured Credit Facility Obligations, the Bank Collateral Agent, (2) in the case of the First Lien Notes Obligations, the Notes Collateral Agent and
(3)in the case of any Additional First Lien Obligations, the collateral agent with respect thereto.

“Collateral Requirement” means, at any time, the requirement that, subject to the First Lien In- tercreditor Agreement, as applicable:

(a)the Notes Collateral Agent shall have received each Security Document required to be delivered on the Issue Date pursuant to Section 12.01 hereof or from time to time pursuant to Section 4.18 hereof and the Security Agreement, subject to the limitations and exceptions of this Indenture, duly executed by the Issuers and each Guarantor party thereto;

(b)the Obligations and the Guarantees shall have been secured pursuant to the Secu- rity Agreement and the Holdings Pledge Agreement, as applicable, by a first-priority perfected security interest in (i) all the Equity Interests of the Issuers and (ii) all Equity Interests of each Re- stricted Subsidiary (that is not an Excluded Subsidiary (other than any Restricted Subsidiary that is an Excluded Subsidiary solely pursuant to clause (f) or (j)(y) of the definition thereof)) directly owned by an Issuer or any Subsidiary Guarantor, subject to exceptions and limitations otherwise set forth in this Indenture and the Security Documents (to the extent appropriate in the applicable jurisdiction) (and the Notes Collateral Agent or its bailee shall have received certificates, docu- ments or title or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank);

(c)all Pledged Intercompany Debt that is evidenced by a promissory note shall have been delivered to the Notes Collateral Agent or its bailee pursuant to the Security Agreement and the Notes Collateral Agent or its bailee shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d)the Obligations and the Guarantees shall have been secured by a perfected secu- rity interest in substantially all now owned or at any time hereafter acquired tangible and intangi- ble assets of the Issuer and each Subsidiary Guarantor (including Equity Interests, intercompany debt, accounts, inventory, equipment, investment property, contract rights, IP Rights (as defined in the Senior Secured Credit Facilities), other general intangibles, Material Real Property (which in the case of Material Real Property shall include Mortgages on such Material Real Property) and proceeds of the foregoing), in each case, subject to exceptions and limitations otherwise set forth in this Indenture and the Security Documents (to the extent appropriate in the applicable ju- risdiction), in each case with the priority required by the Security Documents;

(e)subject to limitations and exceptions of this Indenture and the Security Docu- ments, to the extent a security interest in and Mortgages on any Material Real Property are re- quired pursuant to clause (d) above or Sections 4.18 and 12.01 hereof, the Notes Collateral Agent shall have received (i) counterparts of a Mortgage with respect to such Mortgaged Property duly executed and delivered by the record owner of such property, together with evidence such Mort- gage has been duly executed, acknowledged and delivered by a duly authorized officer of each party thereto, in form suitable for filing or recording in all filing or recording offices as necessary or desirable in order to create a valid and subsisting perfected Lien (subject only to Liens de- scribed in clause (ii) below) on the property and/or rights described therein in favor of the Notes Collateral Agent for the benefit of the Secured Parties, and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a customary manner (it being under- stood that if a mortgage tax or similar charge will be owed on the entire amount of the indebted- ness evidenced hereby, then the amount secured by the Mortgage shall be limited to 100% of the fair market value of the property covered by such Mortgage (as reasonably determined by the Lead Issuer in good faith) at the time the Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (ii) a fully paid American Land Title Association Lender’s policy of title insurance (or a marked-up title insurance commit- ments having the effect of a policy of title insurance) on such Mortgaged Property naming the Notes Collateral Agent as the insured for its benefit and that of the Secured Parties and their re- spective successors and assigns (each, a “Mortgage Policy,” and collectively, the “Mortgage Policies”) issued by a nationally recognized title insurance company in form and substance and in an amount as necessary and appropriate (not to exceed 100% of the fair market value of the prop- erty covered thereby), insuring such Mortgage to be a valid subsisting first priority Lien on the property described therein, free and clear of all Liens other than Liens permitted pursuant to
Section 4.12 hereof or Liens otherwise consented to by the Notes Collateral Agent, each of which shall (A) to the extent reasonably necessary, include such coinsurance and reinsurance arrange- ments (with provisions for direct access, if reasonably necessary) as customary, (B) contain a
“tie-in” or “cluster” endorsement, if available, and applicable, under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), and (C) have been supplemented by such endorsements as necessary and appropriate (including endorsements on matters relating to usury, first loss, zoning, contiguity, doing business, public road access, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit and so-called comprehensive coverage over covenants and restrictions), to the extent such endorsements are available in the applicable jurisdiction at commercially reasonable rates; provided, however, that in lieu of a zoning endorse- ment the Notes Collateral Agent shall accept a zoning report from a nationally recognized zoning report provider, (iii) an opinion from local counsel in each jurisdiction (A) where such Mortgaged Property is located regarding the enforceability and perfection of such Mortgage and any related fixture filings and (B) where an Issuer or the applicable Subsidiary Guarantor granting the Mort- gage on such Mortgaged Property is organized, regarding the due authorization, execution and delivery of such Mortgage, and in each case, such other matters as may be in form and substance reasonably satisfactory to the Notes Collateral Agent and (iv) a new ALTA or such existing sur- veys together with no change affidavits sufficient for the title company to remove all standard survey exceptions from such Mortgage Policy and issue the endorsements required in clause (ii) above; and

(f)except as otherwise contemplated by this Indenture or any Security Document, all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and United States Copyright Office, required by the Security Documents, applicable Law or reasonably re- quested by the Notes Collateral Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent re- quired by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral Requirement,” shall have been filed, registered or recorded or delivered to the Notes Collateral Agent for filing, registration or recording.

Notwithstanding the foregoing provisions of this definition or anything in this Indenture or any other Security Document to the contrary:

(A)the foregoing definition shall not require, unless otherwise stated in the definition of “Excluded Assets”, the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance or taking other actions with respect to the Excluded Assets;

(B)(i) the foregoing definition shall not require control agreements with respect to any cash, deposit accounts or securities accounts or any other assets requiring perfection through control agreements; (ii) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S., including any IP Rights (as defined in the Senior Secured Credit Facili- ties) registered in any non-U.S. jurisdiction, or to perfect such security interests (it being under- stood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction) (iii) no landlord, mortgagee or bailee waivers shall be required, (iv) no notice shall be required to be sent to insurers, account debtors or other contractual third parties when no Event of Default has occurred and is continuing and (v) except to the extent that perfec- tion and priority may be achieved by the filing of a financing statement under the Uniform Com- mercial Code with respect to an Issuer or a Guarantor, neither this Indenture nor the Security Documents shall contain any requirements as to perfection or priority with respect to any assets or property described in clauses (i) or (ii) of this clause (B);

(C)the Notes Collateral Agent (or its bailee) shall have received on or prior to the Closing Date Uniform Commercial Code financing statements in appropriate form for filing un- der the Uniform Commercial Code in the jurisdiction of incorporation or organization of each Grantor;

(D)in the event that a Foreign Subsidiary becomes a Subsidiary Guarantor such Sub- sidiary Guarantor shall grant a perfected lien on substantially all of its assets pursuant to neces- sary arrangements, pursuant to documentation and subject to customary limitations in such juris- diction as may be reasonably necessary, and nothing in the definition of “Excluded Asset” or other limitation in this Indenture shall in any way limit or restrict the pledge of assets and prop- erty by any such Foreign Subsidiary that is a Guarantor or the pledge of the Equity Interests of such Foreign Subsidiary by the Issuer or any Subsidiary Guarantor that holds such Equity Inter- ests;

(E)Liens required to be granted from time to time pursuant to the Collateral Require- ment shall be subject to exceptions and limitations (if any) set forth in this Indenture and the Se- curity Documents;

(F)the deliveries and/or documents required pursuant to this definition shall be deemed to be satisfactory in respect of such matters under this Indenture and the Security Docu- ments to the extent that such deliveries and/or documents are determined, in the judgment of the Bank Collateral Agent, to be satisfactory in respect of any such matters under the Senior Secured Credit Facilities; and

(G)the time periods, with respect to the perfection of the security in, or obtaining of title insurance, legal opinions or other deliverables on, particular assets or collateral that are ac- quired by an Issuer or any Guarantor following the Issue Date in order to satisfy the Collateral Requirement with respect to such after-acquired collateral, shall be extended to the respective time periods as (i) permitted by the Senior Secured Credit Facilities or otherwise agreed to by the

Bank Collateral Agent or (ii) otherwise established by the Lead Issuer following its good faith determination that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Indenture or the Security Documents, as evidenced in a certification in an Officer’s Certificate delivered to the Trustee and Notes Collateral Agent.

“Consolidated First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (1) the amount equal to (a) the aggregate principal amount of Consolidated Total Indebtedness of the Lead Issuer and its Restricted Subsidiaries, plus (b) in connection with the incurrence of any Indebtedness pursuant to clauses (a) and (b) of Section 4.09 or the creation or incurrence of any Permitted Liens, the Reserved Indebtedness Amount of the Lead Issuer and its Restricted Subsidiaries in each case, minus the sum of (i) the portion of Indebtedness of the Lead Issuer or any Restricted Subsidiary included in Consoli- dated Total Indebtedness that is not secured by any Lien on the Collateral and (ii) the portion of Indebted- ness of the Lead Issuer or any Restricted Subsidiary included in Consolidated Total Indebtedness that is secured by Liens on the Collateral, which Liens are expressly subordinated or junior to the Liens securing the First Lien Notes Obligations minus (c) up to $300.0 million of Cash Equivalents that would be stated on the balance sheet of the Lead Issuer and its Restricted Subsidiaries as of such date of determination, in each case of subclauses (a), (b) and (c), with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio and as determined in good faith by the Lead Issuer, to (2) LTM EBITDA.

“consolidated”, unless otherwise specifically indicated, when used with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries.

“Consolidated Interest Expense” means, with respect to any Person for any period, without du- plication, the sum of:

(a)consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consoli- dated Net Income (including (i) amortization of original issue discount resulting from the issu- ance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in mark-to-market valua- tion of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Financing Lease Obligations, and (v) net payments, if any made (less net pay- ments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebted- ness, and excluding (o) annual agency or similar fees paid to the administrative agents, collateral agents and other agents under any Credit Facilities or any similar instruments, (p) any additional interest with respect to failure to comply with any registration rights agreement owing with re- spect to any securities, (q) costs associated with obtaining Hedging Obligations, (r) any expense resulting from the discounting of any Indebtedness in connection with the application of recapi- talization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, (s) penalties and interest relating to taxes, (t) any “additional interest” or “liqui- dated damages” with respect to other securities for failure to timely comply with registration rights obligations, (u) amortization or expensing of deferred financing fees, amendment and con- sent fees, debt issuance costs, commissions, fees, expenses and discounted liabilities and any other amounts of non-cash interest, (v) any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions or any acquisitions after the Issue Date, (w) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility, (x) any accretion of accrued interest on discounted liabili- ties and any prepayment, make-whole or breakage premium, penalty or cost, (y) interest expense attributable to a parent entity resulting from push-down accounting and (z) any lease, rental or other expense in connection with a Non-Financing Lease Obligation); plus

(b)consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c)interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Financing Lease Obligation shall be deemed to ac- crue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Fi- nancing Lease Obligation in accordance with GAAP (or, if not implicit, as otherwise determined in ac- cordance with GAAP).

“Consolidated Net Income” means, with respect to any specified Person for any period, the ag- gregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a con- solidated basis determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that, to the extent included therein:

(a)all extraordinary gains and losses and all gains and losses realized in connection with any sale or other disposition of assets outside of the ordinary course of business, the disposi- tion of securities or the early extinguishment or repurchase of Indebtedness or Swap Obligations, together with any related provision for taxes on any such gain, will be excluded;

(b)(i) the net income (or loss) of any Person that is not a Restricted Subsidiary or (ii) that is accounted for by the equity method of accounting will be excluded, except to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Re- stricted Subsidiary of the Person;

(c)for purposes of determining the amount of Restricted Payments that may be made pursuant to clause (1) of the definition Cumulative Credit, the net income (or loss) of any Re- stricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determi- nation permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, de- cree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; provided that Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in Cash Equivalents
(or to the extent converted, or having the ability to be converted, into Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already in- cluded therein;

(d)the cumulative effect of a change in accounting principles will be excluded;

(e)any unrealized gains, losses, expenses or charges resulting from hedging, option, warrant or other derivative transactions (including, without limitation, with respect to Swap Obli- gations or Permitted Convertible Notes Offerings) will be excluded;

(f)any (a) non-cash compensation charges, (b) non-cash costs or expenses resulting from stock option plans, employee benefit plans, compensation charges or postemployment bene-

fit plans, or grants or awards of stock, stock appreciation or similar rights, stock options, re- stricted stock, preferred stock or other rights and (c) impairments, write-offs or write-downs of goodwill or other assets will be excluded;

(g)any gain or loss for such period from currency transaction gains or losses or net gains or losses related to currency remeasurements of Indebtedness will be excluded;

(h)any unrealized net after-tax income (loss) from Swap Obligations or cash man- agement Obligations and the application of Accounting Standards Codification Topic 815 “Deriv- atives and Hedging” or from other derivative instruments will be excluded;

(i)any non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt — Debt with Conversion Options — Recognition” will be excluded;

(j)any charges resulting from the application of Accounting Standards Codification Topic 805 “Business Combinations,” Accounting Standards Codification Topic 350 “Intangibles
— Goodwill and Other,” Accounting Standards Codification Topic 360-10-35-15 “Impairment or
Disposal of Long-Lived Assets,” Accounting Standards Codification Topic 480-10-25-4 “Distin- guishing Liabilities from Equity — Overall — Recognition” or Accounting Standards Codifica- tion Topic 820 “Fair Value Measurements and Disclosures” shall be excluded;

(k)any charges resulting from amortization of actuarial gains and losses under Ac- counting Standards Codification Topic 715 “Compensation — Retirement Benefits” will be ex- cluded;

(l)any deferred financing costs and original issue discounts amortized or written off, any premiums and prepayment penalties, breakage costs, other related fees, expenses or reserves paid or recorded in connection with any acquisition, disposition, financing, refinancing or repay- ment, including the expensing of bridge, commitment and other financing costs, and any fees, ex- penses, charges or change in control payments related to such transactions (including any costs relating to auditing prior periods, any transition-related expenses, and transaction expenses incurred before, on or after the effective date of such transactions and costs and expenses after the effective date of such transactions related to the employment or transition of terminated employees) will be excluded;
(m)any non-cash costs related to the termination of any employee benefit plan will be excluded;

(n)any non-recurring or unusual charges, expenses, gains or losses will be excluded;.

(o)non-cash charges for deferred tax asset valuation allowances shall be excluded;

(p)any expenses or charges related to streamlining and restructuring activities (includ- ing related payroll, relocation and contract termination charges or expenses), facilities-exiting or facilities closure, idling or repurposing activities, business optimization activities, asset write- downs or write-offs, reductions in force, furloughs, severance, retention bonuses and professional fees related to any of the foregoing, will be excluded; and

(q)if such Person is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes for such period or any portion thereof, the amount of distributions actually made to any direct or indirect parent company of such Person in respect of such period in accordance with Section 4.07(b)(xx) shall be included in calculating Consolidated Net Income as though such amounts had been paid as taxes directly by such Person for such period.

Unless otherwise specified herein, “Consolidated Net Income” refers to Consolidated Net Income of the Lead Issuer.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received or due from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other dis- position of assets permitted under this Indenture.

Notwithstanding the foregoing, for the purpose of Section 4.07 hereof only (other than clause (4) of the definition of “Cumulative Credit”), there shall be excluded from Consolidated Net Income any in- come arising from any sale or other disposition of Restricted Investments made by the Lead Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Lead Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Invest- ments by the Lead Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (4) of the definition of “Cumulative Credit”.

“Consolidated Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (1) the amount equal to (a) the aggregate principal amount of Consolidated Total Indebtedness of the Lead Issuer and its Restricted Subsidiaries , plus (b) in connection with the incurrence of any Indebted- ness pursuant to Section 4.09(a) or (b) hereof or the creation or incurrence of any Lien pursuant to the definition of “Permitted Liens,” the Reserved Indebtedness Amount of the Lead Issuer and its Restricted Subsidiaries in each case, minus the portion of Indebtedness of the Lead Issuer or any Restricted Subsidi- ary included in Consolidated Total Indebtedness that is not secured by any Lien on the Collateral minus
(c) up to $300.0 million of Cash Equivalents that would be stated on the balance sheet of the Lead Issuer and its Restricted Subsidiaries as of such date of determination, in each case of subclauses (a), (b) and (c), with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provi- sions set forth in the definition of Fixed Charge Coverage Ratio and as determined in good faith by the Lead Issuer to (2) LTM EBITDA.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum of (a) the aggregate amount of all outstanding Indebtedness of the Lead Issuer and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in re- spect of Financing Lease Obligations and debt obligations evidenced by bonds, notes, debentures, promis- sory notes and similar instruments, as determined in accordance with GAAP (excluding for the avoidance of doubt all undrawn amounts under revolving credit facilities and letters of credit, and all obligations re- lating to Qualified Securitization Facilities and Non-Financing Lease Obligations and excluding the ef- fects of any discounting of Indebtedness resulting from the application of repurchase or purchase account- ing in connection with the Transactions or any acquisition) and (b) in connection with the incurrence of any Indebtedness pursuant to Section 4.09(a) hereof, the aggregate amount of all outstanding Disqualified Stock of the Lead Issuer and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case de-

termined on a consolidated basis in accordance with GAAP; provided, that Consolidated Total Indebted- ness shall not include Indebtedness in respect of (A) any letter of credit, except to the extent of unreim- bursed amounts under standby letters of credit, provided that any unreimbursed amounts under commer- cial letters of credit shall not be counted as Consolidated Total Indebtedness until five Business Days after such amount is drawn and (B) Hedging Obligations. For purposes hereof, the “maximum fixed repur- chase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebted- ness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Lead Issuer. The U.S. Dollar Equivalent princi- pal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. Dollar Equivalent principal amount of such Indebtedness.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of
(1)the amount equal to (a) Consolidated Total Indebtedness of the Lead Issuer and its Restricted Subsidi- aries as of such date of determination plus (b) in connection with the incurrence of any Indebtedness pur- suant to clause (a) or (b) of Section 4.09, the Reserved Indebtedness Amount of the Lead Issuer and its Restricted Subsidiaries as of such date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio and as determined in good faith by the Lead Issuer minus (c) up to $300.0 million of Cash Equivalents that would be stated on the balance sheet of the Lead Issuer and its Restricted Subsidiaries as of such date of determination, in each case of subclauses (a), (b) and (c), with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio and as determined in good faith by the Lead Issuer, to (2) LTM EBITDA.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary ob- ligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(a)to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b)to advance or supply funds:

(i)for the purchase or payment of any such primary obligation; or

(ii)to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c)to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Affiliate” of a Person means an Affiliate of such Person that is controlled (as de- fined in the definition of “Affiliate”) by such Person.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than the In- vestors, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for mak- ing direct or indirect equity or debt investments in the Lead Issuer and/or other companies.

“Corporate Trust Office” means the office of the Trustee at which any time its corporate trust business related to this Indenture shall be administered, which office (a) solely for purposes of the trans- fer, exchange or surrender of the Notes, is located at 111 Filmore Avenue, St. Paul, MN 55107, Attention: Conduent Incorporated, and for all other purposes is located at CityPlace I, 185 Asylum Street, 27th Floor, Hartford, CT 06103, Attention: U.S. Bank Global Corporate Trust - Conduent Incorporated, or such other address as the Trustee may designate from time to time by notice to the Holders and the Lead Issuer, or the principal corporate trust office of any successor Trustee (or such other address as such suc- cessor Trustee may designate from time to time by notice to the Holders and the Lead Issuer).

“Credit Facilities” means, with respect to the Lead Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Secured Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities, agreements or indentures), designated in writ- ing by the Lead Issuer as a Credit Facility under this Indenture, providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, Mortgages, guarantees, col- lateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, expansions, increases, renewals, restatements or refundings thereof, in whole or in part, and any indentures, agreements, credit facilities or commercial paper facilities that replace, refund, supplement, extend, expand, increase, amend, restate or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refund- ing, supplemental, extending, amended, restating or refinancing facility, arrangement, agreement or in- denture (or new or additional facility, arrangement, agreement or indenture) that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such expansion or increase in borrowings or issuances is permitted under Section 4.09 hereof) or adds Restricted Subsidi- aries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trus- tee, lender or group of lenders or other holders or investors.

“Custodian” means the Trustee, as custodian with respect to the Notes, each in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and is- sued in accordance with Section 2.06(d) hereof, substantially in the form of Exhibit A-1 hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consum- mation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, any Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applica- ble provision of this Indenture.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Lead Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so desig- nated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale, re- demption or repurchase of or collection or payment on such Designated Non-cash Consideration. A par- ticular item of Designated Non-cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in ex- change for consideration in the form of Cash Equivalents in compliance with Section 4.10 hereof.

“Designated Preferred Stock” means Preferred Stock of the Lead Issuer or any direct or indirect parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuers or any of their Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (B) of Section 4.07(a) hereof.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of the Lead Issuer or any direct or indirect parent of the Lead Issuer having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of the Lead Issuer or any direct or indirect parent of the Lead Issuer shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Lead Issuer or any direct or indirect par- ent of the Lead Issuer or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or ex- changeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock of such Person or any direct or indirect parent entity thereof that would not otherwise constitute Disqualified Stock, and other than solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Capital Stock of such Person or as a result of a change of control, asset sale, casualty, condemnation or eminent domain), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided that if such Capital Stock is issued pursuant to any plan for the benefit of future, present or former employees, directors, officers, managers, members, partners, independent con- tractors or consultants of the Lead Issuer, any of its direct or indirect parent of the Lead Issuer or the Lead Issuer’s Subsidiaries or by any such plan to such future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants, such Capital Stock shall not consti- tute Disqualified Stock solely because it may be required to be repurchased by the Lead Issuer or it Sub- sidiaries or a direct or indirect parent entity of the Lead Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any Capital Stock held by any future, current or former employee, director, officer, member, partner, manager or consultants (or their respective Controlled Investment Affiliates or Immediate Family Mem- bers) of the Lead Issuer, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Lead Issuer or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of the Lead Issuer or any direct or indirect parent of the Lead Issuer, in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement, shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Lead Issuer or its Subsidi- aries or any direct or indirect parent of the Lead Issuer or in order to satisfy applicable statutory or regula- tory obligations.

““Domestic Subsidiary” means, with respect to any Person, any Subsidiary that is organized un- der the laws of the United States, any state thereof or the District of Columbia.

“EBITDA” means, with respect to any specified Person for any period, the Consolidated Net In- come of such Person for such period plus, without duplication, the following, in each case (and to the ex- tent applicable) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(i)provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period; plus

(ii)the Fixed Charges of such Person and its Restricted Subsidiaries for such period;
plus

(iii)depreciation, amortization (including amortization of intangibles, deferred fi- nancing fees, debt incurrence costs, commissions, fees and expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period), depletion and other non-cash expenses or charges (including any write-offs of debt issuance or deferred financing costs or fees and im- pairment charges and the impact on depreciation and amortization of purchase accounting, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

(iv)the amount of net loss resulting from the payment of any premiums, fees or simi- lar amounts that are required to be paid under the terms of the instrument(s) governing any In- debtedness upon the repayment, prepayment or other extinguishment of such Indebtedness in ac- cordance with the terms of such Indebtedness; plus

(v)any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP; plus

(vi)any fees and expenses, including deferred amortization and deferred financing costs, paid in connection with the Transactions; plus

(vii)the amount of (x) pro forma “run rate” cost savings, operating expense reductions and synergies related to the Transactions that are reasonably identifiable and factually supportable and projected by the Lead Issuer in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Lead Issuer) within 24 months after the Issue Date (including from any ac- tions taken in whole or in part prior to the Issue Date), net of the amount of actual benefits real- ized during such period from such actions and (y) pro forma “run rate” cost savings, operating expense reductions and synergies related to mergers and other business combinations, acquisi- tions, investments, dispositions, divestitures, restructurings, operating improvements, cost savings initiatives and other similar transactions or initiatives that are reasonably identifiable and factu- ally supportable and projected by the Lead Issuer in good faith to result from actions that have been taken or with respect to which substantial steps have been taken (in each case, including any steps or actions taken in whole or in part prior to the Issue Date or the applicable consummation date of such transaction, initiative or event) or are expected to be taken (in the good faith determi- nation of the Lead Issuer) within 24 months after any such transaction, initiative or event is con- summated, net the amount of actual benefits realized during such period from such actions, in each case, calculated on a pro forma basis as though such cost savings, operating expense reduc- tions and synergies had been realized on the first day of such period for which EBITDA is being determined and as if such cost savings, operating expense reductions, synergies and EBITDA pursuant to contracted pricing were realized on the first day of the applicable period for the en- tirety of such period; provided that no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (vii) to the extent duplicative of any expenses or charges otherwise added to EBITDA, whether through a pro forma adjustment or otherwise, for such pe- riod; provided that the aggregate amount added back pursuant to this clause (vii) for any period of four fiscal quarters shall not exceed 20% of EBITDA for such period (calculated prior to giving effect to this clause (vii); minus

(viii)non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue or other income and charges in estimates in expense accruals in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Unless otherwise specified herein, “EBITDA” refers to EBITDA of the Lead Issuer.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Un-
ion.

“Equityholding Vehicle” means any direct or indirect parent entity of the Lead Issuer and any equityholder thereof through which future, present or former employees, directors, officers, managers, members or partners of the Lead Issuer or any of its Subsidiaries or direct or indirect parent entities hold Capital Stock of the Lead Issuer or such parent entity.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capi- tal Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale or issuance of common equity or Preferred Stock (excluding Disqualified Stock) of the Lead Issuer or any of its direct or indirect parent companies other than:

(a)public offerings with respect to the Lead Issuer’s or any direct or indirect parent company’s common equity registered on Form S-8;

(b)issuances to any Subsidiary of the Lead Issuer; and

(c)any such public or private sale or issuance that constitutes an Excluded Contribu-
tion.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and reg- ulations of the SEC promulgated thereunder (and with respect to the definitions of “Change of Control” and “Permitted Holders” only, as in effect on the Issue Date).

“Excluded Assets” means the following:

(a)any interest in fee-owned real property (other than Material Real Properties) and all leasehold interests in real property;

(b)motor vehicles and other assets subject to certificates of title, letter of credit rights (ex- cept to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such other Collateral may be accomplished by the filing of a Uniform Commercial Code (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement) and commercial tort claims with a value of less than $10 million;

(c)pledges and security interests prohibited by applicable law, rule, regulation or contractual obligation (with respect to any such contractual restriction to the extent permitted under this Indenture and binding on such assets on the Issue Date or on the date of the acquisition thereof or entered into in connection with the incurrence of indebtedness of the type contemplated by Section 4.09(b)(iv)) (but not entered into in contemplation thereof (other than in connection with the incurrence of indebtedness of the type contemplated by Section 4.09(b)(iv))) (in each case, except to the extent such prohibition is unen- forceable after giving effect to the applicable provisions of the Uniform Commercial Code of any applica- ble jurisdiction) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received)

(d)Equity Interests in any Person other than Wholly-Owned Subsidiaries to the extent the pledge thereof is not permitted by the terms of such Person’s organizational documents, joint venture agreements or shareholder agreements or similar contractual obligation;

(e)any property or assets to the extent a security interest therein could result in material ad- verse tax consequences to Holdings, the Issuers, any direct or indirect parent entity of Holdings or any of the Issuers’ direct or indirect Subsidiaries, as determined in good faith by the Lead Issuer;

(f)any lease, license, contract, agreement or other general intangible or any property subject to a purchase money security interest, Financing Lease Obligation or similar arrangement, in each case permitted under this Indenture, to the extent that a grant of a security interest therein would violate or in- validate such lease, license, contract, agreement or other general intangible, Financing Lease Obligations or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Grantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commer- cial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition;

(g)those assets as to which the Bank Collateral Agent and the Lead Issuer reasonably agree that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby;

(h)any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction and other applicable law;

(i)“intent-to-use” trademark applications prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto;

(j)assets subject to Liens securing Qualified Securitization Facilities permitted under this Indenture;

(k)any segregated accounts or funds held or received on behalf of third parties (other than the Issuers or any Guarantor);

(l)any equipment or other asset subject to Permitted Liens securing acquired debt permitted hereunder (limited to the acquired assets), sale and leaseback transactions, capital lease obligations, fi- nancing lease obligation or similar arrangement or other purchase money debt, if the contract or other agreement providing for such debt, sale and leaseback transaction or capital lease or financing lease obli- gation prohibits or requires the consent of any Person (other than the Issuers or any Guarantor) as a condi- tion to the creation of any other security interest on such equipment or asset and, in each case, such in- debtedness and prohibition or requirement is permitted under this Indenture;

(m)any property or assets owned by any Foreign Subsidiary (unless such Subsidiary becomes a Guarantor), Unrestricted Subsidiary or any subsidiary which is not an Issuer or a Guarantor;

(n)any accounts used solely as payroll and other employee wage and benefit accounts, tax accounts (including, without limitation, sales tax accounts) and any tax benefit accounts, escrow accounts, fiduciary or trust accounts and any funds or property held in such accounts;

(o)to the extent pledges and security interests therein are prohibited or restricted by applica- ble law, Equity Interests in any subsidiary that is a broker-dealer, state chartered trust company, national trust company or thrift limited to trust powers;

(p)Margin Stock;

(q)voting Equity Interests in any Foreign Subsidiary that is a CFC or any FSHCO, in each case, representing more than 65% of the voting power of all outstanding Equity Interests of such CFC or FSHCO; and

(r)so long as the Senior Secured Credit Facilities remain outstanding, any asset that is not pledged to secure obligations arising in respect of the Senior Secured Credit Facilities (whether pursuant to the terms of the Senior Secured Credit Facilities (and any related document) as a result of any determi- nation made thereunder, or by amendment, waiver or otherwise).

provided, however, that Excluded Assets shall not include any assets that are pledged to secure obliga- tions arising in respect of the Senior Secured Credit Facilities (whether pursuant to the terms of the credit agreement governing the Senior Secured Credit Facilities (and any related documents) or any amendment or otherwise).

“Excluded Contribution” means Net Cash Proceeds, marketable securities or Qualified Pro- ceeds received by the Lead Issuer after the Issue Date from:

(a)contributions to its common equity capital;

(b)dividends, distributions, fees and other payments from any Unrestricted Subsidi- aries or joint ventures or Investments in entities that are not Restricted Subsidiaries; and

(c)the sale (other than to a Subsidiary of the Lead Issuer or to any management eq- uity plan or stock option plan or any other management or employee benefit plan or agreement of the Lead Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Lead Issuer or any direct or indirect parent entity to the extent contributed as common eq- uity capital to the Lead Issuer, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate, which are (or were) excluded from the calculation set forth in clause (B) of Section 4.07(a) hereof.

“Excluded Subsidiary” means “Excluded Subsidiary” (as defined in the Senior Secured Credit Facilities).

“Existing Credit Agreement” means the Credit Agreement, dated as of December 17, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) among Holdings and the other parties thereto.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Lead Issuer in good faith.

“Financing Lease Obligation” means an obligation that is required to be accounted for as a fi- nancing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capi- tal lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“First Lien Intercreditor Agreement” means that certain Closing Date Intercreditor Agreement, dated as of the Issue Date, among the Trustee, the administrative agent under the Senior Secured Credit Facilities, the Notes Collateral Agent and the Bank Collateral Agent (as it may be amended and/or supple- mented from time to time).

“First Lien Notes Obligations” means Obligations in respect of the Notes, this Indenture, the Guarantees and the Security Documents relating to the Notes.

“First Lien Obligations” means, collectively, (1) the Senior Secured Credit Facility Obligations including Obligations under the Bilateral Letter of Credit Facilities, (2) the First Lien Notes Obligations and (3) each Series of Additional First Lien Obligations.

“First Lien Representative” means any duly authorized representative of any holders of First Lien Obligations, which representative is named as such in the First Lien Intercreditor Agreement or any joinder thereto.

“First Lien Secured Parties” means (1) the Senior Secured Credit Facility Secured Parties in- cluding the lenders party to the Bilateral Letter of Credit Facilities, (2) the Notes Secured Parties and (3) any Additional First Lien Secured Parties.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that such Person or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or re- deems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebt- edness, or such issuance or redemption of Disqualified Stock or Preferred Stock (in each case, including a pro forma application of the net proceeds therefrom), as if the same had occurred at the beginning of the applicable four-quarter period, subject, for the avoidance of doubt, to the paragraphs contained in Section
1.06hereof. For the avoidance of doubt, the calculations made in connection with the calculation of the Fixed Charge Coverage Ratio, including pro forma and other adjustments contemplated by this definition shall be subject to the provisions described under Section 1.06.

For purposes of making the computation referred to above, Investments, acquisitions, disposi- tions, mergers, amalgamations, consolidations, discontinued operations (as determined in accordance with GAAP), operational changes and Business Expansions that have been made by the Lead Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be cal- culated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations, operational changes and Business Expansions (and the change in any associated fixed charge obligations and the change in EBITDA resulting there- from) had occurred on the first day of the four-quarter reference period. If since the beginning of such pe- riod any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or con- solidated with or into the Lead Issuer or any of its Restricted Subsidiaries since the beginning of such pe- riod shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, dis- continued operation, operational change or Business Expansion that would have required adjustment pur- suant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolida- tion, discontinued operation, operational change or Business Expansion had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acqui- sition, disposition, merger, amalgamation, consolidation, discontinued operation, operational change, Business Expansion or other transaction (including the Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Lead Issuer or its Restricted Subsidiaries (and may include, for the avoidance of doubt, cost savings, operating expense reductions and synergies resulting from such Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation, operational change, Business Expansion or other transaction (including the Trans- actions) which is being given pro forma effect) calculated in accordance with and subject to the limita- tions set forth in clause (viii) of the definition of “EBITDA.” If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a re- sponsible financial or accounting officer of the Lead Issuer to be the rate of interest implicit in such Fi- nancing Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period ex- cept as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank of- fered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Lead Issuer may designate.

“Fixed Charge Coverage Ratio Calculation Date” has the meaning set forth in the definition of “Fixed Charge Coverage Ratio.”

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplica-
tion:

(a)Consolidated Interest Expense of such Person for such period;

(b)all cash dividends or other distributions paid (excluding items eliminated in con- solidation) on any series of Preferred Stock during such period; and

(c)all cash dividends or other distributions paid (excluding items eliminated in con- solidation) on any series of Disqualified Stock during such period.

"Foreign Subsidiary" means any Subsidiary of the Lead Issuer that is not a Domestic Subsidi-
ary.

"FSHCO" means any direct or indirect Subsidiary that owns no material assets other than Equity
Interests of one or more Foreign Subsidiaries that are CFCs or Subsidiaries described in this definition.

“GAAP” means, at the election of the Lead Issuer, (1) the accounting standards and interpreta- tions adopted by the International Accounting Standard Board, as in effect at the time of such election (“IFRS”) if the Lead Issuer’s financial statements are at such time prepared in accordance with IFRS or
(2)generally accepted accounting principles in the United States of America, as in effect on the Issue Date(“U.S. GAAP”) if the Lead Issuer’s financial statements are at such time prepared in accordance with U.S. GAAP, it being understood that, for purposes of this Indenture, (a) all references to codified ac- counting standards specifically named in this Indenture under U.S. GAAP shall be deemed to refer to the corresponding accounting standard under IFRS, to the extent GAAP is elected to be IFRS (b) neither IFRS nor U.S. GAAP shall include the policies, rules and regulations of the SEC, the American Institute of Certified Public Accountants, the International Accounting Standards Board or any other applicable regulatory or governing body applicable only to public companies, and (c) any calculation or determina- tion in this Indenture that requires the application of U.S. GAAP across multiple quarters need not be cal- culated or determined using the same accounting standard for each constituent quarter. For the avoidance of doubt, as of the Issue Date, GAAP shall mean U.S. GAAP until the Lead Issuer elects otherwise.
For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not (1) be treated as an incurrence of Indebtedness or (2) have the effect of rendering invalid any payment, Investment or other action made prior to the date of such election pursuant to Sec- tion 4.07 hereof or any incurrence of Indebtedness incurred prior to the date of such election pursuant to Section 4.09 hereof (or any other action conditioned on the Lead Issuer and the Restricted Subsidiaries having been able to incur $1.00 of additional Indebtedness) if such payment, Investment, incurrence or other action was valid under this Indenture on the date made, incurred or taken, as the case may be.

If there occurs a change in IFRS or U.S. GAAP, as the case may be, and such change would cause a change in the method of calculation of any term or measure used in this Indenture (an “Account- ing Change”), then the Lead Issuer may elect, as evidenced by a written notice of the Lead Issuer to the Trustee, that such term or measure shall be calculated as if such Accounting Change had not occurred.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A-1 hereto, issued in accordance with Sec- tion 2.01, 2.06(a) or 2.06(c) hereof.

“Global Note Legend” means the legend set forth in Section 2.06(h)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Grantor” means Holdings, the Issuers and any Subsidiary Guarantor.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collec- tion in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuers’ Obligations under this Inden- ture and the Notes.

“Guarantor” means Holdings and each Subsidiary Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under
(1)any rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, com- modity swaps, commodity options, forward commodity contracts, equity or equity index swaps or op- tions, bond or bond price or bond index swaps or options or forward bond or forward bond price or for- ward bond index transactions, interest rate options, forward foreign exchange transactions, cap transac-
tions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transac- tions, currency options, spot contracts, or any other similar agreements or transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Holder” means the Person in whose name a Note is registered on the Registrar’s books. “Holding Company” means any Person so long as such Person directly or indirectly holds 100%
of the total voting power of the Voting Stock of Holdings, and at the time such Person acquired such vot-
ing power, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Ex- change Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than any Permitted Holder or another Holding Company), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of such Person.

“Holdings Pledge Agreement” means that certain Holdings Pledge Agreement, dated as of the Issue Date, among Holdings and the Notes Collateral Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“IFRS” has the meaning set forth in the definition of “GAAP.”

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (includ- ing adoptive relationships), the estates of such individual and such other individuals above and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the fore- going individuals or any private foundation, trust or fund that is controlled by any of the foregoing indi- viduals or any donor-advised foundation, trust or fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication:

(a)any indebtedness of such Person, whether or not contingent:

(i)representing the principal in respect of borrowed money;

(ii)representing the principal in respect of obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iii)representing the principal component in respect of obligations to pay the deferred and unpaid balance of the purchase price of any property (including Financing Lease Obligations), except (A) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (B) any earn-out obligations (x) un- til 60 days after such obligation becomes due and payable or (y) otherwise not treated as a liability on the balance sheet and (C) accruals for payroll and other liabilities accrued in the ordinary course of business; or

(iv)representing the net obligations under any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedg- ing Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of the Lead Issuer appearing upon the balance sheet of the Lead Issuer solely by reason of push-down accounting under GAAP shall be excluded;

(b)to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations of the type referred to in clause
(a) of a third Person (whether or not such items would appear upon the balance sheet of such first
Person), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(c)    to the extent not otherwise included, the obligations of the type referred to in clause (a) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided that the amount of any such In- debtedness will be the lesser of (i) the fair market value of such asset at such date of determina- tion and (ii) the amount of such Indebtedness of such third Person;

provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or consistent with industry practice, (b) Non-Fi- nancing Lease Obligations, Qualified Securitization Facilities, straight-line leases, operating leases, or lease lease-back transactions, (c) obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice, (d) in connection with the purchase by the Lead Issuer or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become enti- tled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner, (e) purchase price holdbacks in respect of a por- tion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller,
(f) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or ac- tions (whether actual, contingent or potential) with respect thereto, (g) accrued expenses and royalties,
(h)Capital Stock and Disqualified Stock, (i) any obligations in respect of workers’ compensation claims, retirement, post-employment or termination obligations (including pensions and retiree medical care), pension fund obligations or contributions or similar claims, or social security or wage taxes or contribu- tions, (j) deferred or prepaid revenues, (k) any asset retirement obligations or (l) any liability for taxes; provided, further, that Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification Topic No. 815 and related interpreta- tions to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.
“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally or internationally recognized standing that is, in the good faith judgment of the Lead Issuer, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Initial Purchasers” means the initial purchasers of the Notes on the Issue Date. “Intercompany License Agreement” means any cost sharing agreement, commission or royalty agreement, license or sub-license agreement, distribution agreement, services agreement, intellectual property rights transfer agreement, any related agreements or other similar agreements, in each case where all parties to such agreement are one or more of the Lead Issuer or a Restricted Subsidiary thereof.

“Interest Payment Date” means May 1 and November 1 of each year to stated maturity. “Investment Grade Event” means (1) the Issuers have obtained a rating or, to the extent such
Rating Agency will not provide a rating, an advisory or prospective rating from either Rating Agency that reflects an Investment Grade Rating with respect to the outstanding Notes after giving effect to the pro- posed release of the Collateral securing the Notes; and (2) no Event of Default shall have occurred and be continuing with respect to the Notes.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or if the applicable securities are not then rated by Moody’s or S&P, an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(a)securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b)debt securities or debt instruments with an Investment Grade Rating, but exclud- ing any debt securities or instruments constituting loans or advances among Holdings and its Sub- sidiaries;

(c)investments in any fund that invests at least 90% of its assets in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of c ash pending investment or distribution; and

(d)corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Per- sons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar ad- vances to future, present or former employees, directors, officers, managers, members, partners, inde- pendent contractors or consultants, in each case made in the ordinary course of business or consistent with past practice), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Lead Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.
For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07 hereof:

(a)“Investments” shall include the portion (proportionate to the Lead Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Lead Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary;

(b)any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer; and

(c)if the Lead Issuer or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effec t thereto, such Person is no longer a Restricted Subsidiary, any investment by the Lead Issuer or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be an Investment at such time.

The amount of any Investment outstanding at any time shall be the original cost of such Invest- ment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in Cash Equivalents by the Lead Issuer or a Restricted Subsidiary in respect of such In- vestment to the extent such amounts do not increase any other baskets under this Indenture.

“Investors” means (1) Carl C. Icahn and his siblings, his and their respective spouses and de- scendants (including stepchildren and adopted children) and the spouses of such descendants (including stepchildren and adopted children) (collectively, the “Family Group”); (2) any trust, estate, partnership, corporation, company, limited liability company or unincorporated association or organization (each an “Entity” and collectively “Entities”) Controlled by one or more members of the Family Group, including without limitation any funds managed by any member of the Family Group that are acting in concert with the Family Group; (3) any Entity over which one or more members of the Family Group, directly or indi- rectly, have rights that, either legally or in practical effect, enable them to make or veto significant man- agement decisions with respect to such Entity, whether pursuant to the constituent documents of such En- tity, by contract, through representation on a board of directors or other governing body of such Entity, through a management position with such Entity or in any other manner (such rights hereinafter referred to as “Veto Power”); (4) the estate of any member of the Family Group; (5) any trust created (in whole or in part) by any one or more members of the Family Group; (6) any individual or Entity who receives an interest in any estate or trust listed in clauses (4) or (5), to the extent of such interest; (7) any trust or es- tate, substantially all the beneficiaries of which (other than charitable organizations or foundations) con- sist of one or more members of the Family Group; (8) any organization described in Section 501(c) of the Code, over which any one or more members of the Family Group and the trusts and estates listed in clauses (4), (5) and (7) have direct or indirect Veto Power, or to which they are substantial contributors (as such term is defined in Section 507 of the Code); (9) any organization described in Section 501(c) of the Code of which a member of the Family Group is an officer, director or trustee; or (10) any Entity, di- rectly or indirectly (a) owned or Controlled by or (b) a majority of the economic interests in which are owned by, or are for or accrue to the benefit of, in either case, any Person or Persons identified in clauses
(1) through (9) above. For the purposes of this definition of Investors, (I) “Control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise and (II) for the avoidance of doubt, in addition to any other Per- son or Persons that may be considered to possess Control, (x) a partnership shall be considered Controlled by a general partner or managing general partner thereof, (y) a limited liability company shall be consid- ered Controlled by a managing member of such limited liability company and (z) a trust or estate shall be considered Controlled by any trustee, executor, personal representative, administrator or any other Person or Persons having authority over the control, management or disposition of the income and assets there- from.

“Issue Date” means October 15, 2021.

“Issuer’s Order” means a written request or order signed on behalf of the Issuers by an Officer of each Issuer and delivered to the Trustee.

“Junior Lien Collateral Agent” means the Junior Lien Representative for the holders of any ini- tial Junior Lien Obligations.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit E hereto (which agreement in such form or with changes thereto permitted by Section
9.01 hereof the Notes Collateral Agent is authorized to enter into) entered into among the Notes Collateral Agent, the Bank Collateral Agent and the applicable Junior Lien Collateral Agent in connection with the incurrence of any Junior Lien Obligation, as it may be amended from time to time.

“Junior Lien Obligations” means the Obligations with respect to Indebtedness permitted to be incurred under this Indenture, which is by its terms intended to be secured by the Collateral with a Junior Lien Priority relative to the Notes; provided such Lien is permitted to be incurred under this Indenture; provided, further, that the holders of such Indebtedness or their Junior Lien Representative shall become party to the Junior Lien Intercreditor Agreement and any other applicable intercreditor agreements.

“Junior Lien Priority” means Indebtedness that is secured by a Lien on the Collateral that is jun- ior in priority to the Liens on the Collateral securing the First Lien Note Obligations and is subject to a Junior Lien Intercreditor Agreement (it being understood that junior Liens are not required to rank equally and ratably with other junior Liens, and that Indebtedness secured by junior Liens may be secured by

Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting junior Liens).

“Junior Lien Representative” means any duly authorized representative of any holders of Junior Lien Obligations, which representative is named as such in the Junior Lien Intercreditor Agreement or any joinder thereto.

“Junior Lien Security Agreement” means any security agreement covering a portion of the Col- lateral to be entered into by the Issuers, the Guarantors and a Junior Lien Representative.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York. If a payment date is on a Legal Holiday, payment will be made on the next succeeding day that is not a Legal Holiday and no interest shall accrue for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hy- pothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any c ondi- tional sale or other title retention agreement, any lease in the nature thereof, any option or other agree- ment to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall Non-Financing Lease Obligations be deemed to constitute a Lien.

“LTM EBITDA” means EBITDA of the Lead Issuer and its Restricted Subsidiaries measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determi- nation for which internal consolidated financial statements of the Lead Issuer are available, with such pro forma adjustments giving effect to such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations, operational changes, Business Expansions or other transaction, as applicable, since the start of such four quarter period and as are consistent with the pro forma adjust- ments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Management Stockholders” means the persons listed as executive officers for purposes of Holdings’ filings with the SEC.

“Market Capitalization” means an amount equal to (a) the total number of issued and outstand- ing shares of common Equity Interests of the Lead Issuer (or any direct or indirect parent entity) on the date of the declaration of a Restricted Payment permitted pursuant to Section 4.07(b)(ix) hereof, multi- plied by (b) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.
“Master Agreement” has the meaning set forth in the definition of “Hedging Obligations.” “Material Real Property” means any fee-owned real property located in the United States that is owned by any Grantor and that has a fair market value in excess of $15.0 million (at the Issue Date or, with respect to fee-owned real property acquired after the Issue Date, at the time of acquisition, in each case, as reasonably estimated by the Lead Issuer in good faith).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency busi-
ness.

“Mortgage Policy” has the meaning set forth in the definition of “Collateral Requirement.”

“Mortgaged Property” means each Material Real Property with respect to which a Mortgage is granted pursuant to the terms of this Indenture and/or the Security Documents.

“Mortgages” means collectively, the deeds of trust, trust deeds, deeds to secure debt, hypothecs and mortgages made by the Grantors in favor or for the benefit of the Notes Collateral Agent creating and evidencing a Lien on a Mortgaged Property to secure the First Lien Notes Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Trustee and the Lead Issuer, and including such provisions as shall be necessary to conform such document to applicable local law and any other mortgages executed and delivered pursuant to the Security Documents, in each case, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Net Cash Proceeds” means the aggregate Cash Equivalents proceeds received in respect of any Equity Offering, sale of Equity Interests or other applicable transaction, in each case net of underwriting fees or discounts in respect in such Equity Offering, sale or other transaction.

“Net Proceeds” means the aggregate Cash Equivalents proceeds received by the Lead Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of (1) the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non- cash Consideration, including legal, accounting, consulting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commis- sions, any relocation expenses incurred as a result thereof, other fees and expenses, including survey costs, title and recordation expenses and title insurance premiums, (2) taxes, including tax distributions paid pursuant to Section 4.07(b)(xx) hereof paid or payable as a result thereof or any transactions occur- ring or deemed to occur to effectuate a payment under this Indenture (including transfer taxes, deed or mortgage recording taxes and estimated taxes payable in connection with any repatriation of funds and after taking into account any available tax credits or deductions and any tax sharing arrangements), (3) amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior In- debtedness or amounts required to be applied to the repayment of Indebtedness secured by a Lien on such assets and required (other than required by Section 4.10(b)(i) hereof) to be paid as a result of such trans- action, (4) the pro rata portion of Net Proceeds thereof (calculated without regard to this clause (4)) at- tributable to minority interests and not available for distribution to or for the account of the Lead Issuer and its Restricted Subsidiaries as a result thereof, (5) any costs associated with unwinding any related Hedging Obligations in connection with such transaction, (6) any deduction of appropriate amounts to be provided by the Lead Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Lead Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, (7) any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satis- faction of indemnities in respect of such Asset Sale or otherwise in connection with such Asset Sale; pro- vided, that upon the termination of that escrow (other than in connection with a payment in respect of any such adjustment or satisfaction of indemnities), Net Proceeds will be increased by any portion of funds in the escrow that are released to the Lead Issuer or any of its Restricted Subsidiaries and (8) the amount of any liabilities (other than Indebtedness in respect of the Senior Secured Credit Facilities and the Notes) directly associated with such asset being sold and retained by the Lead Issuer or any of its Restricted Sub- sidiaries. Any non-cash consideration received in connection with any Asset Sale that is subsequently converted to cash shall become Net Proceeds only at such time as it is so converted.

“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial report- ing purposes in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means the Initial Notes and more particularly means any Note authenticated and deliv- ered under this Indenture. Unless the context requires otherwise, all references to “Notes” for all pur- poses of this Indenture shall include any Additional Notes that are actually issued and authenticated. The Initial Notes issued by the Issuers and any Additional Notes subsequently issued under this Indenture will be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemp- tions and offers to purchase, except for certain waivers and amendments as set forth herein and except as may be required under Section 2.06(j)(xiv).

“Notes Collateral Agent” means U.S. Bank National Association, as collateral agent for the holders of the First Lien Notes Obligations under the Security Documents and any successor pursuant to the provisions of this Indenture and the Security Documents.

“Notes Secured Parties” means the Trustee, the Notes Collateral Agent and the Holders of the
Notes.

“Obligations” means any principal, interest (including any interest, fees and expenses accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest, fees and expenses are an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifica- tions, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penal- ties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documenta- tion governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated October 7, 2021, relating to the sale of the Initial Notes.

“Officer” means the Chairman of the Board, any member of the Board, the Chief Executive Of- ficer, the Chief Financial Officer, the Chief Operating Officer, the President, any Executive Vice Presi- dent, Senior Vice President, Vice President or Assistant Vice President, the General Counsel, the Treas- urer, any Assistant Treasurer, the Controller, the Secretary or any Assistant Secretary of a Person or any other officer of such Person designated by any such individuals. Unless otherwise specified, reference to an “Officer” means an Officer of the Lead Issuer.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person. Unless otherwise specified, reference to an “Officer’s Certificate” means a certificate signed on behalf of the Lead Issuer by an Officer of the Lead Issuer.

“OID Legend” means the legend required by Section 2.06(h)(iii).

“Opinion of Counsel” means a written opinion (which opinion may be subject to customary as- sumptions and exclusions) from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of, or outside counsel to, the Issuers or a Guarantor.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Pari Passu Lien Priority” means, relative to specified Indebtedness, having equal Lien priority on specified Collateral and subject to the First Lien Intercreditor Agreement.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange, in- cluding as a deposit for future purchases, of Related Business Assets or a combination of Related Busi- ness Assets and Cash Equivalents between an Issuer or any of the Issuers’ Restricted Subsidiaries and an- other Person; provided that any Cash Equivalents received must be applied in accordance with Section
4.10 hereof.

“Permitted Convertible Notes Offering” means any offering by the Lead Issuer or any of the Restricted Subsidiaries after the Issue Date of unsecured convertible notes or debentures (including by means of being a co-obligor or guarantor of convertible notes or debentures issued by a direct or indirect parent of the Lead Issuer that are convertible or exchangeable solely into Qualified Equity Interests of Holdings); provided that such notes or debentures or guarantees are permitted to be incurred herein.

“Permitted Holders” means any of (i) each of the Investors, (ii) each of the Management Stock- holders, (iii) any Person who is acting solely as an underwriter in connection with a public or private of- fering of Capital Stock of Holdings or any of its direct or indirect parent companies, acting in such capac- ity, (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing, any Holding Company, Permitted Plan or any Person or group that becomes a Permitted Holder specified in the last sentence of this definition are mem- bers and any member of such group; provided, that in the case of such group and without giving effect to the existence of such group or any other group, Persons referred to in subclauses (i) through (iii), collec- tively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of Holdings or any of its direct or indirect parent companies held by such group, (v) any Holding Company and (vi) any Permitted Plan. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made or waived in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Per- mitted Holder.

“Permitted Intercompany Activities” means any transactions (A) between or among Holdings, the Lead Issuer and its Restricted Subsidiaries that are entered into in the ordinary course of business of Holdings, the Lead Issuer and its Restricted Subsidiaries and, in the good faith judgment of the Lead Is- suer are necessary or advisable in connection with the ownership or operation of the business of Holdings, the Lead Issuer and its Restricted Subsidiaries, including, but not limited to, (a) payroll, cash manage- ment, purchasing, insurance and hedging arrangements; (b) management, technology and licensing ar- rangements; and (c) customer loyalty and rewards programs; and (B) between or among the Lead Issuer, its Restricted Subsidiaries and any Captive Insurance Subsidiary.

“Permitted Investments” means:

(a)any Investment in the Lead Issuer or any of its Restricted Subsidiaries;

(b)any Investment in Cash Equivalents or Investment Grade Securities;

(c)any Investment by the Lead Issuer or any of its Restricted Subsidiaries in a Per- son (including, to the extent constituting an Investment, in assets of a Person that represent sub- stantially all of its assets or a division, business unit or product line, including research and devel- opment and related assets in respect of any product) that is engaged directly or indirectly in a Similar Business if as a result of such Investment:

(i)such Person becomes a Restricted Subsidiary; or

(ii)such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or such division, business unit or product line) to, or is liquidated into, the Lead Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolida- tion or transfer;

(d)any Investment in securities or other assets, including earn-outs, not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 4.10(a) hereof or any other disposition of assets not constituting an As- set Sale;

(e)any Investment existing on the Issue Date or made pursuant to binding commit- ments in effect on the Issue Date or an Investment consisting of any extension, modification, re- placement, reinvestment or renewal of any such Investment or binding commitment existing on the Issue Date; provided that the amount of any such Investment may be increased in such exten- sion, modification, replacement, reinvestment or renewal only (i) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (ii) as otherwise permitted under this Indenture;

(f)any Investment acquired by the Lead Issuer or any of its Restricted Subsidiaries:

(i)consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business or consistent with past practice;

(ii)in exchange for any other Investment or accounts receivable, endorse- ments for collection or deposit held by the Lead Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitaliza- tion of the issuer of such other Investment or accounts receivable (including any trade creditor, supplier or customer); or

(iii)in satisfaction of judgments against other Persons; or

(iv)as a result of a foreclosure by the Lead Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g)Hedging Obligations permitted under Section 4.09(b)(x) hereof;

(h)any Investment in a Similar Business having an aggregate fair market value taken together with all other Investments made pursuant to this clause (h) that are at that time outstand- ing not to exceed the greater of (a) $100.0 million and (b) 17% of LTM EBITDA (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of prin- cipal, profits on sale, repayments, income and similar amounts) in respect of such investments; provided, however, that if any Investment pursuant to this clause (h) is made in any Person that is not a Restricted Subsidiary of the Lead Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursu- ant to this clause (h);

(i)Investments the payment for which consists of Equity Interests (other than Dis- qualified Stock) of the Lead Issuer or any of its direct or indirect parent companies; provided that such Equity Interests will not increase the amount available for Restricted Payments the Cumula- tive Credit;

(j)guarantees of Indebtedness permitted under Section 4.09 hereof, performance guarantees and Contingent Obligations and the creation of Liens on the assets of the Issuers or any Restricted Subsidiary in compliance with Section 4.12 hereof;

(k)any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.11(b) hereof (except transactions described in clauses (ii), (v), (x) and (xxiii) of Section 4.11(b) hereof);

(l)Investments consisting of (i) purchases or other acquisitions of inventory, sup- plies, material or equipment, (ii) the leasing, sub-leasing, licensing, sub-licensing, cross-licensing or contribution of intellectual property in the ordinary course of business or consistent with past practice or pursuant to joint marketing arrangements with other Persons or (iii) the contribution, assignment, licensing, sub-licensing or other Investment of intellectual property or other general intangibles pursuant to any Intercompany License Agreement and any other Investments made in connection therewith;

(m)Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding not to exceed the greater of (a) $150.0 million and (b) 25% of LTM EBITDA (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any re- turns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such investments; provided, however, that if any Investment pursuant to this clause (m) is made in any Person that is not a Restricted Sub- sidiary of the Lead Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (m);

(n)Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Lead Issuer are necessary or advisable to effect any Qualified Securitization Facility (including any contribution of replacement or substitute assets to such subsidiary) or any repurchase obligation in connection therewith;

(o)loans and advances to, or guarantees of Indebtedness of, future, present or former employees, directors, officers, managers, members, partners, independent contractors or consult- ants not in excess of $25.0 million outstanding at any one time;

(p)loans and advances to future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants (i) for business-related travel or entertainment expenses, moving expenses and other similar expenses or payroll ad- vances, in each case incurred in the ordinary course of business or consistent with industry prac- tices or (ii) to fund such Person’s purchase of Equity Interests of the Lead Issuer or any direct or indirect parent company thereof or in any management equity vehicle so investing in such Equity Interests;

(q)advances, loans or extensions of trade credit in the ordinary course of business or consistent with past practice by the Lead Issuer or any of its Restricted Subsidiaries;

(r)any Investment in any Subsidiary or any joint venture in connection with inter- company cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice;

(s)(i) Investments made as part of, or in connection with, the Transactions and
(ii) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice;

(t)Investments made in the ordinary course of business or consistent with past prac- tice in connection with obtaining, maintaining or renewing client contacts;

(u)Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past prac- tice;

(v)repurchases of the Notes;

(w)Investments in the ordinary course of business or consistent with past practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Ar- ticle 4 customary trade arrangements with customers consistent with past practices;

(x)Investments consisting of promissory notes issued by the Issuers or any Guaran- tor to future, present or former employees, directors, officers, managers, members, partners, inde- pendent contractors or consultants of the Lead Issuer or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Lead Issuer or any direct or indirect parent thereof, to the extent the applicable Restricted Pay- ment is permitted by Section 4.07 hereof;

(y)Investments (including debt obligations and Equity Interests) received in connec- tion with the bankruptcy or reorganization of suppliers and customers or in settlement of delin- quent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or consistent with past practice or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(z)any Investment by any Captive Insurance Subsidiary in connection with the pro- vision of insurance to the Lead Issuer or any of its Subsidiaries, which Investment is made in the ordinary course of business or consistent with past practice of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(aa)    Investments made in connection with Permitted Intercompany Activities and re- lated transactions;

(bb)    Investments made after the Issue Date in joint ventures of the Lead Issuer or any of its Restricted Subsidiaries existing on the Issue Date;

(cc)    Investments in joint ventures of the Lead Issuer or any of its Restricted Subsidi- aries, taken together with all other Investments made pursuant to this clause (cc) that are at that time outstanding not to exceed the greater of (i) $85.0 million and (ii) 14.0% of LTM EBITDA (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, re- turns of principal, profits on sale, repayments, income and similar amounts) in respect of such in- vestments;

(dd)    Investments made from casualty insurance proceeds in connection with the re- placement, substitution, restoration or repair of assets on account of a Casualty Event;

(ee)    earnest money deposits required in connection with any acquisition permitted un- der this Indenture (or similar Investments);

(ff) Investments to the extent required by applicable rules under the Exchange Act or by any governmental authority, including any Investment made in order to avoid any early warn- ing or notice requirements under such rules or requirements;

(gg)    contributions to a “rabbi” trust for the benefit of future, present or former em- ployees, directors, officers, managers, members, partners, independent contractors or consultants or other service providers or other grantor trusts subject to claims of creditors in the case of bank- ruptcy of the Lead Issuer or any of its Restricted Subsidiaries;

(hh)    Investments in or by any Subsidiary that is a broker-dealer, state chartered trust company, national trust company in connection with their “broker-dealer” business, including, without limitation, short-term equity positions maintained in its securities clearing business and margin loans to clients;

(ii)    any other Investment, so long as, after giving pro forma effect to such Invest- ment, the Consolidated Total Net Leverage Ratio shall be no greater than 2.25 to 1.00;

(jj)    Investments in Foreign Subsidiaries in connection with cash pooling arrange- ments and cash management services entered into in the ordinary course of business; and

(kk)    lease, utility and other similar deposits in the ordinary course of business.

For purposes of determining compliance with this definition, in the event that a proposed Investment (or a portion thereof) meets the criteria of clauses (a) through (kk) above, the Lead Issuer will be entitled to divide or classify or later divide or reclassify (based on circumstances existing on the date of such reclassification) such Investment (or a portion thereof) between such clauses (a) through (kk) in any manner that otherwise complies with this definition.

“Permitted Liens” means, with respect to any Person:

(a)pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance-related obligations (including, but not limited to, in respect of de- ductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnifica- tion obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith de- posits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the pay- ment of rent, in each case incurred in the ordinary course of business or consistent with past prac- tice;

(b)Liens imposed by law, such as landlords’, carriers’, warehousemen’s, material- men’s, repairmen’s, mechanics’ and other similar Liens, in each case for sums not yet overdue for a period of more than 60 days or, if more than 60 days overdue, that are unfiled and no other ac- tion has been taken to enforce such Lien or that are being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if ade- quate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(c)Liens for taxes, assessments or other governmental charges (including any Lien imposed by any pension authority or similar Liens) not yet overdue for a period of more than 60 days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(d)Liens in favor of issuers of performance, surety, bid, indemnity, warranty, re- lease, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers acceptances issued, and completion guarantees provided for, in each case, issued pur- suant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(e)minor survey exceptions, minor encumbrances, ground leases, easements or res- ervations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially interfere with the ordinary conduct of the business of the Lead Issuer or any of its Restricted Subsidiaries, taken as a whole, and excep- tions on title policies insuring Liens granted on Mortgaged Properties or any other collateral;

(f)Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (iv), (ix), (xiii), (xiv), (xxi), (xxviii),
(xxv) or (xxiii) of Section 4.09(b) hereof; provided that (i) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock to be incurred pursuant to clause (iv) of Section 4.09(b) hereof extend only to the assets so purchased, leased, expanded, constructed, in- stalled, replaced, repaired or improved (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof); provided, further, that individual financings of assets provided by one lender or group of lenders may be cross-collateralized to other financings of assets by such lender or group of lenders; (ii) Liens securing Obligations relat- ing to any Indebtedness permitted to be incurred pursuant to clause (xiii) of Section 4.09(b) hereof relate only to Obligations relating to Refinancing Indebtedness that (x) is secured by Liens on all or a portion of the same assets or the same categories or types of assets as the assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replace- ments of any thereof) that secured the Indebtedness being refinanced or (y) extends, replaces, re- funds, refinances, renews or defeases Indebtedness incurred or Disqualified Stock or Preferred Stock issued under clauses (iii) (solely to the extent such Indebtedness was secured by a Lien prior to such refinancing), or (iv) of Section 4.09(b) hereof; (iii) Liens securing Indebtedness per- mitted to be incurred pursuant to Section 4.09(b)(xiv)(B) shall only be permitted if such Liens are limited to all or a part of the same property or assets, including Capital Stock acquired (plus im- provements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof), or of a Person acquired or merged or consolidated with or into the Lead Issuer or any Restricted Subsidiary, in any transaction to which such Indebtedness relates; (iv) Liens secur- ing Indebtedness permitted to be incurred pursuant to Section 4.09(b)(xiv)(A) shall only be per- mitted if the Consolidated First Lien Net Leverage Ratio determined on a pro forma basis would be no greater than (x) 2.25 to 1.00 or (y) the Consolidated First Lien Net Leverage Ratio immedi- ately prior thereto; (v) Liens securing Indebtedness permitted to be incurred pursuant to Section 4.09(b)(xxi) shall only extend to the assets subject to such vendor financing or the receivables of payables subject to such factoring (as the case may be); and (vi) Liens securing Indebtedness per- mitted to be incurred pursuant to clauses (xxiii) and (xxv) of Section 4.09(b) hereof shall only be permitted if such Liens extend only to the assets of Restricted Subsidiaries of the Lead Issuer that are not an Issuer or a Guarantor (plus improvements, accessions, proceeds or dividends or distri- butions in respect thereof, or replacements of any thereof);

(g)Liens existing on the Issue Date (excluding Liens securing the Senior Secured Credit Facilities), including Liens securing any Refinancing Indebtedness of any Indebtedness secured by such Liens;

(h)Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property or other assets owned by the Lead Issuer or any of its Restricted Subsidiaries;

(i)Liens on property or other assets at the time the Lead Issuer or a Restricted Sub- sidiary acquired the property or such other assets, including any acquisition by means of a mer- ger, amalgamation or consolidation with or into the Lead Issuer or any of its Restricted Subsidiar- ies; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided, further, that the Liens may not extend to any other property owned by the Lead Issuer or any of its Restricted Subsidiar-
ies;

(j)Liens securing Obligations relating to any Indebtedness or other obligations of the Lead Issuer or a Restricted Subsidiary owing to the Lead Issuer or another Restricted Subsidi- ary permitted to be incurred in accordance with Section 4.09 hereof;

(k)Liens securing (x) Hedging Obligations and (y) obligations in respect of Bank Products;

(l)Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar trade obligations in respect of bankers’ ac- ceptances or documentary letters of credit issued or created for the account of such Person to fa- cilitate the purchase, shipment or storage of such inventory or other goods;

(m)leases, sub-leases, licenses or sub-licenses granted to others in the ordinary course of business or consistent with past practice which do not materially interfere with the ordi- nary conduct of the business of the Lead Issuer or any of its Restricted Subsidiaries, taken as a whole;

(n)Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the Lead Issuer and its Restricted Subsidiaries in the ordinary course of business or consistent with industry practice or purported Liens evidenced by the filing of precautionary Uniform Commercial Code (or equiv- alent statute) financing statements or similar public filings;

(o)Liens in favor of an Issuer or any Guarantor;

(p)Liens on vehicles or equipment of the Lead Issuer or any of its Restricted Subsid- iaries granted in the ordinary course of business or consistent with past practice;

(q)Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility or in connection with vendor financings and receivables programs in the ordinary course of business;

(r)Liens to secure any modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement (or successive refinancing, refunding, restatements, exchange, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Permitted Lien referred to in the foregoing clauses (f), (g), (h) and (i) above, this clause (r) and clauses (mm) and (qq) below; provided that (i) such new Lien shall be limited to all or a part of the same assets or the same categories or types of assets as the assets (plus improvements, acces- sions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) that secured the original Lien, and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h) and (i) above, this clause (r) and clauses (mm) and (qq) below at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay any fees and expenses (including original issue discount, upfront fees or similar fees) and premiums (including tender premiums) and accrued and unpaid interest, related to such modification, refinancing, refunding, extension, renewal or replacement;

(s)deposits made or other security provided in the ordinary course of business or consistent with past practice to secure liability to insurance carriers;

(t)Liens securing obligations in an aggregate principal amount outstanding which does not exceed the greater of (a) $200.0 million and (b) 33% of LTM EBITDA (in each case, determined as of the date of such incurrence) provided any Lien allocated to this clause (t) may be reallocated by the Lead Issuer such that it ceases to be deemed allocated for purposes of this clause (t) but is instead deemed incurred under clause (mm) from and after the first date which the Issuers or such Restricted Subsidiary could have incurred such Lien under clause (mm) at such date without reliance on this clause (t);

(u)security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business or consistent with past practice;

(v)Liens securing judgments for the payment of money not constituting an Event of Default under clause (v) of Section 6.01(a) hereof;

(w)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or consistent with past practice;

(x)Liens (i) of a collection bank arising under Section 4-210 of the Uniform Com- mercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or consistent with past practice, and (iii) in favor of banking or other financial institutions arising as a matter of law or under general terms and conditions encumber- ing deposits or other funds maintained with a financial institution (including the right of set-off) and which are within the general parameters customary in the banking industry;

(y)Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.09 hereof;

(z)Liens encumbering reasonable customary deposits and margin deposits and simi- lar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the or- dinary course of business or consistent with past practice and not for speculative purposes;

(aa)    Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of In- debtedness, (ii) relating to pooled deposit or sweep accounts of the Lead Issuer or any of its Re- stricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordi- nary course of business of the Lead Issuer and its Restricted Subsidiaries or consistent with past practice or (iii) relating to purchase orders and other agreements entered into with customers of the Lead Issuer or any of its Restricted Subsidiaries in the ordinary course of business or con- sistent with past practice;

(bb)    Liens securing obligations owed by the Lead Issuer or any Restricted Subsidiary to any lender under the Senior Secured Credit Facilities or any Affiliate of such a lender in re- spect of any overdraft and related liabilities arising from treasury, depository and cash manage- ment services or any automated clearing house transfers of funds;

(cc)    any encumbrance or restriction (including put and call arrangements) with re- spect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(dd) Liens arising out of conditional sale, title retention, consignment or similar ar- rangements for the sale or purchase of goods entered into by the Lead Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;

(ee) Liens solely on any cash earnest money deposits made by the Lead Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permit- ted by this Indenture;

(ff) ground leases in respect of real property on which facilities owned or leased by the Lead Issuer or any of its Subsidiaries are located;

(gg) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(hh) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(ii)    Liens on the assets of non-guarantor Restricted Subsidiaries securing Indebted- ness of such Subsidiaries that were permitted by the terms of this Indenture to be incurred;

(jj)    Liens on (i) cash advances or Cash Equivalents in favor of (x) the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment or (y) the buyer of any property to be disposed of to secure obligations in respect of indemnification, termination fee or similar seller obligations and (ii) con- sisting of an agreement to dispose of any property in a disposition, in each case, solely to the ex- tent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(kk)    any interest or title of a lessor, sub-lessor, franchisor, licensor or sub-licensor or secured by a lessor’s, sub-lessor’s, franchisor’s, licensor’s or sub-licensor’s interest under leases or licenses entered into by the Lead Issuer or any of the Restricted Subsidiaries in the ordinary course of business or consistent with past practice or, with respect to intellectual property, soft- ware and other technology licenses that is not material to the conduct of the business of the Lead Issuer or its Restricted Subsidiaries, taken as a whole;

(ll)    deposits of cash with the owner or lessor of premises leased and operated by the Lead Issuer or any of its Subsidiaries in the ordinary course of business of the Lead Issuer and such Subsidiary or consistent with past practice to secure the performance of the Lead Issuer’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(mm)    Liens securing Indebtedness secured by the Collateral so long as (i) if such In- debtedness is secured by the Collateral on a pari passu basis to the Liens securing the Obligations under the Notes, immediately after giving effect to the incurrence of the Indebtedness secured by such Liens and the use of proceeds thereof, the Consolidated First Lien Net Leverage Ratio on a pro forma basis is not greater than 3.25 to 1.00; provided that a representative acting on behalf of the holders of such Indebtedness shall have become party to the Junior Lien Intercreditor Agree- ment (if any) as a “Senior Representative” (or similar term, in each case, as defined in the Junior Lien Intercreditor Agreement), if applicable, and the First Lien Intercreditor Agreement and (ii) if such Indebtedness is secured by the Collateral on a junior basis to the Liens securing the Obliga- tions under the Notes, immediately after giving effect to the incurrence of the Indebtedness se-

cured by such Liens and the use of proceeds thereof, the Consolidated Secured Net Leverage Ra- tio on a pro forma basis is not greater than 4.00 to 1.00; provided that a representative acting on behalf of the holders of such Indebtedness shall have become party to the Junior Lien Intercredi- tor Agreement as a “Junior Priority Representative” (or similar term, in each case, as defined in the Junior Lien Intercreditor Agreement);

(nn)    Liens securing obligations in respect of (1) Indebtedness and other Obligations permitted to be incurred under one or more Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of this Indenture to be incurred pursuant to Sec- tion 4.09(b)(i) and (2) obligations of the Lead Issuer or any Subsidiary in respect of any Bank Products or Hedging Obligation provided by any lender party to any Credit Facility or any Affili- ate of such lender (or any Person that was a lender or an Affiliate of a lender at the time the appli- cable agreements pursuant to which such Bank Products are provided were entered into);

(oo) Liens on assets deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets if such sale is otherwise per- mitted under this Indenture;

(pp)    Liens on any funds or securities held in escrow accounts or similar arrangements established for the purpose of holding proceeds from issuances of debt securities or incurrences of other Indebtedness by the Lead Issuer or any of its Restricted Subsidiaries issued after the Issue Date, together with any additional funds required in order to fund any payment of interest or pre- mium or discount on such Indebtedness (or any costs related to the issuance or incurrence of such Indebtedness), mandatory redemption or sinking fund payment on such debt securities or other Indebtedness;

(qq)    Liens securing the Notes (other than any Additional Notes) and the related Guar-
antees'
(rr)    Liens on assets securing any Indebtedness owed to any Captive Insurance Sub-
sidiary by an Issuer or any Restricted Subsidiary; and

(ss) Liens on assets of any Subsidiary that is a broker-dealer, state chartered trust company or national trust company securing broker-dealer financing incurred in the ordinary course of business or consistent with past practice.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness. In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Lead Issuer in its sole discretion may di- vide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this Indenture and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of “Permitted Lien” to which such Permitted Lien has been clas- sified or reclassified.

“Permitted Plan” means any employee benefits plan of the Lead Issuer or any of its Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Person” means any individual, corporation, limited liability company, partnership (including a limited partnership), joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Pledged Intercompany Debt” means all debt owing to the Issuers or any Subsidiary Guarantor from any Restricted Subsidiary.

“Preferred Stock ” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.
“primary obligations” has the meaning set forth in the definition of “Contingent Obligations.” “primary obligor” has the meaning set forth in the definition of “Contingent Obligations.” “Private Placement Legend” means the legend set forth in Section 2.06(h)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this In-
denture.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the ac- quisition, leasing, construction or improvement of property (real or personal) or assets, and whether ac- quired through the direct acquisition of such property or assets, or otherwise (including through the pur- chase of Capital Stock of any Person owning such property or assets).

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility (i) constituting a securiti- zation financing facility that meets the following conditions: (A) the Board or management of the Lead Issuer or any direct or indirect parent entity shall have determined in good faith that such Securitization Facility is in the aggregate economically fair and reasonable to the Lead Issuer, and (B) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by the Lead Issuer) or (ii) constituting a receiva- bles or payables financing or factoring facility.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rat- ing on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Lead Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Record Date” means, for the interest payable on any applicable Interest Payment Date, the April 15 and October 15 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Per- manent Global Note, as applicable.

“Regulation S Permanent Global Note ” means a permanent Global Note, substantially in the form of Exhibit A-1, bearing the Global Note Legend, as applicable, and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the applicable Depositary or its nomi- nee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the applicable Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note, substantially in the form of Exhibit A-1 hereto, as the case may be, bearing the Global Note Legend, and the Private Place- ment Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of, and registered in the name of, the applicable Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(h)(iv) hereof.

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Simi- lar Business or any securities of a Person received by the Lead Issuer or a Restricted Subsidiary in ex- change for assets transferred by the Lead Issuer or a Restricted Subsidiary; provided that any such securi- ties shall not be deemed to be Related Business Assets, unless upon receipt of the securities of such Per- son, such Person would become a Restricted Subsidiary.

“Responsible Officer” means, when used with respect to the Trustee or Notes Collateral Agent, any officer within the corporate trust department of the Trustee, including any managing director, direc- tor, vice president, assistant vice president, assistant secretary, associate assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is re- ferred because of such Person’s knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Indenture.

Restricted Definitive Note” means a Definitive Note bearing, or that is required to bear, the Pri- vate Placement Legend.

“Restricted Global Note” means a Global Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means, in respect of any Note issued under Regulation S, the 40-day distri- bution compliance period as defined in Regulation S applicable to such Note.

“Restricted Subsidiary” means, with respect to any Person, at any time, any direct or indirect Subsidiary of such Person (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.” Unless the context otherwise requires, any references to Restricted Subsidiary refer to a Restricted Subsidiary of the Lead Issuer and shall include CSLS.

“Rule 144” means Rule 144 promulgated under the Securities Act. “Rule 144A” means Rule 144A promulgated under the Securities Act. “Rule 903” means Rule 903 promulgated under the Securities Act. “Rule 904” means Rule 904 promulgated under the Securities Act.
“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Lead Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Lead Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing (whether accounted for under GAAP as a Financing Lease Obligation or otherwise).
“SEC” means the U.S. Securities and Exchange Commission, or any successor thereto. “Secured Indebtedness” means any Indebtedness of the Lead Issuer or any of its Restricted Sub-
sidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment, other assets customarily included in a Securitization Facility that are related to any of the foregoing and any other assets subject to a Qualified Securitization Facility and the proceeds thereof.

“Securitization Facility” means any of one or more receivables, factoring or securitization fi- nancing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Lead Issuer or any of its Re- stricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which the Lead Issuer or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable, payables or other Securitization Assets to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Sub- sidiary that in turn sells its accounts receivable, payable or Securitization Assets to a Person that is not a Restricted Subsidiary.
“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely en- gages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Security Agreement” means that certain Security Agreement, dated as of the Issue Date, among the Issuers, the Guarantors and the Notes Collateral Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Security Documents” means, collectively, the First Lien Intercreditor Agreement, the Security Agreement, the Holdings Pledge Agreement, other security or intercreditor agreements relating to the Collateral and the Mortgages filed and recorded in appropriate jurisdictions where the Mortgaged Prop- erty is located to preserve and protect the Liens on the Collateral (including, without limitation, financing statements under the Uniform Commercial Code of the relevant states applicable to the Collateral), each for the benefit of the Notes Collateral Agent, as amended, amended and restated, modified, renewed or replaced from time to time.

“Senior Indebtedness” means:

(a)all Indebtedness of the Issuers or any Guarantor outstanding under the Senior Se- cured Credit Facilities and the Notes and related guarantees (including interest accruing on or af- ter the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issu- ers or any Guarantor (at the rate provided for in the documentation with respect thereto, regard- less of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obli- gations of the Issuers or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(b)all (x) Hedging Obligations (and guarantees thereof) and (y) obligations in re- spect of Bank Products (and guarantees thereof) owing to a lender under the Senior Secured Credit Facilities or any Affiliate of such lender (or any Person that was a lender or an Affiliate of such lender at the time the applicable agreement giving rise to such Hedging Obligation was en- tered into); provided that such Hedging Obligations and obligations in respect of Bank Products, as the case may be, are permitted to be incurred under the terms of this Indenture;

(c)any other Indebtedness of the Issuers or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is in- curred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(d)all Obligations with respect to the items listed in the preceding clauses (a), (b) and (c); provided that Senior Indebtedness shall not include:

(i)    any obligation of such Person to the Lead Issuer or any of its Subsidiar-
ies;
(ii)any liability for federal, state, local or other taxes owed or owing by such
Person

(iii)any accounts payable or other liability to trade creditors arising in the or- dinary course of business;

(iv)any Indebtedness or other Obligation of such Person which is subordi- nate or junior in right of payment to any other Indebtedness or other Obligation of such Person; or

(v)that portion of any Indebtedness which at the time of incurrence is in- curred in violation of this Indenture.

“Senior Secured Credit Facilities” means the Credit Agreement, dated on or about the Issue Date, among the Issuers, the guarantors named therein and Bank of America, N.A., as administrative agent, collateral agent, swing line lender and L/C issuer, and the other agents and lenders named therein, including any guarantees, collateral documents, instruments and agreements executed in connection there- with, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof and any one or more indentures, agreements, credit facilities or com- mercial paper facilities with banks or other institutional lenders or investors that replace, refund, supple- ment or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture or agreement that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09 hereof) or adds the Lead Issuer or any Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or holders.

“Senior Secured Credit Facility Obligations” means “Obligations” (as defined in the Senior Secured Credit Facilities).

“Senior Secured Credit Facility Secured Parties” means “Secured Parties” (as defined in the Senior Secured Credit Facilities).

“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Senior Secured Credit Facility Secured Parties (in their capacities as such), (ii) the Notes Secured Parties (in their capac- ity as such) and (iii) the Additional First Lien Secured Parties that become subject to the First Lien Inter- creditor Agreement after the Issue Date that are represented by a common representative (in its capacity as such for such Additional First Lien Secured Parties) and (b) with respect to any First Lien Obligations, each of (i) the Senior Secured Credit Facility Obligations, (ii) the First Lien Notes Obligations and (iii) the Additional First Lien Obligations incurred pursuant to any applicable agreement, which, pursuant to any joinder agreement, are to be represented under the First Lien Intercreditor Agreement by a common representative (in its capacity as such for such Additional First Lien Obligations).
“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidi- ary” as defined in Article 1, Rule 1-02, clauses(w)(1) or (2) of Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date; provided that a Subsidiary (or group of Subsidiaries) shall not constitute a Significant Subsidiary if such Subsidiary’s or group of Subsidiaries’ revenue (excluding any revenue generated from Holdings, the Issuers and other Subsidiaries of the Issu- ers) represents less than 2.5% of the consolidated revenue of the Lead Issuer and its Restricted Subsidiar- ies, as reported in the most recent set of financial statements provided under the covenant described under Section 4.03.

“Similar Business” means (a) any business conducted or proposed to be conducted by the Lead Issuer or any of its Restricted Subsidiaries on the Issue Date, and any reasonable extension thereof, or (b) any business or other activities that are reasonably similar, ancillary, incidental, complementary, synergis- tic or related to, or a reasonable extension, development or expansion of, the businesses in which the Lead Issuer and its Restricted Subsidiaries are engaged or propose to be engaged on the Issue Date.

“Subordinated Indebtedness” means, with respect to the Notes,

(1)any Indebtedness of the Issuers which is by its terms subordinated in right of pay- ment to the Notes, and

(2)any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(a)any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total vot- ing power of shares of Capital Stock entitled (without regard to the occurrence of any contin-

gency) to vote in the election of directors, managers or trustees thereof is at the time of determi- nation owned or controlled, directly or indirectly, by such Person or one or more of the other Sub- sidiaries of that Person or a combination thereof; and

(b)any partnership, joint venture, limited liability company or similar entity of which:

(i)more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiar- ies of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise; and

(ii)such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

For the avoidance of doubt, unless otherwise specified, any entity that is owned at a 50% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Indenture, regardless of whether such entity is consolidated on the Lead Issuer’s or any Restricted Subsidiary’s financial state- ments. For all purposes under this Indenture, no pooled investment vehicle, investment company (or se- ries thereof), collective investment scheme, investment fund, managed account or société d’investisse- ment à capital variable for collective investment by bona fide third parties for which and for so long as the Lead Issuer or any of its Subsidiaries or Affiliates serves as general partner, managing member, invest- ment manager, investment adviser or sub-adviser or sponsor, as applicable, shall be considered a “Subsid- iary” for any purpose under this Indenture, regardless of whether such entity is consolidated on the Lead Issuer’s or any Restricted Subsidiary’s financial statements. Unless the context otherwise requires, any references to Subsidiary refer to a Subsidiary of the Lead Issuer.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Lead Issuer, if any, that Guar- antees the Notes in accordance with the terms of this Indenture; provided that upon release or discharge of such Restricted Subsidiary from its Guarantee in accordance with this Indenture, such Restricted Subsidi- ary ceases to be a Subsidiary Guarantor.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity con- tracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or for- ward bond or forward bond price or forward bond index transactions, interest rate options, forward for- eign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap trans- actions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar trans- actions or any combination of any of the foregoing (including any options to enter into any of the forego- ing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and condi- tions of, or governed by, any form of master agreement published by the International Swaps and Deriva- tives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agree- ment (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap Contract.

“Taxes” shall mean all present and future taxes, levies, imposts, deductions, charges, duties, as- sessments and withholdings and any charges of a similar nature (including interest, additions to tax and penalties with respect thereto) that are imposed by any government or other taxing authority.

“Transaction Expenses” means any fees or expenses incurred or paid by the Investors, the Lead Issuer or any of its (or their) Affiliates in connection with the Transactions (including payments to future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants as change of control payments, severance payments, consent payments, special or retention bonuses and charges for repurchase or rollover, acceleration or payments of, or modifications to, stock option or other equity-based awards, expenses in connection with hedging transactions related to the Sen- ior Secured Credit Facilities and any original issue discount or upfront fees), this Indenture, the Notes, the Security Documents, the Loan Documents (as defined in the Senior Secured Credit Facilities) and the transactions contemplated hereby and thereby.

“Transactions” means the issuance of the Notes and the Guarantees on the Issue Date, the bor- rowings under the Senior Secured Credit Facilities on or prior to the Issue Date, the refinancing of the Ex- isting Credit Agreement, the payment of Transaction Expenses and other transactions contemplated thereby or in connection therewith or incidental thereto as described in the Offering Memorandum.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa- 77bbbb).

“Trustee” means U.S. Bank National Association, as trustee, until a successor replaces it in ac- cordance with the applicable provisions of this Indenture and thereafter means the successor serving here- under.

“Uniform Commercial Code” or “UCC” means (i) the Uniform Commercial Code or any suc- cessor provision thereof as the same may from time to time be in effect in the State of New York or (ii) the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it applies to any item or items of Collateral. References in this Indenture and the other Security Documents to spe- cific sections of the Uniform Commercial Code are based on the Uniform Commercial Code as in effect in the State of New York on the Issue Date. In the event such Uniform Commercial Code is amended or another Uniform Commercial Code described in clause (ii) is applicable, such section reference shall be deemed to be references to the comparable section in such amended or other Uniform Commercial Code.

“Unrestricted Definitive Note ” means one of more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Ex- hibit A-1 hereto, bearing the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the applicable Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(a)any Subsidiary of the Lead Issuer which at the time of determination is an Unre- stricted Subsidiary (as designated by the Lead Issuer, as provided below); and

(b)any Subsidiary of an Unrestricted Subsidiary.

The Lead Issuer may designate any Subsidiary of the Lead Issuer (including any existing Subsidi- ary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Lead Issuer or any Subsidiary of the Lead Issuer (other than solely any Sub- sidiary of the Subsidiary to be so designated); provided that either (a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (b) if the Subsidiary to be so designated has total consoli- dated assets in excess of $1,000, such designation complies with Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Lead Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Lead Issuer will be in Default of Section 4.09 hereof.

The Lead Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; pro- vided that, immediately after giving effect to such designation, (i) no Default shall have occurred and be continuing and (ii) (x) any outstanding Indebtedness of such Unrestricted Subsidiary would be permitted to be incurred by a Restricted Subsidiary under Section 4.09 hereof (including pursuant to clause (xiv) of Section 4.09(b) hereof treating such redesignation as an acquisition for the purpose of such clause) and shall be deemed to be incurred thereunder and (y) all Liens encumbering the assets of such Unrestricted Subsidiary would be permitted to be incurred by a Restricted Subsidiary under Section 4.12 hereof and shall be deemed to be incurred thereunder, in each case calculated on a pro forma basis as if such designa- tion had occurred at the beginning of the applicable reference period.

Any such designation by the Lead Issuer shall be notified by the Lead Issuer or the Issuers to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of the Lead Issuer or any direct or indirect parent of the Lead Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than
U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of
U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Ex- change Rates” column under the heading “Currency Trading” on the date two business days prior to such determination.

“U.S. Government Securities” means securities that are:

(a)direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b)obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also in- clude a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custo- dian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such de- pository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or inter- est on the U.S. Government Securities evidenced by such depository receipt.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock ” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(a)the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(b)the sum of all such payments;

provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased (the “Applicable Indebted- ness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable extension, replacement, refunding, refinancing, renewal or defeasance shall be dis- regarded.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person and/or by one or more Wholly Owned Subsidiaries of such Person.

Section 1.02.    Other Definitions.

Term	Defined in Section
“Acceptable Commitment”..................................................................................	4.10(b)
“Action” ..........................................................................................................	12.07(v)
“Advance Offer” ...............................................................................................	4.10(c)
“Advance Portion” ............................................................................................	4.10(c)
“Affiliate Transaction” .......................................................................................	4.11(a)
“Alternate Offer” ..............................................................................................	4.14(k)
“Applicable AML Law”......................................................................................	13.17
“Applicable Premium Deficit” .............................................................................	8.04(a)
“Asset Sale Offer” .............................................................................................	4.10(c)
“Authentication Agent”.......................................................................................	2.02
“Authentication Order”.......................................................................................	2.02
“CERCLA” ......................................................................................................	12.07(q)
“Change of Control Offer” ..................................................................................	4.14
“Change of Control Payment”..............................................................................	4.14
“Change of Control Payment Date” ......................................................................	4.14(b)
“Collateral Advance Offer” ................................................................................	4.10(c)
“Collateral Advance Portion” ..............................................................................	4.10(c)
“Collateral Asset Sale Offer” ..............................................................................	4.10(c)

Term	Defined in Section
“Collateral Excess Proceeds” ..............................................................................	4.10(c)
“Collateral Excess Proceeds Threshold” ...............................................................	4.10(c)
“Covenant Defeasance” ......................................................................................	8.03
“Covenant Suspension Event”..............................................................................	4.17(a)
“Cumulative Credit” ..........................................................................................	4.07(a)(iv)(B)
“Declined Collateral Proceeds” ...........................................................................	4.10(c)
“Declined Proceeds” .........................................................................................	4.10(c)
“DTC” .............................................................................................................	2.03
“ERISA”...........................................................................................................	2.06(h)
“Event of Default” .............................................................................................	6.01(a)
“Exchange” ......................................................................................................	4.19
“Excess Proceeds”.............................................................................................	4.10(c)
“Excess Proceeds Threshold” .............................................................................	4.10(c)
“Foreign Disposition” .........................................................................................	4.10(b)
“Increased Amount”...........................................................................................	4.12
“Indemnified Parties” .........................................................................................	7.06
“incur” and “incurrence”.....................................................................................	4.09(a)
“Legal Defeasance” ...........................................................................................	8.02
“Note Register” .................................................................................................	2.03
“Notice” ...........................................................................................................	13.01
“Offer Amount”.................................................................................................	3.08(b)
“Offer Period”...................................................................................................	3.08(b)
“Pari Passu Indebtedness”...................................................................................	4.10(c)
“Paying Agent”..................................................................................................	2.03
“Purchase Date” ................................................................................................	3.08(b)
“Redemption Date” ............................................................................................	3.01
“Refinancing Indebtedness” ................................................................................	4.09(b)(xiii)
“Refunding Capital Stock”..................................................................................	4.07(b)(ii)
“Registrar”........................................................................................................	2.03
“Related Person” ..............................................................................................	12.07(b)
“Reserved Indebtedness Amount” .......................................................................	4.09(c)(vi)
“Restricted Payments”........................................................................................	4.07(a)
“Reversion Date” ...............................................................................................	4.17(c)
“Second Commitment”.......................................................................................	4.10(b)
“Security Document Order” ...............................................................................	12.07(r)
“Subject Lien” ..................................................................................................	4.12
“Successor Company”........................................................................................	5.01(a)
“Successor Person”............................................................................................	5.01(f)
“Suspended Covenants”......................................................................................	4.17(a)
“Suspension Date” .............................................................................................	4.17(a)
“Suspension Period” ..........................................................................................	4.17(c)
“Transfer Agent” ...............................................................................................	2.03
“Treasury Capital Stock” ....................................................................................	4.07(b)(ii)

Section 1.03.    Rules of Construction. Unless the context otherwise requires:

(a)a term has the meaning assigned to it;

(b)an accounting term not otherwise defined has the meaning assigned to it in ac- cordance with GAAP;

(c)“or” is not exclusive;

(d)the words “including,” “includes” and similar words shall be deemed to be fol- lowed by “without limitation”;

(e)words in the singular include the plural, and in the plural include the singular;

(f)“shall” and “will” shall be interpreted to express a command;

(g)provisions apply to successive events and transactions;

(h)references to sections of, or rules, forms or regulations under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules, forms or regulations adopted by the SEC from time to time;

(i)unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(j)the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivi- sion;

(k)the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuers dated such date prepared in accordance with GAAP;

(l)words used herein implying any gender shall apply to both genders;

(m)in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”;

(n)the principal amount of any Preferred Stock at any time shall be (i) the maximum liquidation value of such Preferred Stock at such time or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock at such time, whichever is greater;

(o)where any notice, order, certification, filing or determination is required under this Indenture to be given or made (as the case may be) by the “Issuer” or “Issuers,” such notice, order, certification, filing or determination may be given or made (as the case may be) by the Lead Issuer instead; and

(p)Indebtedness or other obligations shall not be deemed to be “subordinated” to other Indebtedness or obligations due to such Indebtedness or other obligations being unsecured or secured by collateral by liens of lower priority to such other Indebtedness or obligations.

Section 1.04.    Acts of Holders.

(a)Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly ap- pointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly re-
quired, to the Lead Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 hereof) conclusive in favor of the Trustee and the Lead Issuer, if made in the manner provided in this Section 1.04.

(b)The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on be- half of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)The ownership of Notes shall be proved by the Note Register.

(d)Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note is- sued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Lead Issuer in reliance thereon, whether or not no- tation of such action is made upon such Note.

(e)The Lead Issuer may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Lead Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 10 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f)Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.04(f) shall have the same ef- fect as if given or taken by separate Holders of each such different part.

(g)Without limiting the generality of the foregoing, a Holder, including DTC, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direc- tion, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and any Person that is a Holder of a Global Note, including DTC, may provide its proxy or prox- ies to the beneficial owners of interests in any such Global Note through such Depositary’s standing in- structions and customary practices.

(h)The Lead Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of DTC to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authoriza- tion, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other ac- tion shall be valid or effective if made, given or taken more than 120 days after such record date.

Section 1.05.    Timing of Payment. Notwithstanding anything herein to the contrary, if the date on which any payment is to be made pursuant to this Indenture or the Notes is not a Business Day, the payment otherwise payable on such date shall be payable on the next succeeding Business Day with the same force and effect as if made on such scheduled date and (provided such payment is made on such succeeding Business Day) no interest shall accrue on the amount of such payment from and after such scheduled date to the time of such payment on such next succeeding Business Day and the amount of any such payment that is an interest payment will reflect accrual only through the original payment date and not through the next succeeding Business Day.

Section 1.06.    Certain Compliance Calculations. For purposes of (i) determining compliance with any provision of this Indenture which requires the calculation of financial ratios or measures (includ- ing the Consolidated First Lien Net Leverage Ratio, the Fixed Charge Coverage Ratio or the Consolidated Total Net Leverage Ratio), (ii) determining compliance with representations, warranties, defaults or events of default or (iii) testing availability under baskets set forth in this Indenture (including baskets measured as a percentage of total assets or EBITDA or LTM EBITDA), in each case in connection with a specified transaction or event (each, a “Specified Transaction”), this Indenture shall include provisions to the effect that, at the option of the Lead Issuer, such determination may be made (1) at the time the de- finitive agreement with respect to such Specified Transaction has been signed, (2) at the time such Speci- fied Transaction is consummated or (3) at the time an irrevocable notice of repayment of Indebtedness is issued in connection with such Specified Transaction; provided that, in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Specified Transac- tion prior to the earlier of (x) the date on which such Specified Transaction is consummated and (y) the date that the definitive agreement for such Specified Transaction is terminated, expires or passes, as appli- cable, without consummation of such Specified Transaction, any such ratio, test or basket shall be deter- mined or tested giving pro forma effect to such Specified Transaction.

Notwithstanding anything to the contrary herein, in the event an item of Indebtedness, Disquali- fied Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio basket based on the Fixed Charge Coverage Ratio, Consol- idated First Lien Net Leverage Ratio or Consolidated Total Net Leverage Ratio, such ratio(s) shall be cal- culated with respect to such incurrence, issuance or other transaction without giving effect to amounts be- ing utilized under any other basket (other than a ratio basket based on the Fixed Charge Coverage Ratio, Consolidated First Lien Net Leverage Ratio or Consolidated Total Net Leverage Ratio) on the same date. Each item of Indebtedness, Disqualified Stock or Preferred Stock that is incurred or issued, each Lien in- curred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant Fixed Charge Coverage Ratio, Consolidated First Lien Net Leverage Ratio or Consolidated Total Net Leverage Ratio test.

Notwithstanding anything to the contrary herein, in the event an item of Indebtedness, Disquali- fied Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio basket based on the Fixed Charge Coverage Ratio, Consol- idated First Lien Net Leverage Ratio or Consolidated Total Net Leverage Ratio, such ratio(s) shall be cal- culated without regard to the incurrence of any Indebtedness under any revolving facility or letter of credit facility immediately prior to or in connection therewith.

Any calculation or measure that is determined with reference to the Lead Issuer’s financial state- ments (including, without limitation, EBITDA, Consolidated Interest Expense, Consolidated Net Income, Consolidated First Lien Net Leverage Ratio, Consolidated Total Net Leverage Ratio, Fixed Charge Cov- erage Ratio, Fixed Charges, and the Cumulative Credit may be determined with reference to the financial statements of a direct or indirect parent entity of the Lead Issuer instead, so long as such parent entity does not hold any material assets other than, directly or indirectly, the Equity Interests of the Lead Issuer (as determined in good faith by the Lead Issuer).

Section 1.07.    Trust Indenture Act. Whenever this Indenture refers specifically to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture. Unless specifically referred to in this Indenture, the Trust Indenture Act shall not apply to this Indenture. The interpretation of terms used in this Indenture that are not otherwise defined and are used or defined in the Trust Indenture Act shall not be influenced by the meanings ascribed to them by the Trust Indenture Act.

ARTICLE 2 THE NOTES

Section 2.01.    Form and Dating; Terms.

(a)General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A-1 hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be issued in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

(b)Global Notes. Notes issued in global form shall be substantially in the form of Exhibit
A-1 hereto, including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto. Notes issued in definitive form shall be substantially in the form of Ex- hibit A-1 hereto, but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto. Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemp- tions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggre- gate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Cus- todian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as re- quired by Section 2.06 hereof.

(c)Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be is- sued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as Custodian for the Depositary and registered in the name of the Depositary, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided.

Following the termination of the applicable Restricted Period, the Regulation S Temporary Global Note Legend shall be deemed removed from the Regulation S Temporary Global Note, following which temporary beneficial interests in the Regulation S Temporary Global Note shall automatically be- come beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Proce- dures.

The aggregate principal amount of a Regulation S Temporary Global Note and a Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the rec- ords of the Registrar, the Trustee and/or the Paying Agent and the applicable Depositary or their respec- tive nominees, as the case may be, in connection with transfers of interest as hereinafter provided.

(d)Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors, the Agents and the Trustee, by their execution and delivery of this Indenture, or a supplemental indenture to this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuers pursuant to an Asset Sale Offer or Ad- vance Offer, as the case may be, as provided in Section 4.10 hereof or a Change of Control Offer as pro- vided in Section 4.14 hereof. The Notes shall not be redeemable, other than as provided in Article 3 hereof.

Subject to compliance with Section 4.09 and Section 4.12 hereof, the Issuers may issue Notes from time to time ranking pari passu with the Initial Notes without notice to or consent of the Holders, and such Additional Notes shall be consolidated with and form a single class with the Initial Notes (ex- cept as otherwise provided for herein) and shall have the same terms as to status, redemption or otherwise as the Initial Notes, except that interest may accrue on the Additional Notes from their date of issuance (or such other date specified by the Lead Issuer); provided, however, that a separate CUSIP or ISIN will be issued for the Additional Notes, unless the Initial Notes and the Additional Notes are treated as fungi- ble for U.S. federal income tax purposes. Any Additional Notes may be issued with the benefit of an in- denture supplemental to this Indenture.
Section 2.02.    Execution and Authentication. At least one Officer of the Issuers shall execute the Notes on behalf of the Issuers by manual, facsimile or electronic (including “.pdf”) signature.

If an Officer of an Issuer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A-1 hereto by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and deliv- ered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an Issuer’s Order (an “Authentication Or- der”), authenticate and deliver the Initial Notes in the aggregate principal amount or amounts specified in such Authentication Order. In addition, at any time, from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued or increased hereunder.

The Trustee may appoint an authenticating agent (an “Authentication Agent”) acceptable to the Lead Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An Authentication Agent has the same rights as an Agent to deal with Holders or an Affiliate of the Lead Issuer.

Section 2.03.    Registrars, Transfer Agents and Paying Agents. The Issuers shall maintain (i) one or more registrars with respect to the Notes where such Notes may be presented for registration (each, a “Registrar”), which shall be U.S. Bank National Association as of the date of this Indenture with re- spect to the Notes, (ii) one or more offices or agencies where the Notes may be presented for transfer or for exchange (each, a “Transfer Agent”), which shall be U.S. Bank National Association as of the date of this Indenture with respect to the Notes, and (iii) one or more offices or agencies where the Notes, as applicable, may be presented for payment (each, a “Paying Agent”), which shall be U.S. Bank National Association as of the date of this Indenture with respect to the Notes. The Registrar shall keep a register of the Notes (“Note Register”), and of their transfer and exchange and keep such Note Register in ac- cordance with the rules and procedures of DTC. The registered Holder of a Note will be treated as the owner of such Note for all purposes and only registered Holders shall have rights under this Indenture and the Notes. The Issuers may appoint one or more co-registrars, one or more co-transfer agents and one or more additional paying agents. The term “Registrar” includes any co-registrar, the term “Transfer Agent” includes any co-transfer agent and the term “Paying Agent” includes any additional paying agents. The Issuers may change any Paying Agent, Transfer Agent or Registrar without prior notice to any Holder.
The Issuers shall notify the Trustee in writing of the name and address of any Agent not a party to this In- denture. If the Issuers fails to appoint or maintain another entity as Registrar, Transfer Agent or Paying Agent, the Trustee or an affiliate of the Trustee shall act as such. Holdings or any of its Subsidiaries may act as Paying Agent, Transfer Agent or Registrar.

The Issuers initially appoints The Depository Trust Company, its nominees and successors
(“DTC”) to act as Depositary with respect to the Global Notes. In acting hereunder and in connection with the Notes, the Transfer Agent, the Paying Agent and the Registrar shall act solely as agents of the
Issuers and will not thereby assume any obligations towards or relationship of agency or trust for or with any Holder of the Notes.

The Issuers initially appoint the Trustee to act as the Registrar for the Notes and the Paying Agent and Transfer Agent for the Notes and to act as Custodian with respect to the Global Notes.

If any Notes are listed on an exchange and the rules of such exchange so require, the Issuers will satisfy any requirement of such exchange as to paying agents, registrars and transfer agents and will com- ply with any notice requirements required under such exchange in connection with any change of paying agent, registrar or transfer agent.

Section 2.04.    Notes Paying Agent to Hold Money in Trust. The Issuers shall require any Pay- ing Agent with respect to the Notes other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders of the Notes or the Trustee all money held by such Paying Agent for the payment of principal and premium, if any, or interest on the Notes, and will notify the Trustee in writing of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require the Paying Agent with respect to the Notes (other than the Trustee) to pay all money held by it to the Trustee. The Issuers at any time may require the Paying Agent with respect to the Notes (other than the Trustee) to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent with respect to the Notes (if other than Holdings or a Subsidiary thereof or the Trustee) shall have no further liability for the money. If any of Holdings or a Subsidiary thereof acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trus- tee shall serve as Paying Agent for the Notes.

Section 2.05.    Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06.    Transfer and Exchange.

(a)Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Deposi- tary or to a successor thereto or a nominee of such successor thereto. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless, and, if applicable, subject to the limitation on issuance of Definitive Notes set forth in Section 2.06(d)(ii), (i) the Depositary (x) notifies the Lead Issuer that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, a successor Depositary is not ap- pointed by the Lead Issuer within 120 days, (ii) the Lead Issuer, at its option, notifies the Trustee in writ- ing that it elects to cause the issuance of Definitive Notes (although Regulation S Temporary Global Notes may not be exchanged for Definitive Notes prior to (A) the expiration of the applicable Restricted Period and (B) the receipt by the applicable Registrar of any certification of beneficial ownership required pursuant to Rule 903(b)(3)(ii)(B)), (iii) upon the request of a Holder if there shall have occurred and be continuing an Event of Default with respect to the Notes, or (iv) the Trustee has received a written request by or on behalf of the Depositary to issue Definitive Notes. Upon the occurrence of any of the events de- scribed in clause (i), (ii), (iii) or (iv) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, re- quested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the events described in clause (i), (ii), (iii) or (iv) above and pursuant to Section 2.06(d) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(c), (d) or (g) hereof.

(b)[Reserved]

(c)Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and ex- change of beneficial interests in the Global Notes shall be effected through the applicable Depositary in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i), (ii), (iii) or (iv) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer re-

strictions set forth in the applicable Private Placement Legend; provided that prior to the expira- tion of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person other than pursuant to Rule 144A. Beneficial interests in any Unrestricted Global Note may be trans- ferred to Persons who take delivery thereof in the form of a beneficial interest in a Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(c)(i).

(ii)[Reserved].

(iii)All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(c)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A)
(1) a written order from a Participant or an Indirect Participant given to the Depositary in accord- ance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be trans- ferred or exchanged and (2) instructions given in accordance with the Applicable Procedures con- taining information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in a Regulation S Temporary Global Note prior to (x) the expiration of the ap- plicable Restricted Period therefor and (y) the receipt by the Registrar of any certification of ben- eficial ownership required pursuant to Rule 903(b)(3)(ii)(B). Upon satisfaction of all of the re- quirements for transfer or exchange of beneficial interests in Global Notes contained in this In- denture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(i) hereof.

(iv)[Reserved]

(v)Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(c)(iii) hereof, and the Registrar receives the following:

(A)if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B- 1 or Exhibit B-2 hereto, as applicable, including the certifications in item (1) thereof; or

(B)if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Ex- hibit B-1 or Exhibit B-2 hereto, as applicable, including the certifications in item (2) thereof.

(vi)Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted

Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial inter- est in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(c)(iii) hereof, and:

(A)such Notes are sold or exchanged pursuant to an effective registration statement under the Securities Act; or

(B)the Registrar receives the following:

(1)if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C-1 hereto, including the certifications in item (1) (a) thereof; or

(2)if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take de- livery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B-1 hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (B), if the Lead Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Lead Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Secu- rities Act.

If any such transfer is effected pursuant to clause (A) or (B) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to clause (A) or (B) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Per- sons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(d)Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i)Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, , upon the occurrence of any of the events de- scribed in clause (i), (ii), (iii) or (iv) of Section 2.06(a) hereof, and, in each case, receipt by the Registrar of the following documentation:

(A)if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C-1 hereto, including the certifications in item (2)(a) thereof;

(B)if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B-1 hereto, including the certifications in item (1) thereof;

(C)if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Ex- hibit B-1 hereto, including the certifications in item (2) thereof;

(D)if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substan- tially in the form of Exhibit B-1 hereto, including the certifications in item (3)(a) thereof;

(E)if such beneficial interest is being transferred to an Issuer, Holdings or any of their Subsidiaries, a certificate substantially in the form of Exhibit B-1 hereto, including the certi- fications in item (3)(b) thereof; or

(F)if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B-1 hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced ac- cordingly pursuant to Section 2.06(i) hereof, and the Issuers shall execute and, upon receipt of an Authen- tication Order, the Trustee shall authenticate and send to the Person designated in the instructions a Defin- itive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Partici- pant. The Trustee shall send such Definitive Notes to the Persons in whose names such Notes are so reg- istered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pur- suant to this Section 2.06(d)(i) (except transfers pursuant to clause (F) above) shall bear the Private Place- ment Legend and shall be subject to all restrictions on transfer contained therein.

(ii)Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Not- withstanding Sections 2.06(d)(i)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the applicable Restricted Period therefor and (B) the receipt by the Registrar of any certifications of beneficial ownership required pursu-
ant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii)Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unre- stricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events described in clause (i), (ii), (iii) or (iv) of Section 2.06(a), and if the Registrar receives the following:

(A)if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C-1 hereto, including the certifications in item (1)(b) thereof; or

(B)if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Un- restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B-1 hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subclause (iii), if the Lead Issuer so requests or if the Ap- plicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Lead Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv)Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial inter- est for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events described in clause (i), (ii),
(iii) or (iv) of Section 2.06(a) hereof, and satisfaction of the conditions set forth in Section 2.06(c)(v) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(i) hereof, and the Issuers shall execute and, upon receipt of an Au- thentication Order, the Trustee shall authenticate and send to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a benefi- cial interest pursuant to this Section 2.06(d)(iv) shall be registered in such name or names and in such au- thorized denomination or denominations as the holder of such beneficial interest shall instruct the Regis- trar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall send such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(d)(iv) shall not bear the Private Placement Legend.
(e)Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i)Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Re- stricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C-1 hereto, including the certifications in item (2)(b) thereof;

(B)if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B-1 hereto, including the certifi- cations in item (1) thereof;

(C)if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B-1 hereto, including the certifications in item (2) thereof;

(D)if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B-1 hereto, including the certifications in item (3)(a) thereof;

(E)if such Restricted Definitive Note is being transferred to an Issuer, Holdings or any of their Subsidiaries, a certificate substantially in the form of Exhibit B-1 hereto, including the certifications in item (3)(b) thereof; or

(F)if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B- 1 hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.

(ii)Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A)if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C-1 hereto, including the certifications in item (1)(c) thereof; or

(B)if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B-1 hereto, including the certi- fications in item (4) thereof;

and, in each such case set forth in this subclause (ii), if the Lead Issuer so requests or if the Appli- cable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Lead Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the applicable conditions of this Section 2.06(e)(ii), the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unre- stricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursu- ant to Section 2.06(e)(ii) or (iii) above at a time when an Unrestricted Global Note has not yet been is- sued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(f)Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(f), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer or exchange in form satisfactory to the Reg- istrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the request- ing Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(f):

(i)Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Defin- itive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)if the transfer will be made to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B-1 hereto, including the certifications in item (1) thereof;

(B)if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B-1 hereto, including the certi- fications in item (2) thereof; or

(C)if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certifi- cate in the form of Exhibit B-1 hereto, including the certifications required by item (3) thereof, if applicable.

(ii)Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted De- finitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Defini- tive Note if the Registrar receives the following:

(A)if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substan- tially in the form of Exhibit C-1 hereto, including the certifications in item (1)(d) thereof; or

(B)if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted De- finitive Note, a certificate from such Holder substantially in the form of Exhibit B-1 hereto, hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subclause (ii), if the Lead Issuer so requests, an Opinion of Counsel in form reasonably acceptable to the Lead Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the re- strictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Un- restricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the

Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(g)[Reserved].

(h)Legends. The following legends shall appear on the face of all Global Notes and Defini- tive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i)Private Placement Legend.

(A)Except as permitted by subparagraph (B) below, each Global Note and each De- finitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the leg- end in substantially the following form:

“THE NOTES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)), OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”), (2) AGREES TO OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER SUCH NOTE PRIOR TO THE EXPIRATION OF THE HOLDING PERIOD THEN IMPOSED BY RULE 144 UNDER THE SECURITIES ACT (OR ANY SUCCESSOR PROVISION) ONLY (A) TO THE ISSUERS, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE
TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) OUTSIDE THE UNITED STATES PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS IN AN OFFSHORE TRANSACTION PURSUANT TO REGULATION S IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ OR THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.”

Except as permitted by subparagraph (B) below, each Global Note and Definitive Note issued in a transaction exempt from registration pursuant to Regulation S shall also bear the leg- end in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES (AS DEFINED IN REGULATION S) OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, A U.S. PERSON (AS DEFINED IN REGULATION S), EXCEPT IN COMPLIANCE WITH RULE 144A (“RULE 144A”) UNDER THE SECURITIES ACT (SO LONG AS THIS SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A) TO A PERSON THE HOLDER HEREOF REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A) (A “QIB”) THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QIB, IN EACH CASE TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE UPON RULE 144A, AND UPON DELIVERY OF THE CERTIFICATIONS REQUIRED BY THE INDENTURE REFERRED TO HEREIN.”

(B)Notwithstanding the foregoing, any Global Note or Definitive Note issued pursu- ant to subparagraph (c)(vi), (d)(iii), (d)(iv), (e)(ii), (e)(iii), (f)(ii) or (f)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Place- ment Legend.

(ii)Global Note Legend. Each Global Note shall bear a legend in substantially the following form (with appropriate changes in the last sentence of the first paragraph if DTC is not the Depositary):

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUS- TODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUM- STANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTA- TIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(i) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED
TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSI- TARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSI- TARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUC-

CESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSI- TARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHOR- IZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAY- MENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE RE- QUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHER- WISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT IN- COME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDI- VIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUB- JECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO IN- CLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CON- STITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.”

(iii)Original Issue Discount Legend. Each Note issued hereunder that has more than a de minimis amount of original issue discount for U.S. federal income tax purposes as deter- mined by the Lead Issuer shall also bear the following legend on the face thereof:

“THE NOTES HAVE BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST ADDRESSED TO [RELEVANT CONTACT PERSON AT CONDUENT], THE LEAD ISSUER WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THE NOTES THE FOL- LOWING INFORMATION: (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTES, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTES AND (3) THE YIELD TO MATURITY OF THE NOTES.”

(iv)Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

““THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERN- ING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”

(i)”Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be re- turned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accord- ingly and an endorsement shall be made on such Global Note by the Trustee or, in the case of Global Notes, by the Depositary, at the direction of the Trustee to reflect such reduction; and if the beneficial in- terest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or, in the case of Global Notes, by the De- positary, at the direction of the Trustee to reflect such increase.

(j)General Provisions Relating to Transfers and Exchanges.

(i)To permit registrations of transfers and exchanges, the Issuers shall execute and the Trus- tee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in ac-
cordance with Section 2.02 hereof or at the Registrar’s request.

(ii)No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require pay- ment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.08, 4.10, 4.14 and 9.04 hereof).

(iii)Neither the Registrar nor the Issuers shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the de- livery of a notice of redemption of the Notes to be redeemed under Section 3.03 hereof and ending at the close of business on the day such notice of redemption is sent, (B) to register the transfer of or to ex- change any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, (C) to register the transfer or exchange of a Note between a Record Date and the next succeeding Interest Payment Date or (D) to register the transfer or exchange of any Notes tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer.
(iv)Neither the Registrar nor the Issuers shall be required to register the transfer or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; provided that new Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(v)All Global Notes and Definitive Notes issued upon any registration of transfer or ex- change of Global Notes or Definitive Notes shall be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(vi)Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers shall deem and treat the Person in whose name any Note is registered as the abso- lute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(vii)Upon surrender for registration of transfer of any Note at the office or agency of the Issu- ers designated pursuant to Section 4.02 hereof, the Issuers shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii)At the option of the Holder, subject to Section 2.06(a) hereof, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuers shall execute, and the Trustee shall authenti- cate and deliver, the replacement Global Notes and Definitive Notes which the Holder making the ex- change is entitled to in accordance with the provisions of Section 2.02 hereof.

(ix)All certifications, certificates and Opinions of Counsel required to be submitted pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or e- mail.

(x)None of the Issuers, the Trustee or the Agents shall have any responsibility or obligation to any beneficial owner in a Global Note, a Participant, an Indirect Participant or other Person with re- spect to the accuracy of the records of the applicable Depositary or their respective nominees or of any Participant, with respect to any ownership interest in the Notes or with respect to the delivery to any Par- ticipant, Indirect Participant, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes and this Indenture shall be given or made only to or upon the order of the registered holders
(which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial own- ers in a Global Note shall be exercised only through the Depositary in the case of Global Notes, subject to the applicable procedures. The Issuers, the Trustee and the Agents shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depositary in the case of Global Notes with respect to their respective members, participants and any beneficial owners. The Issuers, the Trustee and the Agents shall be entitled to deal with the Depositary in the case of Global Notes, and any nominee thereof, that is the registered holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal and premium), if any, and interest, and the giving of in- structions or directions by or to the owner or holder of a beneficial ownership interest in such Global Note) as the sole holder of such Global Note and shall have no obligations to the beneficial owners thereof. None of the Issuers, Trustee or Agents shall have any responsibility or liability for any acts or omissions of the Depositary in the case of Global Notes with respect to such Global Note, for the records of any such depositary, including records in respect of beneficial ownership interests in respect of any such Global Note, for any transactions between the Depositary and any Participant or between or among the Depositary, any such Participant and/or any holder or owner of a beneficial interest in such Global Note, or for any transfers of beneficial interests in any such Global Note. All notices and communica- tions to be given to the Holders of the Notes and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders of the Notes (which shall be the Depositary or its nomi- nee). The rights of beneficial owners in any Global Note shall be exercised only through the applicable Depositary subject to the applicable rules and procedures of such Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its mem- bers, participants and any beneficial owners.

(xi)Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall pre- vent the Issuers, the Trustee, or any agent of an Issuer or the Trustee from giving effect to any written cer- tification, proxy or other authorization furnished by any Depositary (or its nominee), as a Holder, with respect to such Global Note or shall impair, as between such Depositary and owners of beneficial interests in such Global Note, the operation of customary practices governing the exercise of the rights of such De- positary (or its nominee) as Holder of such Global Note.

(xii)None of the Trustee, the Registrar or the Transfer Agent shall have any duty to monitor the Issuers’ compliance with or have any responsibility with respect to the Issuers’ compliance with any federal or state securities laws in connection with registrations of transfers and exchanges of the Notes. The Trustee, the Registrar and the Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under appli- cable law with respect to any transfer of any interest in any Notes (including any transfers between or among the Depositary’s Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation, as is expressly required by, and to do so if and when expressly required by, the terms of this Indenture or the Notes and to examine the same to de- termine substantial compliance as to form with the express requirements hereof.

(xiii)The Issuers, the Trustee, the Registrar and the Transfer Agent reserve the right to require the delivery by any Holder or purchaser of a Note of such legal opinions, certifications or other evidence as may reasonably be required in order to determine that the proposed transfer of any Restricted Global Note or Restricted Definitive Note is being made in compliance with the Securities Act or the Exchange Act, or rules or regulations adopted by the SEC from time to time thereunder, and applicable state securi- ties laws.

(xiv)Notwithstanding anything to the contrary in this Section 2.06, to the extent that any Notes are issued at a discount to their stated redemption price at maturity and bear the legend required by Sec- tion 2.06(h)(iii), each group of Notes bearing a given amount of original issue discount shall be treated as a separate series only for purposes of the transfer and exchange provisions of this Section 2.06 and may trade under a separate CUSIP number.

Section 2.07.    Replacement Notes. If either (x) any mutilated Note is surrendered to the Trus- tee, the Registrar or the Issuers, or (y) the Lead Issuer and the Trustee receive evidence to their satisfac- tion of the ownership and destruction, loss or theft of any Note, then the Issuers shall issue and, the Trus- tee, upon receipt of an Authentication Order and satisfaction of any other requirements of the Trustee, shall authenticate a replacement Note. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of both (i) the Trustee to protect the Trustee and
(ii)the Issuers to protect the Issuers, the Trustee, any Agent and any Authentication Agent from any loss that any of them may suffer if a Note is replaced. The Issuers and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuers and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08.    Outstanding Notes. The Notes outstanding at any time are all the Notes authen- ticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reduc- tions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because an Issuer or a Guarantor or an Affiliate of an Issuer or a Guaran- tor holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trus- tee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).

Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pur- suant to this Indenture shall not be deemed to be outstanding for purposes hereof.

If the principal amount of any Note is considered paid under Section 4.01 hereof, such Note shall cease to be outstanding and interest thereon shall cease to accrue.

If a Paying Agent (other than the Issuer or a Guarantor or an Affiliate of an Issuer or a Guarantor) holds, on a Redemption Date or maturity date, money sufficient to pay Notes (or portions thereof) payable on that date, then on and after that date such Notes (or portions thereof) shall be deemed to be no longer outstanding (including for accounting purposes) and shall cease to accrue interest on and after such date.

Section 2.09.    Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Lead Issuer or by any Subsidiary or Controlled Affiliate of the Lead Issuer shall be considered as though not outstand- ing, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to such pledged Notes and that the pledgee is not the Lead Issuer or a Guarantor or any Controlled Affiliate of the Lead Issuer.

Section 2.10.    Temporary Notes. Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate tem- porary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have vari- ations that the Lead Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11.    Cancellation. The Issuers at any time may deliver Notes to the Trustee for can- cellation. The Registrar and the Paying Agent shall forward to the Trustee any such Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the applicable Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registra- tion of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes in its customary manner (subject to the record retention requirements of the Exchange Act). Certi- fication of the cancellation of all cancelled Notes shall be delivered to the Lead Issuer its their written re- quest therefor. The Issuers may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation.

Section 2.12.    Defaulted Interest. If the Issuers default in a payment of interest on the Notes, they shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Lead Issuer shall notify the Trustee in writ- ing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed pay- ment, and at the same time the Issuers shall deposit with the Trustee an amount of money equal to the ag- gregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satis- factory to the Trustee for such deposit prior to the date of the proposed payment, such money when de- posited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Lead Issuer shall fix or cause to be fixed any such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Lead Issuer shall promptly notify the Trustee of any such special record date. At least 15 days before any such special record date, the Lead Issuer (or, upon the written request of the Lead Issuer, the Trustee in the name and at the expense of the Issuers) shall send or cause to be sent to each Holder, with a copy to the Trustee, a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note deliv- ered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13.    CUSIP, ISIN or Common Code Numbers. The Issuers in issuing the Notes may use CUSIP, ISIN, Common Code or other similar numbers (in each case, if then generally in use) and, if so, the Trustee shall use CUSIP, ISIN, Common Code or other similar numbers in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange shall not be affected by any defect in or omission of such numbers. The Lead Issuer will as promptly as practicable notify the Trustee in writing of any change in the CUSIP, ISIN, Common Code or other similar numbers.

ARTICLE 3 REDEMPTION

Section 3.01.    Notices to Trustee. If the Issuers elect to redeem Notes pursuant to Section 3.07 hereof, the Lead Issuer shall furnish to the Trustee, at least two Business Days, in the case of Global Notes or five Business Days, in the case of Definitive Notes (unless a shorter notice shall be agreed to by the Trustee) before notice of redemption is required to be delivered or mailed to Holders pursuant to Sec- tion 3.03 hereof, an Officer’s Certificate setting forth (a) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (b) the date of redemption (as such date may be delayed pursuant to Section 3.07(f) hereof, the “Redemption Date”), (c) the princi- pal amount of the Notes to be redeemed and (d) the redemption price.

Section 3.02.    Selection of Notes to Be Redeemed or Purchased. If less than all of the Notes are to be redeemed or purchased at any time, the selection of the Notes to be redeemed or purchased will be made by the Trustee by lot and/or otherwise in accordance with the Applicable Procedures. In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 10 days nor more than 60 days (except as set forth in Section 3.07(f) hereof) prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee shall promptly notify the Lead Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof; no Notes in denominations of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed, even if not in a principal amount of at least $2,000 of Notes. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03.    Notice of Redemption or Purchase. Subject to Section 3.07(e) and Section 3.08 hereof, the Issuers shall send electronically, mail or cause to be mailed by first-class mail, postage pre- paid, notices of redemption or purchase at least 10 days but not more than 60 days (except as set forth in Section 3.07(f) hereof) before the Redemption Date to each Holder of the Notes to be redeemed or pur-
chased at such Holder’s registered address stated in the Note Register or otherwise in accordance with the Applicable Procedures, except that redemption or purchase notices may be delivered or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11 hereof. Notices of redemption or purchase may, at the Issuers’ discretion, be conditional. The Issuers may also provide in any redemption or purchase notice that payment of the redemption price and the per- formance of the Issuer’s obligations with respect to such redemption or purchase may be performed by another Person.

The notice shall identify the Notes to be redeemed or purchased and shall state:

(a)the Redemption Date;

(b)the redemption or purchase price;

(c)if any Note is to be redeemed or purchased in part only, the portion of the princi- pal amount of that Note that is to be redeemed or purchased and, with respect to any Definitive Note, that after the Redemption Date upon surrender of such Note, a new Note or Notes in princi- pal amount equal to the unredeemed or unpurchased portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder upon can- cellation of the original Note; provided that new Notes will only be issued in minimum denomi- nations of $2,000 and integral multiples of $1,000 in excess thereof;

(d)the name and address of the Paying Agent;

(e)that Notes called for redemption or purchase must be surrendered to the Paying Agent to collect the redemption or purchase price;

(f)that, unless the Issuers default in making such redemption or purchase payment, interest on Notes called for redemption or purchase ceases to accrue on and after the Redemption Date subject to the satisfaction or waiver of any conditions set forth in such notice;

(g)the paragraph or subparagraph of the Notes and/or Section of this Indenture pur- suant to which the Notes called for redemption or purchase are being redeemed or purchased;

(h)the CUSIP, ISIN, Common Code or similar number, if any, printed on the Notes being redeemed or purchased and that no representation is made as to the correctness or accuracy of any such CUSIP, ISIN, Common Code or similar number that is listed in such notice or printed on the Notes; and

(i)any condition to such redemption or purchase.

In addition, any notice of redemption or purchase may include additional information, including any information pursuant to Section 3.07(f) hereof.

At the Issuers’ request, the Trustee shall give the notice of redemption or purchase in the Issuers’ name and at its expense; provided that the Lead Issuer shall have delivered to the Trustee, at least two Business Days, in the case of Global Notes, or five Business Days, in the case of Definitive Notes, before notice of redemption or purchase is required to be delivered electronically, mailed or caused to be mailed to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Of- ficer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

If the Notes are listed on an exchange, for so long as the Notes are so listed and the rules of such exchange so require, the Lead Issuer shall notify the exchange of any such redemption or purchase and, if applicable, of the principal amount of any Notes outstanding following any partial redemption or pur- chase of Notes.

Section 3.04.    Effect of Notice of Redemption or Purchase. A notice of redemption or pur- chase, if delivered electronically, mailed or caused to be mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to deliver such notice or any defect in the notice to the Holder of any Note designated for redemp- tion or purchase in whole or in part shall not affect the validity of the proceedings for the redemption or purchase of any other Note. Notes or portions of Notes called for redemption or purchase shall become due and payable on the Redemption Date, subject to satisfaction or waiver of any conditions specified in the notice. Subject to Section 3.05 hereof, on and after the Redemption Date, unless the Issuers default in the payment of the redemption or purchase price, interest shall cease to accrue on the Notes called for re- demption or purchase.

Section 3.05.    Deposit of Redemption Price.

(a)Prior to noon (New York City time) on the Redemption Date, the Issuers shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes to be redeemed on that Redemption Date; provided, however, that to the extent any such funds are received by the Paying Agent from the Issuers after such time on such due date, such funds will be distributed to such Persons within one Business Day of receipt thereof. The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.

(b)If the Issuers comply with the provisions of the preceding clause (a), on and after the Re- demption Date, unless the Issuers default in the payment of the redemption price and subject to the satis- faction or waiver of any conditions set forth in the applicable notice of redemption, interest shall cease to accrue on the Notes called for redemption. If a Note is redeemed on or after an applicable Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemp- tion Date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date in accordance with Applicable Procedures. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuers to comply with the preced- ing paragraph, interest shall be paid on the unpaid principal, from the Redemption Date until such princi- pal is paid, and to the extent lawful on any interest accrued to the Redemption Date not paid on such un- paid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06.    Notes Redeemed in Part. Upon surrender of a Definitive Note that is redeemed in part, the Issuers shall issue and upon receipt of a Company Order, the Trustee shall authenticate for the Holder, at the expense of the Issuers, a new Note equal in principal amount to the unredeemed portion of the Note surrendered representing the same indebtedness to the extent not redeemed; provided that each new Note will be in a minimum principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything to the contrary in this Indenture, only an Authen- tication Order and an Officer’s Certificate and not an Opinion of Counsel are required for the Trustee to authenticate such new Note.

Section 3.07.    Optional Redemption.

(a)Except as set forth in clauses (b), (d) and (e) of this Section 3.07, the Notes will not be redeemable at the Issuers’ option prior to November 1, 2024 (the “First Call Date”).

(b)At any time prior to the First Call Date, the Issuers may, at their option and on one or more occasions, redeem all or a part of the Notes, upon notice in accordance with Section 3.03 hereof, at a redemption price equal to the sum of (A) 100.0% of the principal amount of the Notes redeemed, plus
(B) the Applicable Premium as of the Redemption Date, plus (C) accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date.

(c)At any time on and after the First Call Date, the Issuers may, at their option and on one or more occasions, redeem all or a part of the Notes, upon notice in accordance with Section 3.03 hereof, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, thereon to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date, if redeemed during the twelve- month period beginning on November 1 of each of the years indicated below:

Year	Notes Redemption Price
2024 ..........................................................................................	103.000%
2025 ..........................................................................................	101.500%
2026 and thereaf- ter ..........................................................................................	100.000%

(d)At any time prior to the First Call Date, the Issuers may, at their option and on one or more occasions, redeem an aggregate principal amount of Notes not to exceed the amount of the Net Cash Proceeds received by the Lead Issuer from one or more Equity Offerings or a contribution to the Lead Is- suer’s common equity capital made with the Net Cash Proceeds of one or more Equity Offerings, upon notice in accordance with Section 3.03 hereof, at a redemption price equal to (i) 106.000% of the aggre- gate principal amount of the Notes redeemed, plus (ii) accrued and unpaid interest, if any, to, but exclud- ing, the Redemption Date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date; provided that (A) the amount redeemed shall not exceed 40% of the aggregate principal amount of the Notes issued under this Indenture (including any Additional Notes); (B) at least 50% of the aggregate principal amount of the Notes originally issued under this Indenture on the Issue Date remains outstand- ing immediately after the occurrence of each such redemption (unless all Notes are redeemed substan- tially concurrently); and (C) each such redemption occurs within 180 days of the date of closing of the applicable Equity Offering. The aggregate principal amount of the Notes that may be redeemed pursuant to this Section 3.07(d) cannot exceed the aggregate Net Cash Proceeds from the relevant Equity Offer- ings.

(e)Notwithstanding the foregoing, in connection with any tender offer, Change of Control Offer, Alternate Offer or Asset Sale Offer for the Notes, if Holders of not less than 90% in aggregate prin- cipal amount of the then outstanding Notes validly tender and do not validly withdraw such Notes in such offer and the Issuers, or any third party making such offer in lieu of the Issuers, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuers or such third party will have the right upon not less than 10 days nor more than 60 days’ prior notice, given not more than 60 days follow- ing such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such offer (which may be less than par) plus, to the ex- tent not included in the offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date. For the avoidance of doubt, in determining whether the Holders of at least 90% of the aggregate principal amount of the then outstanding Notes have validly tendered and not validly withdrawn Notes in a tender offer, Change of Control Offer, Alternate Offer or Asset Sale Offer, as applicable, Notes owned by an Affiliate of the Issuers or by funds controlled or managed by any Affiliate of the Issuers, or any successor thereof, shall be deemed to be outstanding for the purposes of such tender offer, Change of Control Offer, Alternate Of- fer or Asset Sale Offer, as applicable.

(f)Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof. Notice of any redemption or offer to purchase and the offer to pur- chase, whether in connection with an Equity Offering, Change of Control, Alternate Offer, Asset Sale Of- fer or other transaction or event or otherwise, may, at the Issuers’ discretion, be given prior to the comple- tion or occurrence thereof, and any such redemption, offer to purchase or notice may, at the Issuers’ dis- cretion, be subject to one or more conditions precedent, including, but not limited to, completion or occur- rence of the related Equity Offering, Change of Control, Asset Sale or other transaction or event, as the case may be. The Issuers may redeem Notes pursuant to one or more of the relevant provisions in this Indenture, and a single notice of redemption may be delivered with respect to redemptions made pursuant to different provisions. Any such notice may provide that redemptions made pursuant to different provi- sions will have different Redemption Dates. In addition, if such redemption or offer to purchase is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuers’ discretion, the redemption or repurchase date may be delayed, from time to time, until such time (including more than 60 days after the date the notice of redemption or offer to purchase was sent) as any or all such con- ditions shall be satisfied (or waived by the Issuers in their sole discretion), or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuers in their sole discretion) by the redemption or purchase date, or by the redemption or purchase date so delayed, or that such notice or offer may be rescinded at any time in the Issuers’ sole discretion if the Issuers determine that any or all of such conditions will not be satisfied or waived. For the avoidance of doubt, if any redemption or repurchase date shall be delayed pursuant to this Section 3.07 and the terms of the applicable notice of redemption or repurchase, such redemption or repurchase date as so delayed may occur at any time after the original redemption or repurchase date set forth in the applicable notice of redemption or repurchase and after the satisfaction of any applicable con- ditions precedent, including, without limitation, on a date that is less than 10 days after the original re- demption or repurchase date or the redemption or repurchase date so delayed and more than 60 days after the date of the applicable notice of redemption or repurchase. In addition, the Issuers may provide in such notice or offer to purchase that payment of the redemption or purchase price and performance of the Issu- ers’ obligations with respect to such redemption or offer to purchase may be performed by another Per- son.

(g)The Issuers, Holdings, its direct and indirect equityholders, including the Investors, any of its Subsidiaries and their respective Affiliates and members of management may acquire the Notes by means other than a redemption pursuant to this Article 3, whether by tender offer, open market purchases, negotiated transactions or otherwise.

(h)Neither the Trustee nor any Agent shall have any duty to calculate or verify the calcula- tion of the Applicable Premium.

Section 3.08.    Offers to Repurchase by Application of Excess Proceeds.

(a)In the event that, pursuant to Section 4.10 hereof, the Issuers shall be required to com- mence a Collateral Asset Sale Offer or an Asset Sale Offer, or if the Issuers shall elect to commence a Collateral Advance Offer or Advance Offer, the Issuers shall follow the procedures specified below.

(b)The Collateral Asset Sale Offer, the Collateral Advance Offer, the Asset Sale Offer or the Advance Offer, as the case may be, shall remain open for a period of 20 Business Days following its com- mencement and no longer, except to the extent that a longer period is required by applicable law (the “Of- fer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuers shall apply all Collateral Excess Proceeds or Excess Proceeds, as the case may be (the “Offer Amount”), to the purchase of Notes and, if required or permitted by the terms thereof, to other First Lien Obligations and Obligations secured by a Lien permitted under this Indenture on the Collateral disposed of (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral) (in the case of Collateral Excess Proceeds) or to any other Pari Passu Indebtedness (in the case of Excess Pro- ceeds) (on a pro rata basis, if applicable, with adjustments as necessary so that no Notes, other First Lien Obligations, Obligations secured by a Lien permitted under this Indenture on the Collateral disposed of (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral) or Pari Passu In- debtedness, as the case may be, will be repurchased in part in an unauthorized denomination), or, if less than the Offer Amount has been tendered, all Notes and other First Lien Obligations and Obligations se- cured by a Lien permitted under this Indenture on the Collateral disposed of (which Lien is not subordi- nate to the Lien of the Notes with respect to the Collateral) (in the case of Collateral Excess Proceeds), or all Notes and any other Pari Passu Indebtedness (in the case of Excess Proceeds), in each case, tendered in response to the Collateral Asset Sale Offer, the Collateral Advance Offer, the Asset Sale Offer or the Ad- vance Offer, as the case may be. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c)If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, up to but excluding the Purchase Date shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Collateral Asset Sale Offer, the Collateral Advance Offer, the Asset Sale Offer or the Advance Offer, as the case may be.

(d)Upon the commencement of a Collateral Asset Sale Offer, a Collateral Advance Offer, an Asset Sale Offer or an Advance Offer, as the case may be, the Lead Issuer shall send, electronically or by first-class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Collateral As- set Sale Offer, the Collateral Advance Offer, the Asset Sale Offer or the Advance Offer, as the case may be. The Collateral Asset Sale Offer, the Collateral Advance Offer, the Asset Sale Offer or the Advance

Offer, as the case may be, shall be made to all Holders and, if required or permitted by the terms thereof, holders of other First Lien Obligations and Obligations secured by a Lien permitted under this Indenture on the Collateral disposed of (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral) (in the case of Collateral Excess Proceeds) or any other Pari Passu Indebtedness (in the case of Excess Proceeds). The notice, which shall govern the terms of the Collateral Asset Sale Offer, the Collat- eral Advance Offer, the Asset Sale Offer or the Advance Offer, as the case may be, shall state:

(i)that the Collateral Asset Sale Offer, the Collateral Advance Offer, the Asset Sale Offer or the Advance Offer, as the case may be, is being made pursuant to this Section 3.08 and Section 4.10 hereof and the length of time the Collateral Asset Sale Offer, the Collateral Advance Offer, the Asset Sale Offer or the Advance Offer, as the case may be, shall remain open;

(ii)the Offer Amount, the purchase price and the Purchase Date;

(iii)that any Note not tendered or accepted for payment shall continue to accrue interest;
(iv)that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the Collateral Asset Sale Offer, the Collateral Advance Offer, the Asset Sale Offer or the Advance Offer, as the case may be, shall cease to accrue interest on and after the Pur- chase Date;

(v)that any Holder electing to have less than all of the aggregate principal amount of its Notes purchased pursuant to a Collateral Asset Sale Offer, a Collateral Advance Offer, an As- set Sale Offer or an Advance Offer, as the case may be, may elect to have Notes purchased in in- tegral multiples of $1,000;

(vi)that Holders electing to have a Note purchased pursuant to any Collateral Asset Sale Offer, Collateral Advance Offer, Asset Sale Offer or Advance Offer, as the case may be, shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Pur-
chase” attached to the Note completed, or transfer such Note by book-entry transfer, to the Lead Issuer, the applicable Depositary, if appointed by the Lead Issuer, or a Paying Agent at the ad- dress specified in the notice at least two Business Days before the Purchase Date;

(vii)that Holders shall be entitled to withdraw their election if the Lead Issuer, the ap- plicable Depositary or the applicable Paying Agent, as the case may be, receives, not later than the close of business on the tenth Business Day prior to the expiration date of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his elec- tion to have such Note purchased;

(viii)that, if the aggregate principal amount of Notes and, if applicable, other First Lien Obligations and Obligations secured by a Lien permitted under this Indenture on the Collat- eral disposed of (which Lien is not subordinate to the Lien of the Notes with respect to the Collat- eral) (in the case of Collateral Excess Proceeds) or any other Pari Passu Indebtedness (in the case of Excess Proceeds), in each case, surrendered by the holders thereof exceeds the Offer Amount (or, in the case of an Collateral Advance Offer or an Advance Offer, the Collateral Advance Por- tion or Advance Portion, respectively), the Issuer shall purchase such Notes (subject to applicable procedures of the Depositary as to Global Notes) and such other First Lien Obligations, other Ob- ligations or Pari Passu Indebtedness, as the case may be, on a pro rata basis based on the aggre-

gate principal amount (or accreted value, if applicable) of the Notes or such other First Lien Obli- gations, other Obligations or Pari Passu Indebtedness, as the case may be, tendered (with such adjustments as may be deemed appropriate by the Lead Issuer so that only Notes in integral mul- tiples of $1,000 are purchased);

(i)that Holders whose certificated Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repur- chased; provided that new Notes will only be issued in denominations of $2,000 and in integral multiples of $1,000 in excess thereof; and

(ii)that, if applicable, the Collateral Asset Sale Offer, the Collateral Advance Offer, the Asset Sale Offer or the Advance Offer, as the case may be, is subject to conditions precedent pursuant to Section 3.07(f) hereof, as set forth in such notice.

The notice, if delivered electronically or mailed in a manner herein provided, shall be conclu- sively presumed to have been given, whether or not the Holder receives such notice. If (i) the notice is delivered or mailed in a manner herein provided and (ii) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

(e)On or before the Purchase Date, the Issuers shall, to the extent lawful, (1) accept for pay- ment, on a pro rata basis as described in clause (d)(viii) of this Section 3.08, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Collateral Asset Sale Offer, the Collateral Advanc e Offer, the Asset Sale Offer or the Advance Offer, as the case may be, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f)The Issuers, the applicable Depositary or the applicable Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuers for purchase, and the Issuers shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being un- derstood that, notwithstanding anything in this Indenture to the contrary, only an Officer’s Certificate and not an Opinion of Counsel is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same in- debtedness to the extent not repurchased; provided, that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Lead Issuer shall announce the re- sults of the Collateral Asset Sale Offer, the Collateral Advance Offer, the Asset Sale Offer or the Advance Offer, as the case may be, on or as soon as practicable after the Purchase Date or the website or online system maintain pursuant to Section 4.03(a) hereof.

(g)Prior to noon (New York City time) on the Purchase Date, the Issuers shall deposit with the Trustee or with the applicable Paying Agent money sufficient to pay the purchase price of and accrued and unpaid interest on all Notes to be purchased on that Purchase Date; provided, however, that to the ex- tent any such funds are received by the Paying Agent from the Issuer after such time on such due date, such funds will be distributed to such Persons within one Business Day of receipt thereof. The Trustee or the applicable Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the applicable Paying Agent by the Issuers in excess of the amounts necessary to pay the purchase price of, and accrued and unpaid interest on, all Notes to be redeemed.

Other than as specifically provided in this Section 3.08 or Section 4.10 hereof, any purchase pur- suant to this Section 3.08 shall be made pursuant to the applicable provisions of Sections 3.01 through
3.06hereof, and references therein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase,” “Purchase Date” and similar words, as applicable.

Section 3.09.    Mandatory Redemption. The Issuers shall not be required to make any manda- tory redemption or sinking fund payment with respect to the Notes.

ARTICLE 4 COVENANTS

Section 4.01.    Payment of Notes. The Issuers shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture. Principal and premium, if any, and interest shall be considered paid on the date due if the Pay- ing Agent, if other than the Issuers or a Guarantor or an Affiliate of the Issuers or a Guarantor, holds as of noon (New York City time) on the due date, with respect to the Notes, money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal and premium, if any, and interest then due; provided, however, that to the extent any such funds are received by the Paying Agent from the Issuer after such times on such due date, such funds will be distributed to such Persons within one Business Day of receipt thereof.

The Paying Agent shall not be obliged to make any payment until such time as it has received sufficient funds in order to make such payment.

The Issuers shall pay interest (including post-petition interest in any proceeding under any Bank- ruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; the Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02.    Maintenance of Office or Agency. The Issuers shall maintain the offices or agencies (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or Transfer Agent) required under Section 2.03 hereof where Notes may be surrendered for registration of transfer or for exchange or presented for payment and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Lead Issuer shall give prompt written notice to the Trus- tee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the ad- dress thereof, such presentations, surrenders, notices and demands may be made or served at the Corpo- rate Trust Office; provided that the Corporate Trust Office of the Trustee shall not be an office or agency of the Issuers for the purpose of effecting service of legal process against the Issuers or any Guarantor.

The Lead Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain such offices or agencies as required by Section 2.03 hereof for such purposes. The Lead Issuer shall give prompt written notice to the Trustee of any such designation or re- scission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office as such offices or agencies of the Issuers in accordance with Section 2.03 hereof.

Section 4.03. Reports and Other Information.

(a)So long as any Notes are outstanding, the Lead Issuer shall have its annual consolidated financial statements audited by a nationally recognized firm of independent auditors. In addition, after the Issue Date, so long as any Notes are outstanding, the Lead Issuer shall furnish to the Holders of the Notes the following reports:

(1)(x) all annual and quarterly financial statements substantially in forms that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q of the Lead Issuer, if the Lead Issuer were required to file such forms, plus a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” substantially consistent with the section in the Offering Memorandum; (y) with respect to the annual and quarterly information, a presentation of “Pro Forma Adjusted EBITDA” of the Lead Issuer substantially consistent with the presentation thereof in the Offering Memorandum and derived from such financial information; and (z) with respect to the annual financial statements only, a report on the annual financial statements by the Lead Issuer’s independent registered public accounting firm; and

(2)substantially the same information that would be required to be contained in filings with the SEC on Form 8-K under Items 1.01, 1.02, 1.03, 2.01 (only with respect to acquisitions that are “significant” at the 20% or greater level pursuant to clauses (1) and (2) of the definition of “Significant Subsidiary” under Rule 1-02 of Regulation S-X only), 4.01, 4.02(a) and (b), 5.01 and 5.02(b) (with respect to the principal executive officer, president, principal financial officer, principal accounting officer and principal operating officer only) and (c) (other than with respect to information otherwise required or contemplated by subclause (3) of such Item or by Item 402 of Regulation S-K) as in effect on the Issue Date if the Lead Issuer were required to file such re- ports;

provided, however, that (A) no such report shall be required to include as an exhibit, or to include a sum- mary of the terms of, any employment or compensatory arrangement, agreement, plan or understanding between the Lead Issuer (or any of its direct or indirect parent entities or its Subsidiaries) and any direc- tor, manager or officer, of the Lead Issuer (or any of its direct or indirect parent entities or its Subsidiar- ies), (B) the Lead Issuer shall not be required to make available any information regarding the occurrence of any of the events set forth in clause (2) above if the Lead Issuer determines in its good faith judgment that the event that would otherwise be required to be disclosed is not material to the Holders of the Notes or the business, assets, operations, financial positions or prospects of the Lead Issuer and its Restricted Subsidiaries taken as a whole, (C) no such report will be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any “non-GAAP” financial information contained therein, (D) no such report shall be required to comply with Regulation S-X including, without limitation, Rules 3-05, 3-09, 3-10, 3-16, 13-01, 13-02 or Article 11 thereof, (E) no such report shall be required to provide any information that is not otherwise similar to information currently included in or incorporated by reference into the Offering Memorandum, (F) trade secrets and other information that could cause competitive harm to the Lead Issuer and its Restricted Subsidiaries may be excluded from any disclosures; and (G) such financial statements and information may, at the election of the Lead Issuer, be prepared in accordance with U.S. GAAP or IFRS.

All such annual reports shall be furnished within 90 days after the end of the fiscal year to which they relate; all such quarterly reports shall be furnished within 45 days after the end of the fiscal quarter to which they relate.

The Lead Issuer will be deemed to have furnished the reports referred to in subclauses (1) and (2) of this Section 4.03(a) if Holdings or any other direct or indirect parent entity of the Lead Issuer has filed reports containing such information (or any such information of a parent entity pursuant to the fourth suc- ceeding paragraph) with the SEC.

If the Lead Issuer or any parent entity of the Lead Issuer does not file reports containing such in- formation with the SEC, then the Lead Issuer shall make available such information and such reports to any Holder of the Notes and to any beneficial owner of the Notes, in each case by posting such infor- mation on a password-protected website or online data system which shall require a confidentiality ac- knowledgment, and shall make such information readily available to any bona fide prospective investor, any securities analyst (to the extent providing analysis of investment in the Notes) or any market maker in the Notes who agrees to treat such information as confidential; provided that the Lead Issuer shall post such information thereon and make readily available any password or other login information to any such bonda fide prospective investor, securities analyst or market maker; provided, however, that the Lead Is- suer may deny access to any competitively-sensitive information otherwise to be provided pursuant to this covenant to any such Holder, beneficial owner, bona fide prospective investor, securities analyst or mar- ket maker to the extent that the Lead Issuer determines in good faith that the provision of such infor- mation to such Person would be competitively harmful to the Lead Issuer and its Subsidiaries; and pro- vided, further, that such Holders, beneficial owners, bona fide prospective investors, securities analysts and market makers shall agree to (A) treat all such reports (and information contained therein) as confi- dential, (B) not to use such reports (and the information contained therein) for any purpose other than their investment or potential investment in the Notes and (C) not publicly disclose any such reports (and the information contained therein).

(b)To the extent not satisfied by Section 4.03(a) hereof, the Lead Issuer shall furnish to Holders of the Notes, securities analysts and prospective investors upon request the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, so long as the Notes are not freely transferable under the Securities Act.

(c)If any Subsidiary of the Lead Issuer is an Unrestricted Subsidiary and if any such Unre- stricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would con- stitute a Significant Subsidiary of the Lead Issuer, then the annual and quarterly information required by Section 4.03(a)(1) hereof shall include a presentation of selected financial metrics (in the Lead Issuer’s sole discretion) of such Unrestricted Subsidiaries as a group in the “Management’s Discussion and Analy- sis of Financial Condition and Results of Operations.”

(d)Notwithstanding the foregoing, the Lead Issuer may satisfy its obligations under this Sec- tion 4.03 by furnishing financial information relating to any parent entity of the Lead Issuer; provided that if such parent entity is not a Guarantor then the same is accompanied by selected financial metrics or other disclosure that show the differences (in the Lead Issuer’s sole discretion) between the information relating to such parent, on the one hand, and the information relating to the Lead Issuer and its Restricted Subsidiaries on a stand-alone basis, on the other hand.

(e)Notwithstanding anything herein to the contrary, the Issuers will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (iii) of Section 6.01(a) hereof until 90 days after the receipt of the written notice delivered thereunder.

To the extent any information is not provided within the time periods specified in this Section
4.03and such information is subsequently provided, the Issuers will be deemed to have satisfied its obli- gations with respect thereto at such time and any Default with respect thereto shall be deemed to have been automatically cured.

Section 4.04.    Compliance Certificate.

(a)The Lead Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date (which fiscal year, as of the Issue Date, ends on December 31), a certifi- cate from its principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Lead Issuer and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether Lead Issuer and its Restricted Subsidiaries have kept, observed, performed and fulfilled their respective obliga- tions under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge, on behalf of the Lead Issuer, the Lead Issuer and its Restricted Subsidiaries have kept, observed, performed and fulfilled in all material respects each and every condition and covenant contained in this Indenture during such fiscal year and no Default has occurred and is continuing with re- spect to any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred and is continuing, describing all such Defaults of which he or she may have knowledge and what action the Lead Issuer is taking or proposes to take with respect thereto).

(b)When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Lead Issuer or any Restricted Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Lead Issuer shall promptly
(which shall be no more than 20 Business Days after becoming aware of such Default) deliver to the Trustee by registered or certified mail or by facsimile or electronic transmission an Officer’s Certificate specifying such Default (unless such Default has been cured or waived within such 20-Business Day time period).

Section 4.05.    Taxes. The Lead Issuer shall pay or discharge, and shall cause each of its Re- stricted Subsidiaries to pay or discharge, prior to delinquency, all material taxes, lawful assessments, and governmental levies except such as are contested in good faith and by appropriate actions or where the failure to effect such payment or discharge is not adverse in any material respect to the Holders.

Section 4.06.    Stay, Extension and Usury Laws. The Issuers and each of the Guarantors cove- nant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wher- ever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture and the Notes; and the Issuers and each of the Guarantors (to the extent that they may law- fully do so) hereby expressly waive all benefit or advantage of any such law, and (to the extent that they may lawfully do so) covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07.    Limitation on Restricted Payments.

(a)The Lead Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, di- rectly or indirectly:

(i)declare or pay any dividend or make any payment or distribution on account of the Lead Issuer’s, or any of its Restricted Subsidiaries’, Equity Interests (in each case, solely to a holder of Equity Interests in such Person’s capacity as a holder of such Equity Interests), includ- ing any dividend, payment or distribution payable in connection with any merger, amalgamation or consolidation other than:

(A)dividends, payments and distributions by the Lead Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Lead Issuer or in options, war- rants or other rights to purchase such Equity Interests (other than Disqualified Stock); or

(B)dividends, payments and distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Lead Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(ii)purchase, redeem, defease or otherwise acquire or retire for value any Equity In- terests of the Lead Issuer or Holdings (or any other direct or indirect parent company of the Lead Issuer, including any purchase, redemption, defeasance, acquisition or retirement in connection with any merger, amalgamation or consolidation, in each case held by a Person other than the Lead Issuer or a Restricted Subsidiary;

(iii)make any principal payment on, or redeem, repurchase, defease or otherwise ac- quire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of the Issuers or a Subsidiary Guarantor, other than:

(A)Indebtedness permitted under clauses (vii), (viii) and (ix) of Section 4.09(b) hereof; or

(B)the payment, redemption, purchase, repurchase, defeasance or other ac- quisition or retirement for value of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year after the date of payment, redemption, purchase, repurchase, de- feasance or acquisition or retirement; or

(iv)make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above (other than any ex- ceptions thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A)(x) in the case of a Restricted Payment under clauses (i) and (ii) above, no Event of Default shall have occurred and be continuing or would occur as a conse- quence thereof and, in the case of a Restricted Payment under clauses (iii) and (iv) above, no Event of Default described under clause (i), (ii) or (vi) of Section 6.01(a) hereof shall have occurred and be continuing or would occur as a consequence thereof and (y) except with respect to a Restricted Payment made pursuant to clause (B)(7) below, after giving pro forma effect to the payment of any such Restricted Payment, the Consolidated Total Net Leverage Ratio shall be no greater than 3.50 to 1.00; and; and

(B)such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Lead Issuer and its Restricted Subsidiaries after the Is- sue Date (including Restricted Payments permitted by clauses (i) (without duplication) and (vi)(C) of Section 4.07(b) hereof), but excluding all other Restricted Payments per- mitted by Section 4.07(b) hereof), is less than the sum of (without duplication) (the “Cu- mulative Credit”):

(1)50% of the Consolidated Net Income of the Lead Issuer for the period (taken as one accounting period and including any predecessor of the Lead Issuer) from the beginning of the fiscal quarter in which the Issue Date occurs to the end of the Lead Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(2)100% of the aggregate Net Cash Proceeds and the fair market value of marketable securities or other property received by the Lead Issuer or its Restricted Subsidiaries after the Issue Date (other than Net Cash Proceeds to the extent such Net Cash Proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (xii)(A) of Section 4.09(b) hereof) from the issue or sale of:

(i)(A) Equity Interests of the Lead Issuer, including Treas- ury Capital Stock, but excluding Net Cash Proceeds and the fair market value of marketable securities or other property received from the sale of:

(x)Equity Interests of the Lead Issuer to any future, present or former employees, directors, officers, managers, inde- pendent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Lead Issuer, any direct or indirect parent company of the Lead Issuer or any of the Lead Issuer’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (iv) of Section 4.07(b) hereof; and

(y)Designated Preferred Stock; and

(B)    to the extent such Net Cash Proceeds, marketable securi- ties or other property are actually contributed to the Lead Issuer or any of its Restricted Subsidiaries, Equity Interests of the Lead Issuer or any of the Lead Issuer’s direct or indirect parent companies (excluding contri- butions of the proceeds from the sale of Designated Preferred Stock of any such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (iv) of Section 4.07(b) hereof); or

(ii)Indebtedness of the Lead Issuer or a Restricted Subsidi- ary that has been converted into or exchanged for such Equity Interests of the Lead Issuer or a parent company of the Lead Issuer;

provided that this clause (2) shall not include the proceeds from (w) Refunding Capital Stock applied in accordance with clause (ii) of Section 4.07(b) hereof, (x) Equity Interests or convertible debt securities of the Lead Issuer or a Restricted Subsidiary sold to a Restricted Subsidiary or to the Lead Issuer , (y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (z) Excluded Contributions; plus

(3)100% of the aggregate amount of Cash Equivalents and the fair market value of marketable securities or other property contributed to the capital of the Lead Issuer or a Restricted Subsidiary (including the aggregate principal amount of any Indebtedness of the Lead Issuer or a Restricted Subsidiary contrib- uted to the Lead Issuer or a Restricted Subsidiary for cancellation) or that be- comes part of the capital of the Lead Issuer or a Restricted Subsidiary through consolidation, amalgamation or merger following the Issue Date (other than (i) Net Cash Proceeds to the extent such Net Cash Proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (xii)(A) of Section 4.09(b) hereof, (ii) contributions by a Restricted Subsidiary and (iii) any Excluded Contributions); plus

(4)100% of the aggregate amount received in Cash Equivalents and the fair market value of marketable securities or other property received by the Lead Issuer or any Restricted Subsidiary by means of:

(i)the sale or other disposition (other than to the Lead Is- suer or a Restricted Subsidiary) of, or other returns of or on Investments from, Restricted Investments made by the Lead Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Invest- ments from the Lead Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Re- stricted Investments made by the Lead Issuer or its Restricted Subsidiar- ies, in each case after the Issue Date; or

(ii)the issuance, sale or other disposition (other than to the Lead Issuer or a Restricted Subsidiary) of the Equity Interests of, or a dividend or distribution (other than an Excluded Contribution) from, an Unrestricted Subsidiary (other than, in each case, to the extent the Invest- ment in such Unrestricted Subsidiary was made by the Lead Issuer or a Restricted Subsidiary pursuant to clause (vii) of Section 4.07(b) hereof or to the extent such Investment constituted a Permitted Investment, but in- cluding such Cash Equivalents and fair market value to the extent ex- ceeding the amount of such Investment), in each case, after the Issue Date; or

(iii)any returns, profits, distributions and similar amounts received on account of any Permitted Investment subject to a U.S. dollar- denominated or ratio-based basket (to the extent in excess of the original amount of such Investment) and without duplication of any returns, prof- its, distributions or similar amounts included in the calculation of such basket; plus

(5)in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unre- stricted Subsidiary into the Lead Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Lead Issuer or a Restricted Subsidiary after the Issue Date, the fair market value (as determined by the Lead Issuer in good faith) of the Investment in such Unre- stricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Lead Issuer or a Restricted Subsidiary pursuant to clause (vii) of Section 4. 07(b) hereof or to the extent such Investment constituted a Permitted Investment made after the Issue Date, but, to the extent exceeding the amount of such Permitted Investment, in- cluding such excess amounts of fair market value; plus

(6)the aggregate amount of Declined Collateral Proceeds and De- clined Proceeds since the Issue Date; plus

(7)the greater of (A) $150.0 million and (B) 25% of LTM EBITDA.

(b)The provisions of Section 4.07(a) hereof shall not prohibit:

(i)the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distri- bution or the giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Indenture;

(ii)(A) the redemption, repurchase, defeasance, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”), including any accrued and unpaid dividends thereon, or Subordinated Indebtedness of the Lead Issuer or any Restricted Subsidiary or any Eq- uity Interests of any direct or indirect parent company of the Lead Issuer, in exchange for, or in an amount not to exceed the proceeds of, the sale or issuance, within 120 days of such redemption, repurchase, retirement or other acquisition (other than to a Restricted Subsidiary) of Equity Inter- ests of the Lead Issuer or any direct or indirect parent company of the Lead Issuer to the extent contributed to the Lead Issuer (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (B) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Lead Issuer or to an employee stock ownership plan or any trust established by the Lead Issuer or any of its Subsidiaries) of Refunding Capital Stock, and (C) if, immediately prior to the retire- ment of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clauses (vi)(A) or (B) of this Section 4.07(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indi- rect parent company of the Lead Issuer) in an aggregate amount per year no greater than the ag- gregate amount of dividends per annum that were declarable and payable on such Treasury Capi- tal Stock immediately prior to such retirement;

(iii)the prepayment, defeasance, redemption, repurchase, exchange or other acquisi- tion or retirement of (1) Subordinated Indebtedness of an Issuer or a Subsidiary Guarantor made by exchange for, or in an amount not to exceed the proceeds of the sale of, new Indebtedness of the Issuers or a Subsidiary Guarantor or Disqualified Stock of the Issuers or a Subsidiary Guaran- tor made within 120 days of such incurrence or issuance of new Indebtedness or Disqualified Stock or (2) Disqualified Stock of the Issuers or a Subsidiary Guarantor made by exchange for, or in an amount not to exceed the proceeds of the sale of, Disqualified Stock of the Issuers or a Sub- sidiary Guarantor made within 120 days of such issuance of Disqualified Stock, that, in each case, is incurred or issued, as applicable, in compliance with Section 4.09 hereof so long as:

(A)the principal amount (or accreted value, if applicable) of such new In- debtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any ac- crued and unpaid dividends on, the Disqualified Stock being so prepaid, defeased, re- deemed, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including tender premium) paid on the Subordinated Indebtedness or Disquali- fied Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired, de- feasance costs and any fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(B)such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so defeased, re- deemed, repurchased, exchanged, acquired or retired;

(C)such new Indebtedness or Disqualified Stock has a final scheduled ma- turity date equal to or later than the final scheduled maturity date of the Subordinated In- debtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired (or, if earlier, a date that is at least 91 days after the maturity date of the Notes); and

(D)such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Ma- turity of the Subordinated Indebtedness or Disqualified Stock being so defeased, re- deemed, repurchased, exchanged, acquired or retired (or requires no or nominal payments in cash prior to the date that is 91 days after the maturity date of the Notes);

(iv)a Restricted Payment to pay for the repurchase, redemption or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Lead Issuer or any direct or indirect parent company of the Lead Issuer held by any future, present or former em- ployees, directors, officers, managers, members, partners, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Lead Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any em- ployee, director, officer, manager, member, partner, independent contractor or consultant equity plan or stock option plan or any other employee, director, officer, manager, member, partner, in- dependent contractor or consultant benefit plan or agreement, or any equity subscription or equi- tyholder agreement or any termination agreement (including, for the avoidance of doubt, any principal and interest payable on any Indebtedness issued by the Lead Issuer or any direct or indi- rect parent company of the Lead Issuer in connection with such repurchase, retirement or other acquisition), including any Equity Interest received or rolled over by any future, present or former employees, directors, officers, managers, members, partners, independent contractors or consult- ants of the Lead Issuer, any of its Subsidiaries or any direct or indirect parent company of the Lead Issuer in connection with the Transactions or any other transaction; provided, that the aggre- gate amount of Restricted Payments made under this clause (iv) does not exceed in any calendar year an amount equal to $25.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $50.0 million in any calendar year; provided, further, that such amount in any calen- dar year under this clause may be increased by an amount not to exceed:

(A)the cash proceeds from the sale of Equity Interests (other than Disquali- fied Stock and other than to a Restricted Subsidiary) of the Lead Issuer and, to the extent contributed to the Lead Issuer or its Subsidiaries, the cash proceeds from the sale of Eq- uity Interests of any of the Lead Issuer’s direct or indirect parent companies, in each case to any future, present or former employees, directors, officers, managers, members, part- ners, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Lead Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments under the Cumulative Credit; plus

(B)the amount of any cash bonuses otherwise payable to future, present or former employees, directors, officers, managers, members, partners, independent contrac- tors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Lead Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that are foregone in exchange for the receipt of Equity Interests of the Lead Issuer or any of its direct or indirect parent companies pursuant to any compensa- tion arrangement, including any deferred compensation plan; plus

(C)the cash proceeds of key man life insurance policies received by the Lead Issuer or its Restricted Subsidiaries (or any direct or indirect parent company of the Lead Issuer to the extent contributed to the Lead Issuer or one of its Subsidiaries) after the Is- sue Date; less

(D)the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A), (B) and (C) of this clause (iv);

provided, that the Lead Issuer may elect to apply all or any portion of the aggregate increase con- templated by clauses (A), (B) and (C) of this clause (iv) in any calendar year; and provided, fur- ther, that (i) cancellation of Indebtedness owing to the Lead Issuer or any Restricted Subsidiary from any future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants (or their respective Controlled Investment Affiliates or Im- mediate Family Members) of the Lead Issuer, any of the Lead Issuer’s direct or indirect parent companies or any of the Lead Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Lead Issuer or any of its direct or indirect parent companies and (ii) the repurchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon or in connection with the exercise of options, warrants or similar instruments if such Equity Interests represent all or a portion of the exercise price thereof or payments, in lieu of the issuance of fractional Equity Interests or withholding to pay other taxes payable in connection therewith, in the case of each of clauses (i) and (ii), will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;

(v)the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Lead Issuer or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 4.09 hereof to the extent such dividends or distributions are included in the definition of “Fixed Charges”;

(vi)(A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Lead Issuer after the Is- sue Date;

(B)the declaration and payment of dividends to any direct or indirect parent company of the Lead Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Dis- qualified Stock) issued by such parent company after the Issue Date; provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Lead Issuer from the sale of such Designated Preferred Stock; or

(C)the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (ii) of this Section 4.07(b);

provided, in the case of each of (A) and (C) of this clause (vi), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preced- ing the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declara- tion on a pro forma basis, the Lead Issuer could incur $1.00 of additional Indebtedness pursuant to Section 4.09(a) hereof;

(vii)Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (vii) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the pro- ceeds of such sale do not consist of Cash Equivalents or marketable securities (until such pro- ceeds are converted to Cash Equivalents), not to exceed the greater of (a) $50.0 million and
(b)8% of LTM EBITDA at the time of such Investment (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any re- turns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments; provided, however, that if any Investment pursuant to this clause (vii) is made in any Person that is not a Restricted Sub- sidiary of the Lead Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) of the definition of “Permitted Investments” and shall cease to have been made pursuant to this clause (vii);

(viii)payments made or expected to be made by the Lead Issuer or any Restricted Sub- sidiary in respect of withholding or similar taxes payable upon or in connection with the exercise or vesting of Equity Interests or any other equity award by any future, present or former em- ployee, director, officer, member of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Lead Issuer or any Restricted Sub- sidiary or any direct or indirect parent company of the Lead Issuer and any repurchases or with- holdings of Equity Interests in connection with the exercise or vesting of stock options, warrants or the issuance of restricted stock units or similar equity-based awards or payments in lieu of the issuance of fractional Equity Interests with respect to stock options, warrants, restricted stock units or similar equity-based awards;

(ix)Restricted Payments in an aggregate amount per annum not to exceed 5.0% of Market Capitalization;

(x)Restricted Payments that are made (a) in an amount that does not exceed the ag- gregate amount of Excluded Contributions received following the Issue Date or (b) without dupli- cation with clause (a), in an amount not to exceed the cash proceeds from a sale, conveyance, transfer or other disposition in respect of property or assets acquired after the Issue Date, if the acquisition of such property or assets was financed with Excluded Contributions;

(xi)(A) Restricted Payments in an aggregate amount taken together with all other Re- stricted Payments made pursuant to this clause (xi)(A) (in the case of Restricted Investments, at the time outstanding (without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of, or have not been converted to, Cash Equivalents)) not to exceed the greater of (a) $150.0 million and (b) 25% of LTM EBITDA at such time (in the case of a Re- stricted Investment, determined on the date such Investment is made, with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value, plus the amount of any returns (including dividends, payments, interest, distri- butions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments); provided, however, that if any Restricted Payment pursuant to this clause (xi)(A) consists of an Investment made in any Person that is not a Restricted Subsidiary of the Lead Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursu- ant to clause (a) of the definition of “Permitted Investments” and shall cease to have been made pursuant to this clause (xi)(A); and (B) any Restricted Payments, so long as, after giving pro forma effect to the payment of any such Restricted Payment, the Consolidated Total Net Lever- age Ratio shall be no greater than 2.00 to 1.00;

(xii)distributions or payments of Securitization Fees;

(xiii)any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or used to fund amounts owed in connection with the Transactions (including dividends or distributions to any direct or indirect parent company of the Lead Issuer to permit payment by such parent company of such amounts);

(xiv)the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness, Disqualified Stock or Preferred Stock pursuant to the provisions simi- lar to those described under Sections 4.10 and 4.14 hereof; provided that if the Issuers shall have been required to make a Change of Control Offer, Collateral Asset Sale Offer or Asset Sale Offer, as applicable, to purchase the Notes on the terms provided in this Indenture applicable to Change of Control Offers, Collateral Asset Sale Offers or Asset Sale Offers, respectively, all Notes val- idly tendered by Holders of such Notes in connection with a Change of Control Offer, Collateral Asset Sale Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(xv)the declaration and payment of dividends or distributions by the Lead Issuer to, or the making of loans to, any direct or indirect parent company of the Lead Issuer in amounts required for any direct or indirect parent company of the Lead Issuer to pay, in each case without duplication:

(A)franchise, excise and similar taxes, and other fees and expenses, required to maintain its corporate or other legal existence;

(B)[Reserved];

(C)salary, bonus, severance, indemnity and other benefits payable to future, present or former employees, directors, officers, managers, members, partners, independ- ent contractors or consultants of any direct or indirect parent company of the Lead Issuer to the extent such salaries, bonuses, severance, indemnity and other benefits are attributa- ble to the ownership or operation of the Lead Issuer and its Restricted Subsidiaries;

(D)general organizational, operating, administrative, compliance, overhead and other costs and expenses (including, without limitation, expenses related to auditing or other accounting or tax reporting matters) and, following the first public offering of the Lead Issuer’s common equity or the common equity of any direct or indirect parent com- pany of the Lead Issuer, listing fees and other costs and expenses attributable to being a publicly traded company of any direct or indirect parent company of the Lead Issuer;

(E)fees and expenses related to any equity or debt offering, financing trans- action, acquisition, divestiture, investment or other non-ordinary course transaction
(whether or not successful) of such parent entity; provided that any such transaction was in the good faith judgment of the Lead Issuer intended to be for the benefit of the Lead Issuer and its Restricted Subsidiaries;

(F)[Reserved];

(G)(i) cash payments in lieu of issuing fractional shares or interests in con- nection with the exercise of warrants, options, other equity-based awards or other securi- ties convertible into or exchangeable for Equity Interests of the Lead Issuer or any direct or indirect parent company of the Lead Issuer and any dividend, split or combination thereof or any transaction permitted under this Indenture and (ii) any conversion request by a holder of convertible Indebtedness and cash payments in lieu of fractional shares or interests in connection with any such conversion and payments on convertible Indebted- ness in accordance with its terms;

(H)to finance Investments that would otherwise be permitted to be made pursuant to this Section 4.07 if made by the Lead Issuer or its Restricted Subsidiaries; provided, that (1) such Restricted Payment shall be made within 120 days of the closing of such Investment, (2) such direct or indirect parent company shall, promptly following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Lead Issuer or its Restricted Subsidiaries or (y) the merger, consolidation or amalgamation of the Person formed or acquired into the Lead Issuer or its Restricted Subsidiaries (to the extent not prohibited by Section 5.01 hereof) in order to consummate such Investment, (3) such direct or indirect parent company and its Affiliates (other than the Lead Issuer or a Restricted Subsidiary) receives no consider- ation or other payment in connection with such transaction except to the extent the Lead Issuer or a Restricted Subsidiary could have given such consideration or made such pay- ment to such direct or indirect parent company in compliance with this Indenture, (4) any property received by the Lead Issuer shall not increase amounts available for Restricted Payments pursuant to the Cumulative Credit and (5) such Investment shall be deemed to be made by the Lead Issuer or such Restricted Subsidiary pursuant to another provision of this Section 4.07(b) (other than pursuant to clause (x) hereof) or pursuant to the defini- tion of “Permitted Investments” (other than clause (i) thereof);

(I)amounts that would be permitted to be paid by the Lead Issuer or its Re- stricted Subsidiaries under clauses (iv), (viii), (ix), (xiii) and (xiv) of Section 4.11(b)

hereof; provided that the amount of any dividend or distribution under this clause (xv)(I) to permit such payment shall reduce, without duplication, Consolidated Net Income of the Lead Issuer to the extent, if any, that such payment would have reduced Consolidated Net Income of the Lead Issuer if such payment had been made directly by the Lead Issuer and increase (or, without duplication of any reduction of Consolidated Net Income, de- crease) EBITDA to the extent, if any, that Consolidated Net Income is reduced under this clause (xv)(I) and such payment would have been added back to (or, to the extent ex- cluded from Consolidated Net Income, would have been deducted from) EBITDA if such payment had been made directly by the Lead Issuer, in each case, in the period such pay- ment is made; and

(J)amounts in respect of Indebtedness of such direct or indirect parent com- pany of the Lead Issuer which is guaranteed by the Lead Issuer or a Restricted Subsidi- ary;

(xvi)[Reserved];

(xvii)mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment so long as the amount of such redemptions are no greater than the amount that constituted such Restricted Payment or Permitted Investment;

(xviii)payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with any Permitted Investment or a consolidation, merger or transfer of assets that complies with, or is not prohibited by, Section 5.01 hereof;

(xix)the repurchase, redemption or other acquisition of Equity Interests of the Lead Issuer or any Restricted Subsidiary deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Lead Issuer or any Restricted Subsidiary, in each case, permitted under this Indenture;

(xx)payments by the Lead Issuer to any direct or indirect parent of the Lead Issuer for any taxable period (a) for which the Lead Issuer and/or any of its Subsidiaries is a member of a consolidated, combined or similar foreign, federal, state or local income or similar tax group that includes the Lead Issuer and/or its Subsidiaries and whose common parent is a direct or indirect parent of the Lead Issuer (a “Tax Group”) or (b) for which the Lead Issuer is a disregarded entity or a partnership with a direct or indirect corporate parent (a “Corporate Parent”), to the extent such income or similar Taxes are attributable to the income of the Lead Issuer and/or its Re- stricted Subsidiaries, as applicable, and, to the extent of any cash amounts actually received from its Unrestricted Subsidiaries for such purpose, to the income of such Unrestricted Subsidiaries, to pay the portion of such U.S. federal, state and local and/or foreign income or similar Taxes (as applicable) of such Tax Group or such Corporate Parent that are attributable to the taxable in- come of the Lead Issuer and/or its applicable Subsidiaries; provided that in each case the amount of such payments in respect of any taxable year does not exceed the amount that the Lead Issuer and/or its applicable Restricted Subsidiaries (and, to the extent permitted above, its applicable Unrestricted Subsidiaries), as applicable, would have been required to pay in respect of the rele- vant foreign, federal, state or local income or similar Taxes for such taxable year had the Lead

Issuer and/or its applicable Subsidiaries (including its Unrestricted Subsidiaries to the extent de- scribed above), as applicable, paid such Taxes separately from any such parent company for all relevant taxable periods;

(xxi)[Reserved]; and

(xxii)Restricted Payments payable solely in Preferred Stock existing as of the Issue Date of the Lead Issuer or any of its Restricted Subsidiaries permitted by Section 4.09 in an ag- gregate amount not to exceed $12.5 million in any fiscal year of the Lead Issuer (subject to a carry-forward of unused or deferred amounts in any fiscal year to the subsequent fiscal year and carry-back of the amount available in the subsequent fiscal year to the current fiscal year);

(xxiii)Restricted Payments under hedge and warrant or other derivative transactions en- tered into in connection with any Permitted Convertible Notes Offering (including payments to Holdings or another direct or indirect parent of the Lead Issuer in respect of such transactions re- lated to its convertible Indebtedness, to the extent such convertible Indebtedness is guaranteed by the Lead Issuer or any of its Restricted Subsidiaries in accordance with this Indenture) or any early termination thereof; and

(xxiv)the making of cash payments in satisfaction of the conversion obligation upon conversion of convertible Indebtedness issued in any Permitted Convertible Notes Offering (in- cluding payments to Holdings or another direct or indirect parent of the Lead Issuer in respect of its convertible Indebtedness, to the extent guaranteed by the Lead Issuer or any of its Restricted Subsidiaries in accordance with this Indenture); provided that, to the extent the aggregate amount of such cash payments made since the Issue Date exceeds the sum of (x) the principal amount of such convertible Indebtedness plus (y) the amount of any payments received by the Lead Issuer or any of its Restricted Subsidiaries since the Issue Date pursuant to the exercise, settlement or termination in connection with convertible Indebtedness such cash payments shall be subtracted from the sum in clause (2) at the first paragraph of this covenant;

provided that at the time of, and after giving effect to, (x) any Restricted Payment other than a Restricted Investment permitted under clause (xi)(B) of this Section 4.07(b), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof or (y) any Restricted Investment permitted under clause (xi)(B) of this Section 4.07(b), no Event of Default under Section 6.01(a)(i), (ii), (vi) or (vii) hereof shall have occurred and be continuing or would occur as a consequence thereof.

(c)For purposes of determining compliance with this Section 4.07, in the event that a pro- posed Restricted Payment (or a portion thereof) meets the criteria of clauses (i) through (xxiv) of Section 4.07(b) hereof and/or one or more of the clauses contained in the definition of “Permitted Investments,” or is entitled to be made pursuant to Section 4.07(a) hereof, the Lead Issuer will be entitled to divide or classify or later divide or reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or a portion thereof) between such clauses (i) through (xxiv) and such Section 4.07(a) and/or one or more of the clauses contained in the definition of “Permitted Investments,” in any manner that otherwise complies with this Section 4.07.

(d)the Lead Issuer shall not permit any Unrestricted Subsidiary to become a Restricted Sub- sidiary except pursuant to the penultimate sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Invest- ments by the Lead Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the penulti- mate sentence of the definition of “Investments.” Such designation shall be permitted only if a Restricted

Payment in such amount would be permitted at such time, pursuant to this Section 4.07, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unre- stricted Subsidiary. Unrestricted Subsidiaries shall not be subject to any of the restrictive covenants set forth in this Indenture. For the avoidance of doubt, this Section 4.07 shall not restrict the making of any “AHYDO catch up payment” with respect to, and required by the terms of, any Indebtedness of the Lead Issuer or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Indenture.

Section 4.08.    Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)The Lead Issuer shall not, and shall not permit any of its Restricted Subsidiaries that is not an Issuer or a Subsidiary Guarantor to, directly or indirectly, create or otherwise cause or suffer to ex- ist or become effective any consensual encumbrance or consensual restriction on the ability of such Re- stricted Subsidiary that is not an Issuer or a Subsidiary Guarantor to:

(i)(A) pay dividends or make any other distributions to an Issuer or any Subsidiary Guarantor on its Capital Stock or with respect to any other interest or participation in, or meas- ured by, its profits; or

(B)    pay any Indebtedness owed to the Issuers or any Subsidiary Guarantor;

(ii)make loans or advances to the Issuers or any Subsidiary Guarantor; or

(iii)sell, lease or transfer any of its properties or assets to the Issuers or any Subsidi- ary Guarantor;

(b)The restrictions in Section 4.08(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:

(i)encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Secured Credit Facilities and the related documentation and Hedging Obligations;

(ii)this Indenture, the Notes and the Guarantees;

(iii)Purchase Money Obligations and Financing Lease Obligations that impose re- strictions of the nature discussed in clause (iii) of Section 4.08(a) hereof on the property so pur- chased, leased, expanded, constructed, developed, installed, replaced, relocated, renewed, main- tained, upgraded, repaired or improved;

(iv)applicable law or any applicable rule, regulation or order;

(v)(A) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into an Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unre- stricted Subsidiary to an Issuer or a Restricted Subsidiary, any agreement or other instrument of such Unrestricted Subsidiary (but, in any such case, not created in contemplation thereof) and (B) any agreement or other instrument of a Person acquired by or merged or consolidated with or into an Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into an Issuer or any of its Restricted Subsidiaries or assumed in connec- tion with the acquisition of assets from such Person (but, in any such case, not created in contem-

plation thereof), which encumbrance or restriction is not applicable to any Person, or the proper- ties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired;

(vi)contracts for the sale or disposition of assets, including sale-leaseback agree- ments, including customary restrictions with respect to a Subsidiary of the Lead Issuer pursuant to an agreement that has been entered into for the sale or disposition of any of the Capital Stock or assets of such Subsidiary;

(vii)Secured Indebtedness otherwise permitted to be incurred pursuant to Sections
4.09 and 4.12 hereof that limit the right of the debtor to dispose of or incur Liens on the assets securing such Indebtedness;

(viii)restrictions on Cash Equivalents or other deposits or net worth imposed by sup- pliers, customers or landlords under contracts entered into in the ordinary course of business or consistent with past practice or arising in connection with any Permitted Liens;

(ix)other Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidi- aries that are not an Issuer or a Subsidiary Guarantor permitted to be incurred subsequent to the Issue Date pursuant to the provisions of Section 4.09 hereof;

(x)customary provisions in joint venture agreements and other similar agreements or arrangements relating to such joint venture;

(xi)provisions contained in leases, sub-leases, licenses, sub-licenses or similar agree- ments, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business or consistent with industry practices or that in the judg- ment of the Lead Issuer would not materially impair the Issuers’ ability to make payments under the Notes when due;

(xii)restrictions or conditions contained in any trading, netting, operating, construc- tion, service, supply, purchase, sale or other agreement to which an Issuer or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past prac- tice; provided that such agreement prohibits the encumbrance of solely the property or assets of an Issuer or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of such Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidi- ary;

(xiii)customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary or the assignment of any license or sub-license agreement;

(xiv)provisions restricting assignment of any agreement entered into in the ordinary course of business or consistent with past practice;

(xv)restrictions arising in connection with cash or other deposits permitted under Sec- tion 4.12 hereof;

(xvi)any agreement or instrument relating to any Indebtedness, Disqualified or Pre- ferred Stock permitted to be incurred or issued subsequent to the Issue Date pursuant to Section

4.09 hereof if (A) the encumbrances and restrictions are not materially more disadvantageous, taken as a whole, to the Holders than is customary in comparable financings for similarly situated issuers (as determined in good faith by the Lead Issuer), (B) the encumbrances and restrictions are not materially more restrictive, taken as whole, with respect to such Restricted Subsidiaries, than the restrictions or encumbrances (x) contained in this Indenture, the Senior Secured Credit Facilities or related security documents as of the Issue Date or (y) otherwise in effect on the Issue Date or (C) either (x) the Lead Issuer determines that such encumbrance or restriction will not materially impair the Issuers’ ability to make principal and interest payments on the Notes as and when they come due or (y) such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebted- ness;

(xvii)restrictions created in connection with any Qualified Securitization Facility; and

(xviii)any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) of Section 4.08(a) hereof imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xvii) of this Section 4.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replace- ments or refinancings are, in the good faith judgment of the Lead Issuer, not materially more re- strictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replace- ment or refinancing.

For purposes of determining compliance with this Section 4.08, (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions be- ing paid on common equity shall not be deemed a restriction on the ability to make distributions on Capi- tal Stock and (y) the subordination of (including the application of any standstill requirements to) loans and advances made to an Issuer or a Restricted Subsidiary to other Indebtedness incurred by such Issuer or such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.09.    Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)The Issuers shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contin- gently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebt- edness (including Acquired Indebtedness) and the Issuers shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or any Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor to issue Preferred Stock; provided, that the Issu- ers may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness) and issue shares of Disqualified Stock and any Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor may is- sue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis of the Lead Is- suer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal fi- nancial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, de- termined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four- quarter period; provided that the then outstanding aggregate principal amount of Indebtedness (including

Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as appli- cable, pursuant to this Section 4.09(a) (plus any Refinancing Indebtedness in respect thereof) by Re- stricted Subsidiaries that are not Issuers or Subsidiary Guarantors, together with clause (xiv) of the second paragraph of this covenant, shall not exceed the greater of (a) $250.0 million and (b) 42% of LTM EBITDA (in each case, determined on the date of such incurrence).

(b)The provisions of Section 4.09(a) hereof shall not apply to:

(i)Indebtedness incurred pursuant to any Credit Facilities by the Issuers or any of their Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ ac- ceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided that immediately after giving effect to any such incurrence or issuance (including pro forma application of the net proceeds there- from), the then outstanding aggregate principal amount of all Indebtedness incurred or issued un- der this clause (i) does not exceed (a) the sum of (A) $550.0 million, plus, (B) an amount equal to
$780.0 million plus (C) the greater of $300.0 million and 50% of LTM EBITDA plus (B) an addi- tional amount after all amounts have been incurred under subclause (A), if after giving pro forma effect to the incurrence of such additional amount (including a pro forma application of the net proceeds therefrom), the Consolidated First Lien Net Leverage Ratio would either (x) have been equal to or less than 2.25 to 1.00 or (y) in the case of Indebtedness being applied to finance an acquisition or other Investment, have been no greater than the Consolidated First Lien Net Lever- age Ratio as of immediately prior to such incurrence and application of net proceeds; provided that for purposes of determining the amount that may be incurred under this clause (i)(B) only, all Indebtedness incurred under this clause (i)(B) shall be deemed to be included in clause (1) of the definition of “Consolidated First Lien Net Leverage Ratio;”
(ii)the incurrence by an Issuer and any Subsidiary Guarantor of Indebtedness repre- sented by the Notes and the Guarantees (but excluding any Additional Notes and any guarantees thereof);

(iii)Indebtedness, Disqualified Stock and Preferred Stock of the Issuers or their Re- stricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses
(i)and (ii) of this Section 4.09(b));

(iv)Indebtedness (including Financing Lease Obligations and Purchase Money Obli- gations), Disqualified Stock and Preferred Stock incurred or issued by the Issuers or any of their Restricted Subsidiaries to finance the purchase, lease, expansion, construction, development, in- stallation, replacement, relocation, renewal, maintenance, upgrade, repair or improvement of property (real or personal), equipment or any other asset, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount (together with any Refinancing Indebtedness in respect thereof) not to exceed the greater of
(a) $150.0 million and (b) 25% of LTM EBITDA (in each case, determined at the date of incur- rence or issuance); it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (iv) may be allocated by the Lead Issuer such that it ceases to be deemed incurred or outstanding for purposes of this clause (iv) but is instead deemed in- curred under the first paragraph of this covenant from and after the first date on which the Issuers or such Restricted Subsidiaries could have incurred such Indebtedness, Disqualified Stock or Pre- ferred Stock under the first paragraph of this covenant without reliance on this clause (iv);

(v)Indebtedness incurred by the Issuers or any of their Restricted Subsidiaries con- stituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s ac- ceptances, warehouse receipts, or similar instruments issued or created, or relating to obligations or liabilities incurred, in the ordinary course of business or consistent with past practice, including letters of credit in favor of suppliers or trade creditors or in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimburse- ment type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self- insurance;

(vi)Indebtedness, Disqualified Stock and Preferred Stock arising from (A) Permitted Intercompany Activities and (B) agreements of the Issuers or their Restricted Subsidiaries provid- ing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, as- sets, a Subsidiary or Investment, other than guarantees of Indebtedness for borrowed money in- curred by any Person acquiring all or any portion of such business, assets, Subsidiary or Invest- ment for the purpose of financing such acquisition;

(vii)Indebtedness, Disqualified Stock and Preferred Stock of the Issuers to a Re- stricted Subsidiary; provided that any such Indebtedness, Disqualified Stock or Preferred Stock owing to a Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor, excluding any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued in the ordinary course of business or consistent with past practice, is subordinated in right of payment (to the extent permit- ted by applicable law) to the Notes (for the avoidance of doubt, any such Indebtedness, Disquali- fied Stock or Preferred Stock owing to a Restricted Subsidiary that is not an Issuer or a Subsidi- ary Guarantor shall be deemed to be expressly subordinated in right of payment to the Notes un- less the terms of such Indebtedness, Disqualified Stock or Preferred Stock expressly provide oth- erwise); provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness, Disqualified Stock or Preferred Stock (except to an Issuer or another Restricted Subsidiary or any pledge of such Indebtedness, Disqual- ified Stock or Preferred Stock constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness, Disqualified Stock or Preferred Stock (to the extent such In- debtedness, Disqualified Stock or Preferred Stock is then outstanding) not permitted by this clause (vii);

(viii)Indebtedness, Disqualified Stock and Preferred Stock of a Restricted Subsidiary to an Issuer or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness, Disqualified Stock or Preferred Stock to a Restricted Subsidiary that is not an Is- suer or a Guarantor, excluding any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued in the ordinary course of business or consistent with past practice, such Indebtedness, Disqualified Stock or Preferred Stock is subordinated in right of payment (to the extent permitted by applicable law) to the Guarantee of the Notes by such Subsidiary Guarantor, as applicable (for the avoidance of doubt, any such Indebtedness, Disqualified Stock or Preferred Stock owing to a Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor shall be deemed to be ex- pressly subordinated in right of payment to the Guarantee of the Notes by such Subsidiary Guar- antor, as applicable, unless the terms of such Indebtedness, Disqualified Stock or Preferred Stock expressly provide otherwise); provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness, Disqualified Stock or

Preferred Stock (except to an Issuer or another Restricted Subsidiary or any pledge of such In- debtedness, Disqualified Stock or Preferred Stock constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness, Disqualified Stock or Preferred Stock (to the extent such Indebtedness, Disqualified Stock or Preferred Stock is then outstanding) not per- mitted by this clause (viii);

(ix)Indebtedness under Bilateral Letter of Credit Facilities not to exceed $200.0 mil- lion at any time;

(x)Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(xi)obligations in respect of self-insurance and obligations in respect of stays, cus- toms, performance, bid, indemnity, appeal, judgment, surety and other similar bonds or instru- ments and performance, bankers’ acceptance and completion guarantees and similar obligations provided by the Lead Issuer or any of its Restricted Subsidiaries or obligations in respect of let- ters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(xii)(A) Indebtedness or Disqualified Stock of the Issuers and Indebtedness, Disquali- fied Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 150% of the Net Cash Proceeds received by the Lead Issuer since im- mediately after the Issue Date from the issue or sale of Equity Interests of the Lead Issuer or cash contributed to the capital of the Lead Issuer (in each case, other than Excluded Contributions, proceeds of Disqualified Stock or sales of Equity Interests to the Lead Issuer or any of its Subsid- iaries) as determined in accordance with clauses (B)(2) and (B)(3) of Section 4.07(a) hereof to the extent such Net Cash Proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments pursuant to Section 4.07(a) hereof or to make Permitted Investments speci- fied in clauses (h), (k), (m), (bb) or (cc) of the definition thereof, and (B) Indebtedness or Dis- qualified Stock of the Issuers and Indebtedness, Disqualified Stock or Preferred Stock of any Re- stricted Subsidiary in an aggregate principal amount or liquidation preference, which, when ag- gregated with the principal amount and liquidation preference of all other Indebtedness, Disquali- fied Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xii)(B), does not at any time outstanding exceed the greater of (x) $100.0 million and (y) 17% of LTM EBITDA (in each case, determined on the date of such incurrence); it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to clause (xii)(A) or (xii)(B) may be allocated by the Lead Issuer such that it ceases to be deemed incurred or out- standing for purposes of such clause (xii)(A) or (xii)(B) but is instead deemed incurred under Section 4.09(a) hereof from and after the first date on which the Issuers or such Restricted Sub- sidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Sec- tion 4.09(a) hereof without reliance on such clause (xxi)(A) or (xii)(B);

(xiii)the incurrence or issuance by the Issuers or any Restricted Subsidiary of Indebt- edness, Disqualified Stock or Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness (or unutilized commitment in respect of Indebtedness), Dis- qualified Stock or Preferred Stock incurred or issued as permitted under Section 4.09(a) hereof and clauses (ii), (iii), (iv) and (xii)(A) of this Section 4.09(b), this clause (xiii) and clauses (xiv) and (xxix) of this Section 4.09(b) or any Indebtedness, Disqualified Stock or Preferred Stock in- curred or issued to so extend, replace, refund, refinance, renew or defease such Indebtedness (or unutilized commitment in respect of Indebtedness), Disqualified Stock or Preferred Stock, includ- ing, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs, accrued interest or dividends, under- writing or initial purchaser discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection therewith and Indebtedness incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment (the “Refinancing In- debtedness”) prior to its respective maturity; provided that such Refinancing Indebtedness:

(A)has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, re- placed, refunded, refinanced, renewed or defeased (or requires no or nominal payments in cash (other than interest payments) prior to the date that is 91 days after the maturity date of the Notes);

(B)to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated in right of payment to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantee thereof at least to the same extent as the Indebt- edness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Dis- qualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(C)shall not include:

(1)Indebtedness, Disqualified Stock or Preferred Stock of a Subsidi- ary of the Lead Issuer that is not an Issuer or a Subsidiary Guarantor that refi- nances Indebtedness, Disqualified Stock or Preferred Stock of an Issuer;

(2)Indebtedness, Disqualified Stock or Preferred Stock of a Subsidi- ary of the Lead Issuer that is not an Issuer or a Subsidiary Guarantor that refi- nances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(3)Indebtedness or Disqualified Stock of an Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidi- ary;

and, provided, further, that subclause (A) of this clause (xiii) will not apply to any extension, re- placement, refunding, refinancing, renewal or defeasance of any Credit Facilities or Secured In- debtedness;

(xiv)(A) Indebtedness, Disqualified Stock or Preferred Stock of an Issuer or a Re- stricted Subsidiary incurred or issued to finance an acquisition (or other purchase of assets) or
(B) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by an Issuer or any Restricted Subsidiary or merged into or consolidated or amalgamated with an Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture; provided, that in the case of clauses (A) and (B), after giving effect to such acquisition, merger, amalgamation or consolida- tion, (1) the aggregate amount of such Indebtedness, Disqualified Stock or Preferred Stock in- curred under this clause (xiv) by Restricted Subsidiaries that are not Subsidiary Guarantors (to- gether with any Indebtedness, Disqualified Stock or Preferred Stock incurred by Restricted Sub- sidiaries that are not Subsidiary Guarantors pursuant to the first paragraph of this covenant), to- gether with any Refinancing Indebtedness in respect thereof, shall not exceed the greater of

(i)$250.0 million and (ii) 42% of LTM EBITDA at any time outstanding (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this subclause
(1)may be allocated by the Lead Issuer such that it ceases to be deemed incurred or outstanding for purposes of this subclause (1) but is instead deemed incurred under the first paragraph of this covenant from and after the first date on which the Issuers or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this subclause (1)) and (2) either (x) the Lead Issuer would be permitted to incur at least $1.00 of additional Indebtedness, Disqualified Stock or Preferred Stock pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this cov- enant, or (y) the Fixed Charge Coverage Ratio for the Lead Issuer and its Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition, merger, amalgamation or consol- idation;

(xv)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice;

(xvi)Indebtedness of the Issuers or any of their Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(xvii)(A)    any guarantee or co-issuance by an Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations by such Restricted Subsidiary is permitted under the terms of this Indenture; or

(B)    any guarantee or co-issuance by a Restricted Subsidiary of Indebtedness or other obligations of an Issuer so long as the incurrence of such Indebtedness or other obligations by such Issuer is permitted under the terms of this Indenture;

(xviii)(A) Indebtedness, Disqualified Stock or Preferred Stock consisting of Indebted- ness, Disqualified Stock or Preferred Stock issued by an Issuer or any of its Restricted Subsidiar- ies to future, present or former employees, directors, officers, managers, members, partners, inde- pendent contractors or consultants thereof, their respective Controlled Investment Affiliates or Immediate Family Members, in each case to finance the purchase or redemption of Equity Inter- ests of the Lead Issuer or any direct or indirect parent company of the Lead Issuer to the extent described in clause (iv) of Section 4.07(b) hereof, and (B) Indebtedness representing deferred compensation or similar arrangements to any future, present or former employees, directors, of- ficers, managers, members, partners, independent contractors or consultants of Holdings (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice;

(xix)to the extent constituting Indebtedness, customer deposits and advance payments (including progress premiums) received in the ordinary course of business or consistent with past practice from customers for goods and services purchased in the ordinary course of business or consistent with past practice;

(xx)(A) Indebtedness owed on a short-term basis to banks and other financial institu- tions incurred in the ordinary course of business or consistent with past practice of the Lead Is-

suer and its Restricted Subsidiaries with such banks or financial institutions that arises in connec- tion with ordinary banking arrangements to manage cash balances of the Lead Issuer and its Re- stricted Subsidiaries and (B) Indebtedness in respect of Bank Products;

(xxi)Indebtedness incurred by an Issuer or a Restricted Subsidiary (a) in connection with bankers’ acceptances, discounted bills of exchange or the financing, discounting or factoring of receivables or payables or (b) relating to vendor financings, in each case of subclause (a) and (b), incurred or undertaken consistent with past practice or in the ordinary course of business;

(xxii)Indebtedness of the Issuers or any of their Restricted Subsidiaries consisting of
(A)the financing of insurance premiums or (B) take-or-pay obligations contained in supply ar- rangements, in each case incurred in the ordinary course of business or consistent with past prac- tice;

(xxiii)the incurrence of Indebtedness, Disqualified Stock or Preferred Stock of Re- stricted Subsidiaries that are not Issuers or Subsidiary Guarantors in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquida- tion preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xxiii), does not at any time outstanding exceed the greater of
(a)$150.0 million and (b) 25% of LTM EBITDA (in each case, determined on the date of such incurrence); it being understood that any Indebtedness, Disqualified Stock or Preferred Stock in- curred pursuant to this clause (xxiii) may be allocated by the Lead Issuer such that it ceases to be deemed incurred or outstanding for purposes of this clause (xxiii) but is instead deemed incurred under Section 4.09(a) hereof from and after the first date on which the Issuers or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 4.09(a) hereof without reliance on this clause (xxiii);

(xxiv)Indebtedness of the Issuers or any of their Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business or consistent with past practice;

(xxv)Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries of the Issuers in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xxv), does not at any time outstanding exceed the greater of (a) $100.0 million and (b) 20.0% of the total assets of the Foreign Subsidiaries on a consolidated basis (in each case, determined on the date of such incur- rence); it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (xxv) may be allocated by the Lead Issuer such that it ceases to be deemed incurred or outstanding for purposes of this clause (xxv) but is instead deemed incurred under Section 4.09(a) hereof from and after the first date on which the Issuers or such Restricted Sub- sidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Sec- tion 4.09(a) hereof without reliance on this clause (xxv);

(xxvi)Indebtedness, Disqualified Stock or Preferred Stock incurred by the Issuers or any of their Restricted Subsidiaries to the extent that the net proceeds thereof are deposited with the Trustee at or promptly after the funding of such Indebtedness, Disqualified Stock or Preferred Stock to satisfy and discharge the Notes or exercise the Issuers’ legal defeasance or covenant de- feasance option as described under Article 8, in each case, in accordance with this Indenture;

(xxvii)Indebtedness consisting of obligations of the Issuer or any of their Restricted Subsidiaries under deferred purchase price, earn-outs or other arrangements incurred by such Per- son in connection with any acquisition permitted under this Indenture or any other Investment permitted under this Indenture;

(xxviii)Indebtedness attributable to any Sale and Lease-Back Transactions that are on fair market terms; and

(xxix)Indebtedness attributable to (but not incurred to finance) the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, in each case, with respect to any transaction permitted under this Indentur e.

(c)For purposes of determining compliance with this Section 4.09:

(i)in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories or subcategories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (i) through
(xxix)(or subclauses thereof) of Section 4.09(b) hereof or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Lead Issuer, in its sole discretion, may divide or classify, and may from time to time redivide and reclassify, such item of Indebtedness, Disqualified Stock or Pre- ferred Stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one or more of the clauses or sub- clauses under Section 4.09(b) or under Section 4.09(a) hereof; provided that all Indebtedness out- standing under the Senior Secured Credit Facilities on the Issue Date shall be treated as incurred on the Issue Date under clause (i) of Section 4.09(b) hereof;

(ii)the Lead Issuer shall be entitled to divide and classify an item of Indebtedness, Disqualified Stock or Preferred Stock in more than one of the types of Indebtedness, Disqualified Stock or Preferred Stock described in Section 4.09(a) and Section 4.09(b) hereof;

(iii)guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness, Disqualified Stock or Preferred Stock that is otherwise included in the determination of a particular amount of Indebt- edness, Disqualified Stock or Preferred Stock shall not be included;

(iv)if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are incurred pursuant to any Credit Facility and are being treated as incurred pursuant to any clause of Section 4.09(b) or Section 4.09(a) hereof and the letters of credit, bankers’ ac- ceptances or other similar instruments relate to other Indebtedness, Disqualified Stock or Pre- ferred Stock, then such other Indebtedness, Disqualified Stock or Preferred Stock shall not be in- cluded;

(v)the principal amount of any Disqualified Stock of an Issuer or a Restricted Sub- sidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repur- chase premium) or the liquidation preference thereof; and

(vi)for purposes of calculating the Fixed Charge Coverage Ratio, the Consolidated First Lien Net Leverage Ratio or the Consolidated Total Net Leverage Ratio, as applicable, in connection with the incurrence of any Indebtedness pursuant to Section 4.09(a) or Section 4.09(b)

hereof or the creation or incurrence of any Lien pursuant to the definition of “Permitted Liens,” the Lead Issuer may elect, at its option, to treat all or any portion of the committed amount of any Indebtedness (and the issuance and creation of letters of credit and bankers’ acceptances thereun- der) which is to be incurred (or any commitment in respect thereof) or secured by such Lien, as the case may be (any such committed amount elected until revoked as described below, the “Re- served Indebtedness Amount”), as being incurred as of such election date, and, if such Fixed Charge Coverage Ratio, Consolidated First Lien Net Leverage Ratio or Consolidated Total Net Leverage Ratio, as applicable, is satisfied with respect thereto on such election date, any subse- quent borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be deemed to be permitted under this Section 4.09 or the definition of “Permitted Liens,” as applicable, whether or not the Fixed Charge Coverage Ratio, the Consolidated First Lien Net Leverage Ratio or the Consolidated Total Net Leverage Ratio, as applicable, at the actual time of any subsequent borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) is met; provided that for purposes of sub- sequent calculations of the Fixed Charge Coverage Ratio, the Consolidated First Lien Net Lever- age Ratio or the Consolidated Total Net Leverage Ratio, as applicable, the Reserved Indebtedness Amount shall be deemed to be outstanding, whether or not such amount is actually outstanding, for so long as such commitments are outstanding or until the Lead Issuer revokes an election of a Reserved Indebtedness Amount.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.09. If Indebtedness, Disqualified Stock or Preferred Stock originally incurred in reliance upon a percentage of LTM EBITDA under this Section 4.09 is being refinanced and such refinancing would cause the maxi- mum amount of Indebtedness, Disqualified Stock or Preferred Stock thereunder to be exceeded at such time, then such refinancing will nevertheless be permitted thereunder and such additional Indebtedness, Disqualified Stock or Preferred Stock will be deemed to have been incurred under the applicable provi- sion so long as the principal amount or liquidation preference of such refinancing Indebtedness, Disquali- fied Stock or Preferred Stock does not exceed the principal amount or liquidation preference of Indebted- ness, Disqualified Stock or Preferred Stock being refinanced plus amounts permitted by the next sentence. Any Refinancing Indebtedness and any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred under this Indenture to refinance Indebtedness incurred pursuant to clauses (i), (xii)(B), (xxiii), and (xxv) of Section 4.09(b) hereof shall be deemed to include additional Indebtedness, Disquali- fied Stock or Preferred Stock incurred to pay accrued but unpaid interest or dividends, premiums (includ- ing tender premiums), defeasance costs, underwriting or initial purchaser discounts, fees, costs and ex- penses (including original issue discount, upfront fees or similar fees) in connection with such refinanc- ing.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the in- currence of Indebtedness, Disqualified Stock or Preferred Stock, the U.S. Dollar Equivalent principal amount or liquidation preference of Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness, Disqualified Stock or Preferred Stock was incurred, in the case of a term obligation, or upon execution of the definitive credit agreement, in the case of revolving credit debt or delayed-draw term loan debt; provided that if such Indebtedness, Disqualified Stock or Preferred Stock is incurred to refinance other Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dol- lar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount or liquidation preference of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed (A) the principal amount or liquidation preference of such Indebtedness, Disqualified Stock or Preferred Stock being refinanced plus (B) the aggregate amount of accrued but unpaid interest, fees, un- derwriting or initial purchaser discounts, premiums (including tender premiums) and other costs and ex- penses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.

The principal amount or liquidation preference of any Indebtedness, Disqualified Stock or Pre- ferred Stock incurred to refinance other Indebtedness, Disqualified Stock or Preferred Stock, if incurred in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness, Disqualified Stock or Preferred Stock is denominated that is in effect on the date of such refinancing.

This Indenture shall not treat (1) unsecured Indebtedness as subordinated or junior to Secured In- debtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other In- debtedness merely because it has a junior priority with respect to the same collateral or because it is se- cured by different collateral or issued or guaranteed by other obligors.

Section 4.10.    Asset Sales.

(a)The Lead Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, con- summate an Asset Sale, unless:

(i)the Lead Issuer or such Restricted Subsidiary, as the case may be, receives con- sideration (including, but not limited to, by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, in connection with, such Asset Sale) at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

(ii)except in the case of a Permitted Asset Swap, at least 75% of the consideration for such Asset Sale, together with all other Asset Sales since the Issue Date (on a cumulative ba- sis), received by the Lead Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the following amounts shall be deemed to be Cash Equivalents for purposes of this clause (ii):

(A)the greater of the principal amount and the carrying value of any liabili- ties (as reflected on the Lead Issuer’s or such Restricted Subsidiary’s most recent consoli- dated balance sheet or in the footnotes thereto or, if incurred or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Lead Issuer’s or such Restricted Subsidiary’s consolidated balance sheet or in the footnotes thereto if such incurrence or increase had taken place on or prior to the date of such bal- ance sheet, as determined by the Lead Issuer) of the Lead Issuer or such Restricted Sub- sidiary, other than liabilities that are by their terms subordinated in right of payment to the Notes, that are (i) assumed by the transferee of any such assets (or a third party in connection with such transfer) pursuant to a written agreement which releases or indem- nifies the Lead Issuer or such Restricted Subsidiary from such liabilities or (ii) otherwise cancelled or terminated in connection with the transaction;

(B)any securities, notes or other obligations or assets received by the Lead Issuer or such Restricted Subsidiary from such transferee that are converted or reasonably expected by the Lead Issuer acting in good faith to be converted by the Lead Issuer or such Restricted Subsidiary into Cash Equivalents (to the extent of the Cash Equivalents received or expected to be received) or by their terms are required to be satisfied for Cash Equivalents within 180 days following the closing of such Asset Sale; and

(C)any Designated Non-cash Consideration received by the Lead Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (i) $125.0 mil- lion and (ii) 20.0% of LTM EBITDA, with the fair market value of each item of Desig- nated Non-cash Consideration being measured without giving effect to subsequent changes in value.

At the option of the Lead Issuer, the foregoing determination and calculations may be made (i) at the time the definitive agreement with respect to such Asset Sale has been signed or (ii) at the time such Asset Sale is consummated

(b)Within 450 days after the later of (x) the date of any Asset Sale and (y) the receipt of any Net Proceeds of such Asset Sale, the Lead Issuer or such Restricted Subsidiary, at its option, may apply an amount not to exceed the Net Proceeds from such Asset Sale:

(i)(A) to the extent such Net Proceeds are from an Asset Sale of Collateral, to re- duce Indebtedness (through a prepayment, repayment or purchase, as applicable) as follows:

(1)Obligations under the Notes;

(2)First Lien Obligations (other than the Notes), and, in the case of revolving obligations (other than Obligations in respect of any asset-based credit facility), to correspondingly reduce commitments with respect thereto; provided that if the Lead Issuer or any Restricted Subsidiary shall so reduce any First Lien Obligations other than the Notes, the Lead Issuer or such Restricted Subsidiary will either (a) reduce Obligations under the Notes on a pro rata basis with such other First Lien Obligations by, at its option, (x) redeeming Notes as provided under Section 3.07 hereof or (y) purchasing Notes through open-market pur- chases or in privately negotiated transactions at market prices (which may be be- low par), or (b) make an offer (in accordance with the procedures set forth below for a Collateral Asset Sale Offer) to all Holders to purchase their Notes on a rata- ble basis with such other First Lien Obligations for no less than 100% of the prin- cipal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of Notes to be repurchased; or

(B)to the extent such Net Proceeds are from an Asset Sale that does not con- stitute Collateral, to reduce Indebtedness (through a prepayment, repayment or purchase, as applicable) as follows:

(1)Obligations under a Credit Facility to the extent such Obligations were incurred under clause (i) of Section 4.09(b) hereof and, in the case of re- volving obligations (other than Obligations in respect of any asset-based credit facility), to correspondingly reduce commitments with respect thereto;

(2)Obligations under Secured Indebtedness (other than Indebted- ness owed to the Lead Issuer or a Restricted Subsidiary), and, in the case of re- volving obligations (other than Obligations in respect of any asset-based credit facility), to correspondingly reduce commitments with respect thereto;

(3)Obligations under any Senior Indebtedness or pension obliga- tions of the Lead Issuer or any Restricted Subsidiary (and, in the case of Senior Indebtedness that consists of revolving obligations (other than Obligations in re- spect of any asset-based credit facility), to correspondingly reduce any outstand- ing commitments with respect thereto); provided that if the Lead Issuer or any Restricted Subsidiary shall so reduce any Senior Indebtedness, the Lead Issuer or such Restricted Subsidiary will either (a) reduce Obligations under the Notes on a pro rata basis by, at its option, (x) redeeming Notes as provided under Section
3.07 hereof or (y) purchasing Notes through open-market purchases or in pri- vately negotiated transactions at market prices (which may be below par), or (b) make an offer (in accordance with the procedures set forth in Sections 3.08 and 4.10(c) hereof) to all Holders to purchase their Notes on a ratable basis with such other Senior Indebtedness for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of Notes to be repurchased;

(4)Obligations of a Restricted Subsidiary that is not an Issuer or a Guarantor, other than Indebtedness owed to the Lead Issuer or any Restricted Subsidiary, and, in the case of revolving obligations (other than Obligations in respect of any asset-based credit facility), to correspondingly reduce commit- ments with respect thereto; or

(5)to the extent such Net Proceeds are from an Asset Sale of prop- erty or assets of a Restricted Subsidiary that is not an Issuer or a Guarantor, Obli- gations of an Issuer or a Guarantor other than Subordinated Indebtedness and other than Indebtedness owed to the Lead Issuer or any Restricted Subsidiary, and, in the case of revolving obligations (other than Obligations in respect of any asset-based credit facility), to correspondingly reduce commitments with respect thereto; or

(ii)to make (A) an Investment in any one or more businesses, provided that such In- vestment in any business is in the form of the acquisition of Capital Stock and results in the Lead Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes or continues to constitute a Restricted Subsidiary,
(B) capital expenditures or (C) acquisitions of other properties or assets that, in each of (A), (B) and (C), are used or useful in a Similar Business or replace the businesses, properties and/or as- sets that are the subject of such Asset Sale; or

(iii)any combination of the foregoing;

provided that a binding commitment or letter of intent entered into not later than such 450th day shall be treated as a permitted application of the Net Proceeds from the date of such commitment or letter of intent so long as the Lead Issuer, or such Restricted Subsidiary enters into such commitment or letter of intent with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment or let- ter of intent within the later of such 450th day and 180 days after such commitment or letter of intent (an

“Acceptable Commitment”) or, in the event any Acceptable Commitment is later cancelled or termi- nated for any reason before the Net Proceeds are applied in connection therewith, the Lead Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days after such cancellation or termination; provided, further, that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Collateral Excess Proceeds or Excess Proceeds, as the case may be.

Notwithstanding any other provisions of this Section 4.10, (i) to the extent that the application of any or all of the Net Proceeds of any Asset Sale by the Lead Issuer or a Foreign Subsidiary (a “Foreign Disposition”) is (x) prohibited or delayed by applicable local law, (y) restricted by applicable organiza- tional documents or any agreement or (z) subject to other organizational or administrative impediments from being repatriated to the United States, an amount equal to the portion of such Net Proceeds so af- fected will not be required to be applied in compliance with this Section 4.10, and such amounts may be retained by the Lead Issuer or the applicable Foreign Subsidiary; provided that if at any time within one year following the date on which the respective payment would otherwise have been required, such repat- riation of any of such affected Net Proceeds is permitted under the applicable local law, the applicable organizational document or agreement or the applicable other impediment, an amount equal to such amount of Net Proceeds so permitted to be repatriated will be promptly applied (net of any taxes, costs or expenses that would be payable or reserved against if such amounts were actually repatriated whether or not they are repatriated) in compliance with this Section 4.10 and (ii) to the extent that the Lead Issuer has determined in good faith that repatriation of any or all of the Net Proceeds of any Foreign Disposition could have a material adverse tax consequence with respect to such Net Proceeds (which for the avoid- ance of doubt, includes, but is not limited to, any prepayment whereby doing so the Lead Issuer, any Re- stricted Subsidiary or any of their respective Affiliates and/or their equityholders would incur a tax liabil- ity, including as a result of a tax dividend, a deemed dividend pursuant to Code Section 956 or a with- holding tax), the Net Proceeds so affected may be retained by the Lead Issuer or the applicable Foreign Subsidiary and an amount equal to such Net Proceeds will not be required to be applied in compliance with this Section 4.10. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default. For the avoid- ance of doubt, nothing in this Indenture shall be construed to require the Lead Issuer or any Subsidiary to repatriate cash.

(c)The Net Proceeds from an Asset Sale of Collateral (other than any amounts excluded from this Section 4.10 as set forth in the final paragraph of Section 4.10(b)) that are not invested or ap- plied as provided and within the time period set forth in Section 4.10(b) will be deemed to constitute “Collateral Excess Proceeds”; provided that any amount of Net Proceeds offered to Holders of the Notes pursuant to clause (b)(i)(A)(2)(b) of this Section 4.10 shall not be deemed to be Collateral Excess Pro- ceeds without regard to whether such offer is accepted by any Holders. When the aggregate amount of Collateral Excess Proceeds exceeds $100.0 million (the “Collateral Excess Proceeds Threshold”), the Issuers shall make an offer (a “Collateral Asset Sale Offer”) to all Holders of the Notes and, if required or permitted by the terms of any other First Lien Obligations or Obligations secured by a Lien permitted under this Indenture on the Collateral disposed of (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral), to the holders of such other First Lien Obligations or other Obligations, to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the Notes and such other First Lien Obligations or other Obligations that is, with respect to the Notes only, in an amount equal to $2,000, or an integral multiple of $1,000 in excess thereof, that may be purchased out of the Col- lateral Excess Proceeds at an offer price, in the case of the Notes, in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture, and in the case of such other First Lien Obligations or other Obligations, at the offer price required by the terms thereof, in accordance with the procedures set forth in the agreement(s) governing such other First

Lien Obligations or other Obligations. The Issuers will commence a Collateral Asset Sale Offer with re- spect to Collateral Excess Proceeds within 20 Business Days after the date that Collateral Excess Pro- ceeds exceed the Collateral Excess Proceeds Threshold by delivering to the Holders the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Issuers may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making a Collateral Asset Sale Offer with respect to such Net Proceeds prior to the time period that may be required by this Indenture with re- spect to all or a part of the available Net Proceeds (the “Collateral Advance Portion”) in advance of be- ing required to do so by this Indenture (a “Collateral Advance Offer”).

To the extent that the aggregate amount (or accreted value, if applicable) of Notes and such other First Lien Obligations or Obligations secured by a Lien permitted under this Indenture on the Collateral disposed of, as the case may be, tendered pursuant to a Collateral Asset Sale Offer is less than the amount offered in the Collateral Asset Sale Offer (or in the case of a Collateral Advance Offer, the Collateral Ad- vance Portion), the Issuers may use any remaining Collateral Excess Proceeds (or in the case of a Collat- eral Advance Offer, the Collateral Advance Portion) (“Declined Collateral Proceeds”) for any purposes not otherwise prohibited under this Indenture. If the aggregate principal amount (or accreted value, if ap- plicable) of Notes or such other First Lien Obligations or other Obligations, as the case may be, surren- dered by such holders thereof exceeds the amount offered in the Collateral Asset Sale Offer (or in the case of a Collateral Advance Offer, the Collateral Advance Portion), the Issuers shall purchase the Notes (sub- ject to applicable DTC procedures as to global notes) and such other First Lien Obligations or other Obli- gations, as the case may be, on a pro rata basis based on the aggregate principal amount (or accreted value, if applicable) of the Notes or such other First Lien Obligations or other Obligations, as the case may be, tendered with adjustments as necessary so that no Notes or such other First Lien Obligations or other Obligations, as the case may be, will be repurchased in part in an unauthorized denomination. Upon completion of any such Collateral Asset Sale Offer (or Collateral Advance Offer), the amount of Collat- eral Excess Proceeds (or in the case of a Collateral Advance Offer, the Collateral Advance Portion) that resulted in the requirement to make a Collateral Asset Sale Offer shall be reset to zero (regardless of whether there are any remaining Collateral Excess Proceeds (or Collateral Advance Portion) upon such completion). Upon consummation or expiration of any Collateral Asset Sale Offer (or Collateral Advance Offer), any remaining Net Proceeds shall not be deemed Collateral Excess Proceeds and the Issuers may use such Net Proceeds for any purpose not otherwise prohibited under this Indenture.

The Net Proceeds from an Asset Sale that does not constitute Collateral (other than any amounts excluded from this Section 4.10 as set forth in the final paragraph of Section 4.10(b)) that are not invested or applied as provided and within the time period set forth in Section 4.10(b) hereof will be deemed to constitute “Excess Proceeds”; provided that any amount of Net Proceeds offered to Holders of the Notes pursuant to clause (b)(i)(B)(3)(b) of this Section 4.10 shall not be deemed to be Excess Proceeds without regard to the whether such offer is accepted by any Holders. When the aggregate amount of Excess Pro- ceeds exceeds $100.0 million (the “Excess Proceeds Threshold”), the Issuers shall make an offer (an “Asset Sale Offer”) to all Holders of the Notes and, if required or permitted by the terms of any Indebted- ness that ranks pari passu in right of payment with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness, to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the Notes and such Pari Passu Indebtedness that is, with respect to the Notes only, in an amount equal to $2,000, or an integral multiple of $1,000 in excess thereof, that may be purchased out of the Excess Proceeds at an offer price, in the case of the Notes, in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture, and in the case of such Pari Passu Indebtedness, at the offer price required by the terms thereof, in accord- ance with the procedures set forth in the agreement(s) governing such Pari Passu Indebtedness. The Issu- ers will commence an Asset Sale Offer with respect to Excess Proceeds within 20 Business Days after the date that Excess Proceeds exceed the Excess Proceeds Threshold by delivering to the Holders the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Issuers may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the time period that may be required by this Indenture with re- spect to all or a part of the available Net Proceeds (the “Advance Portion”) in advance of being required to do so by this Indenture (an “Advance Offer”).

To the extent that the aggregate amount (or accreted value, if applicable) of Notes and Pari Passu Indebtedness, as the case may be, tendered pursuant to an Asset Sale Offer is less than the amount offered in the Asset Sale Offer (or in the case of an Advance Offer, the Advance Portion), the Issuers may use any remaining Excess Proceeds (or in the case of an Advance Offer, the Advance Portion) (“Declined Pro- ceeds”) for any purposes not otherwise prohibited under this Indenture. If the aggregate principal amount (or accreted value, if applicable) of Notes or the Pari Passu Indebtedness, as the case may be, surrendered by such holders thereof exceeds the amount offered in the Asset Sale Offer (or in the case of an Advance Offer, the Advance Portion), the Issuers shall purchase the Notes (subject to applicable DTC procedures as to global notes) and such Pari Passu Indebtedness, as the case may be, on a pro rata basis based on the aggregate principal amount (or accreted value, if applicable) of the Notes or such Pari Passu Indebted- ness, as the case may be, tendered with adjustments as necessary so that no Notes or Pari Passu Indebted- ness, as the case may be, will be repurchased in part in an unauthorized denomination. Upon completion of any such Asset Sale Offer (or Advance Offer), the amount of Excess Proceeds that resulted in the re- quirement to make an Asset Sale Offer shall be reset to zero (regardless of whether there are any remain- ing Excess Proceeds upon such completion). Upon consummation or expiration of any Asset Sale Offer, any remaining Net Proceeds shall not be deemed Excess Proceeds and the Issuers may use such Net Pro- ceeds for any purpose not otherwise prohibited under this Indenture.

A Collateral Asset Sale Offer, Asset Sale Offer, Collateral Advance Offer or Advance Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Notes, Guarantees and/or Security Documents (but the Collateral Asset Sale Offer, As- set Sale Offer, Collateral Advance Offer or Advance Offer may not condition tenders on the delivery of such consents).

(d)Pending the final application of the amount of any Net Proceeds pursuant to this Section 4.10, the Lead Issuer and its Restricted Subsidiaries may temporarily reduce Indebtedness, or otherwise use such Net Proceeds in any manner not prohibited by this Indenture.

(e)The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applica- ble in connection with the repurchase of the Notes pursuant to a Collateral Asset Sale Offer, an Asset Sale Offer, a Collateral Advance Offer or an Advance Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers shall comply with the appli- cable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

The provisions of Section 3.08 and this Section 4.10 may be waived or modified with the written consent of the Holders of a majority in principal amount of all the then outstanding Notes.

Section 4.11.    Transactions with Affiliates.

(a)The Lead Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or pur- chase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Lead Issuer

(each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in ex- cess of $50.0 million at such time, unless:

(i)such Affiliate Transaction is on terms that are not materially less favorable to the Lead Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Lead Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis or, if in the good faith judgment of the Lead Issuer, no comparable trans- action is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Lead Issuer or such Restricted Subsidiary from a financial point of view and when such transaction is taken in its entirety; and

(ii)with respect to any Affiliate Transaction or series of related Affiliate Transac- tions involving aggregate payments or consideration in excess of $150.0 million at such time, the terms of such transaction have been approved by a majority of the members of the Board of the Lead Issuer or any direct or indirect parent of the Lead Issuer.

Any Affiliate Transaction shall be deemed to have satisfied the requirements of clause (ii) of this Section 4.11(a) if such Affiliate Transaction is approved by a majority of the Disinterested Directors of the Lead Issuer or any direct or indirect parent of the Lead Issuer, if any.

(b)The provisions of Section 4.11(a) hereof shall not apply to the following:

(i)(A) transactions between or among the Lead Issuer or any of its Restricted Sub- sidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction) and
(B) any merger, amalgamation or consolidation of the Lead Issuer into any direct or indirect par- ent company; provided that such merger, amalgamation or consolidation is otherwise consum- mated in compliance with the terms of this Indenture;

(ii)Restricted Payments permitted by Section 4.07 hereof (including any transaction specifically excluded from the definition of the term “Restricted Payments”) (other than pursuant to Sections 4.07(b)(xiii) and (xv)(I)) and Permitted Investments;

(iii)[Reserved];

(iv)(A) employment agreements, employee benefit and incentive compensation plans and arrangements, (B) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements pro- vided on behalf of or for the benefit of, future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants (or their respective Con- trolled Investment Affiliates or Immediate Family Members) of the Lead Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries, including in connection with the Transactions and (C) compensation and other customary arrangements relating to the opera- tion of the business of the Lead Issuer, any of its direct or indirect parent companies and its Re- stricted Subsidiaries;

(v)transactions in which the Lead Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Lead Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, to the Lead

Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a compa- rable transaction by the Lead Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(vi)any agreement or arrangement as in effect as of the Issue Date, or any amend- ment or replacement thereto (so long as any such amendment or replacement is not materially dis- advantageous in the good faith judgment of the Lead Issuer to the Holders when taken as a whole as compared to the applicable agreement or arrangement as in effect on the Issue Date);

(vii)any Intercompany License Agreements;

(viii)the existence of, or the performance by the Lead Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders, investor rights or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it (or any parent company of the Lead Issuer) is a party as of the Issue Date and any similar agreements which it (or any parent company of the Lead Issuer) may enter into thereafter; pro- vided, either (a) the terms of any such amendment or new agreement are not otherwise, when taken as a whole, materially disadvantageous in the good faith judgment of the Lead Issuer to the Holders than those in effect on the Issue Date or (b) the terms of such amendment or new agree- ment, in the good faith judgment of the Lead Issuer, are customary for such arrangements and do not have a material, adverse effect on the business, financial condition or results of operations of the Lead Issuer and its Restricted Subsidiaries taken as a whole;

(ix)the Transactions and the payment of all fees and expenses related to the Transac- tions, including Transaction Expenses;

(x)transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services or providers of employees or other labor that are Af- filiates, in each case in the ordinary course of business or that are consistent with past practice and otherwise in compliance with the terms of this Indenture which are fair to the Lead Issuer and its Restricted Subsidiaries, in the reasonable determination of the Lead Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xi)the issuance or transfer of (A) Equity Interests (other than Disqualified Stock) of the Lead Issuer to any direct or indirect parent company of the Lead Issuer or to any Permitted Holder or to any employee, director, officer, manager, member, partner or consultants (or their respective Affiliates or Immediate Family Members) of the Lead Issuer, any of its direct or indi- rect parent companies or any of its Restricted Subsidiaries and (B) directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(xii)sales of accounts receivable, or participations therein, or Securitization Assets or related assets, or other transactions, in connection with any Qualified Securitization Facility;

(xiii)payments by the Lead Issuer or any of its Restricted Subsidiaries to the Investors made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by the Lead Issuer in good faith;

(xiv)payments and Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Lead Issuer and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager, member, partner or consultants (or their respective Controlled Investment Affil- iates or Immediate Family Members) of the Lead Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or share- holder agreement that are, in each case, approved by the Lead Issuer in good faith; and any em- ployment agreements, stock option plans and other compensatory arrangements (and any succes- sor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants (or their respective Controlled Investment Affiliates or Im- mediate Family Members) that are, in each case, approved by the Lead Issuer in good faith;

(xv)(A) investments by Affiliates in securities or loans or other Indebtedness of the Lead Issuer or any of its Restricted Subsidiaries (and payment of out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Lead Issuer or such Restricted Subsidiary generally to other investors on the same or more favorable terms, and (B) payments to Affiliates in respect of securities or loans or other Indebtedness of the Lead Issuer or any of its Restricted Subsidiaries contemplated in the foregoing subclause (A) or that were acquired from Persons other than the Lead Issuer and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;

(xvi)payments to or from, and transactions with, any joint venture or Unrestricted Subsidiary in the ordinary course of business or consistent with past practice (including, without limitation, any cash management activities related thereto);

(xvii)payments by the Lead Issuer (and any direct or indirect parent company thereof) and its Subsidiaries pursuant to, or the entry into, tax sharing agreements among The Lead Issuer (and any such parent company) and its Subsidiaries, to the extent such payments are permitted under clause (xx) of Section 4.07(b) hereof;

(xviii)any lease entered into between The Lead Issuer or any Restricted Subsidiary, as lessee, and any Affiliate of The Lead Issuer, as lessor, which is approved by The Lead Issuer in good faith;

(xix)intellectual property licenses and research and development agreements in the ordinary course of business or consistent with past practice;

(xx)the payment of reasonable out-of-pocket costs and expenses relating to registra- tion rights and indemnities provided to equityholders of the Lead Issuer or any direct or indirect parent thereof pursuant to any equityholders, registration rights or similar agreements;

(xxi)the pledge of Equity Interests of any Unrestricted Subsidiary to lenders to support the Indebtedness of such Unrestricted Subsidiary owed to such lenders;

(xxii)Permitted Intercompany Activities and related transactions;

(xxiii)(A) any transactions with a Person which would constitute an Affiliate Transac- tion solely because tthe Lead Issuer or its Restricted Subsidiary owns an equity interest in or oth- erwise controls such Person or (B) transactions with a Person which would constitute an Affiliate Transaction solely because a director of such other Person is also a director of tthe Lead Issuer or any direct or indirect parent company; provided, that such director abstains from voting as a di- rector of tthe Lead Issuer or such direct or indirect parent company, as the case may be, on any matter including such other Person;

(xxiv)contemporaneous purchases and/or sales by (a) the Lead Issuer or any of its Re- stricted Subsidiaries and (b) an Affiliate of the Lead Issuer, of assets, Capital Stock, bonds, notes, debentures or other debt securities, and bank loans, participations or similar obligations of third parties at substantially the same price; and

(xxv)transactions undertaken in the ordinary course of business pursuant to member- ship in a purchasing consortium.

Section 4.12.    Liens. The Issuers shall not, and shall not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) (each, a “Subject Lien”) that secures Obligations under any Indebtedness or any related guarantee of Indebted- ness, on any asset or property of the Issuers or any Guarantor, or any income or profits therefrom, or as- sign or convey any right to receive income therefrom, unless:

(a)in the case of Subject Liens on any Collateral, such Subject Lien is a Permitted Lien; and

(b)in the case of any Subject Lien on any asset or property that is not Collateral,
(i) the Notes (or a Guarantee in the case of Subject Liens on assets or property of a Guarantor) are equally and ratably secured with (or secured on a senior basis to) the Obligations secured by such Subject Lien until such time as such Obligations are no longer secured by such Subject Lien (pro- vided that, in the case such Subject Lien secures any Subordinated Indebtedness the Notes or Guarantee are secured on a senior basis to such Obligations), or (ii) such Subject Lien is a Permit- ted Lien.

Any Lien created for the benefit of the Holders of the Notes pursuant to clause (b) of this Section
4.12 shall be deemed automatically and unconditionally released and discharged upon the release and dis- charge of the Subject Lien that gave rise to the obligation to secure the Notes. In addition, in the event that a Subject Lien is or becomes a Permitted Lien, the Lead Issuer may, at its option and without consent from any Holder, elect to release and discharge any Lien created for the benefit of the Holders pursuant to the preceding paragraph in respect of such Subject Lien.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to sec ure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebt- edness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of curren- cies or increases in the value of property securing Indebtedness.

Section 4.13.    Company Existence. Subject to Article 5 hereof, Holdings shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence, and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accord- ance with the respective organizational documents (as the same may be amended from time to time) of Holdings or any such Restricted Subsidiary; provided that Holdings shall not be required to preserve the corporate, partnership or other existence of its Restricted Subsidiaries, if Holdings in good faith shall de- termine that the preservation thereof is no longer desirable in the conduct of the business of Holdings and its Restricted Subsidiaries, taken as a whole. For the avoidance of doubt, Holdings and its Restricted Subsidiaries will be permitted to change their organizational form.

Section 4.14.    Offer to Repurchase Upon Change of Control. If a Change of Control occurs after the Issue Date, unless the Issuers have previously or concurrently sent a redemption notice with re- spect to all the outstanding Notes as described under Section 3.07 hereof, the Issuers shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Change of Control Payment Date. Within 60 days following any Change of Control, the Issuers will send (or cause to be sent) notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the Note Register or otherwise in accordance with the Applicable Procedures with the following infor- mation:

(a)that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuers;

(b)the purchase price and the purchase date, which will be no earlier than 10 days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), except in the case of a conditional Change of Control Offer made in advance of a Change of Control in accordance with clause (l) of this Section 4.14;

(c)that any Note not properly tendered will remain outstanding and continue to ac- crue interest;

(d)that unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue in- terest on the Change of Control Payment Date;

(e)that Holders electing to have any Notes purchased pursuant to a Change of Con- trol Offer shall be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed or otherwise in accordance with the pro- cedures of DTC to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(f)that Holders whose Notes are being purchased only in part shall be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess thereof;

(g)if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control and shall describe each such condition, and, if applicable, shall state that, in the Issuers’ discretion, the Change of Control Payment Date may be delayed, from time to time, until such time (includ- ing more than 60 days after the notice is sent) as any or all such conditions shall be satisfied or waived, or that such repurchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the Change of Control Pay- ment Date, or by the Change of Control Payment Date as so delayed, or such notice or offer may be rescinded at any time in the Issuers’ sole discretion if the Issuers determine that any or all of such conditions will not be satisfied or waived;

(h)any other instructions, as determined by the Lead Issuer, consistent with this Sec- tion 4.14 that a Holder must follow; and

(i)that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes; provided that the applicable Paying Agent receives, not later than the close of business on the tenth Business Day prior to the expiration date of the Change of Control Offer, a facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes, or a specified portion thereof, and its election to have such Notes purchased.

While the Notes are in global form and the Issuers make an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes or withdraw such election through the facilities of DTC subject to its appli- cable rules and regulations.

The notice, if delivered electronically or mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (a) the notice is delivered or mailed in a manner herein provided and (b) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect. The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connec- tion with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in this Indenture by virtue thereof.

(j)On the Change of Control Payment Date, the Issuers shall, to the extent permitted by law:

(i)accept for payment all Notes issued by it or portions thereof validly ten- dered pursuant to the Change of Control Offer;

(ii)deposit with the applicable Paying Agent an amount equal to the aggre- gate Change of Control Payment in respect of all Notes or portions thereof so tendered and not validly withdrawn; and

(iii)deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

(k)The Issuers shall not be required to make a Change of Control Offer following a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not validly withdrawn under such Change of Control Offer or (ii) in connection with or in contempla- tion of any Change of Control, the Issuers (or any Affiliate of the Issuers) has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in ac- cordance with the terms of the Alternate Offer.

(l)Notwithstanding anything to the contrary herein, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer or Alternate Offer.

(m)A Change of Control Offer or Alternate Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Notes, Guarantees and/or Security Documents (but the Change of Control Offer may not condi- tion tenders on the delivery of such consents).

(n)Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06 hereof, and references therein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase” and “Change of Control Payment Date” and similar words, as applicable.

The provisions of this Section 4.14, including the definition of “Change of Control”, may be waived or modified with the written consent of the Holders of a majority in principal amount of all the then outstanding Notes.

Section 4.15.    Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. The Lead Issuer shall not permit any of its Wholly Owned Subsidiaries that are Restricted Subsidiaries (and non- Wholly Owned Subsidiaries if such non-Wholly Owned Subsidiaries guarantee other Capital Markets Debt Securities of an Issuer or any Subsidiary Guarantor), other than an Issuer, a Subsidiary Guarantor, a Broker Dealer Subsidiary, a Captive Insurance Subsidiary, a Foreign Subsidiary or a Securitization Sub- sidiary, to guarantee the payment of (i) any Credit Facility or Capital Markets Debt Securities incurred under Section 4.09(b)(i) hereof unless:

(a)such Restricted Subsidiary within 60 days after the guarantee of such Indebted- ness executes and delivers a supplemental indenture to this Indenture, the form of which is at- tached as Exhibit D hereto, providing for a Guarantee by such Restricted Subsidiary, and joinders to the Security Documents or new Security Documents and takes all actions thereunder to perfect the liens created thereunder; provided that with respect to a guarantee of Indebtedness of an Is- suer or any Subsidiary Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes, and joinders to the Security Documents or new Security Documents, together with any filings and agreements required by the Security Documents to create or perfect the security interests for the benefit of the Holders in the Collateral of such Subsidiary, including all actions (if any) required to be taken with respect to such Restricted Subsidiary in order to satisfy the Col- lateral Requirement; and

(b)such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other applicable rights against Holdings, an Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this Section 4.15 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. The Lead Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Subsidiary Guarantor to pro- vide a Guarantee and to become a Subsidiary Guarantor, in which case such Subsidiary shall not be re- quired to comply with the 60 day period described in clause (a) of this Section 4.15, and to later cause the release of such Guarantee, to the extent such Subsidiary is at the time of such release not required to pro- vide a Guarantee pursuant to the above provisions.

Section 4.16.    [Reserved].

Section 4.17.    Suspension of Covenants.

(a)If on any date following the Issue Date, (i) the Notes have an Investment Grade Rating from either of the Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”) then, Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.15, clause (iii) of Section 5.01(a) and Section 5.01(f) hereof shall no longer be applicable to the Notes (collectively, the “Suspended Covenants”) until the occurrence of the Reversion Date.

(b)During any period that the foregoing covenants have been suspended, the Lead Issuer may not designate any of its Subsidiaries as Unrestricted Subsidiaries.

(c)In the event that the Lead Issuer and its Restricted Subsidiaries are not subject to the Sus- pended Covenants under this Indenture for any period of time as a result of the foregoing, and on any sub- sequent date (the “Reversion Date”) both of the Rating Agencies withdraw their Investment Grade Rat- ing or downgrade the rating assigned to the Notes below an Investment Grade Rating (in each case, to the extent given an Investment Grade Rating by such Rating Agency), then the Lead Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this Indenture as the “Suspension Period.” The Guarantees of the Subsidiary Guarantors shall be sus- pended during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Collateral Excess Proceeds and Excess Proceeds from any Asset Sales shall be reset to zero.

(d)During the Suspension Period, the Lead Issuer and its Restricted Subsidiaries will be enti- tled to incur Liens to the extent provided for under Section 4.12 hereof (including, without limitation, Per- mitted Liens) and any Permitted Liens which may refer to one or more Suspended Covenants shall be in- terpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspen- sion Period (but solely for purposes of Section 4.12 hereof and the definition of “Permitted Liens” and for no other covenant).

(e)Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Lead Issuer or any of its Restricted Subsidiaries prior to such reinstatement wil give rise to a Default or Event of Default under this Indenture with respect to the Notes, and no Default or

Event of Default will be deemed to exist or have occurred as a result of any failure by the Lead Issuer or any Restricted Subsidiary to comply with any of the Suspended Covenants during the Suspension Period; provided, that (i) with respect to Restricted Payments made after such reinstatement, the amount available to be made as Restricted Payments will be calculated as though Section 4.07 hereof had been in effect prior to, but not during, the Suspension Period; (ii) all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (iii) of Section 4.09(b) hereof; (iii) any Affiliate Transaction entered into after such re- instatement pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (vi) of Section 4.11(b) hereof; (iv) any encumbrance or restric tion on the ability of any Restricted Subsidiary that is not an Issuer or a Guarantor to take any action described in clauses (i) through (iii) of Section 4.08(a) hereof that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (i) of Section 4.08(b) hereof; (v) no Subsidiary of the Lead Issuer shall be required to comply with Section 4.15 hereof after such reinstatement with respect to any guarantee or obligation entered into by such Subsidiary during any Suspension Period; and (vi) all Investments made during the Suspension Period will be classified to have been made under clause (e) of the definition of “Permitted Investments.”

(f)Notwithstanding that the Suspended Covenants may be reinstated after the Reversion Date, (1) no Default, Event of Default or breach of any kind will be deemed to exist under this Indenture, the Notes or the Guarantees with respect to the Suspended Covenants, and none of the Lead Issuer or any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising during any Suspen- sion Period, in each case as a result of a failure to comply with the Suspended Covenants during the Sus- pension Period (or, upon termination of the Suspension Period or after that time based solely on any ac- tion taken or event that occurred during the Suspension Period), and (2) following a Reversion Date, the Lead Issuer and each Restricted Subsidiary will be permitted, without causing a Default or Event of De- fault, to honor, comply with or otherwise perform any contractual commitments or obligations arising during any Suspension Period and to consummate the transactions contemplated thereby.

(g)Neither the Trustee nor any Agent shall have any duty to (i) monitor the ratings of the Notes, (ii) ascertain whether a Covenant Suspension Event or Reversion Date have occurred, or (iii) no- tify the Holders of any of the foregoing.

Section 4.18.    After-Acquired Collateral.

(a)From and after the Issue Date, and subject to certain limitations and exceptions, if any of the Issuers or any Guarantor acquires any property or rights which are of a type constituting Collateral under any Security Document (excluding, for the avoidance of doubt, any Excluded Assets or assets ex- pressly not required to be Collateral pursuant to this Indenture or the Security Documents), it will be re- quired to execute and deliver such security documents, instruments, financing statements and such certifi- cates as are required under this Indenture or any Security Document to vest in the Notes Collateral Agent for the benefit of the Notes Secured Parties, as applicable, a perfected security interest (subject to Permit- ted Liens) in such after-acquired collateral and to take such actions to add such after-acquired collateral to the Collateral, including satisfying the Collateral Requirement with respect to such after-acquired collat- eral, including and thereupon all provisions of this Indenture and the Security Documents relating to the Collateral shall be deemed to relate to such after-acquired collateral to the same extent and with the same force and effect.

(b)Notwithstanding the foregoing, opinions of counsel will not be required in connection with the addition of new Guarantors or in connection with such Guarantors entering into the Security

Documents or to vest in the Notes Collateral Agent a perfected security interest in such after-acquired col- lateral.

(c)With respect to any Collateral constituting Material Real Property acquired after the Issue Date, the Issuers shall cause the Collateral Requirement to be satisfied within 45 days of the acquisition of such Material Real Property or such longer period as permitted under the Senior Secured Credit Facilities or as extended by the Bank Collateral Agent.

Section 4.19.    Post-Closing Covenant.

Within 90 days after the Issue Date (or such longer period as permitted under the Senior Secured Credit Facilities or as extended by the Bank Collateral Agent), the Issuer shall, and shall cause each of its Restricted Subsidiaries to, cause all insurance policies related to any property or business of the Issuer or such Restricted Subsidiary required to be delivered pursuant to the Senior Secured Credit Facilities to name the Notes Collateral Agent as additional insured or loss payee, as appropriate, in customary form.

ARTICLE 5 SUCCESSORS

Section 5.01.    Merger, Consolidation or Sale of All or Substantially All Assets.

(a)Neither Holdings nor either of the Issuers may consolidate or merge with or into or wind up into (whether or not Holdings or an Issuer, as applicable, is the surviving Person), or sell, assign, trans- fer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i)(A) Holdings or such Issuer, as the case may be, is the surviving Person or
(B)the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Holdings or such Issuer, as the case may be) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (such Person being herein called the “Successor Company”), (1) expressly assumes, in the case of Holdings, all the obligations of Holdings under this Indenture, its Guarantee and the applicable Security Documents, or, in the case of an Issuer, all of the obligations of such Issuer under this Indenture, the Notes and the ap- plicable Security Documents, in each case, pursuant to supplemental indentures or other applica- ble documents or instruments and (2) is a Person (which Person shall be a corporation, in the case of CSLS) organized or existing under the laws of the jurisdiction of organization of Holdings or such Issuer, as applicable, or the laws of the United States, any state thereof, the District of Co- lumbia, or any territory thereof;

(ii)immediately after such transaction, no Event of Default exists;

(iii)immediately after giving pro forma effect to such transaction and any related fi- nancing transactions, as if such transactions had occurred at the beginning of the applicable four- quarter period:

(A)the Lead Issuer or the Successor Company, as applicable, would be per- mitted to incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a) hereof; or

(B)either (x) the Fixed Charge Coverage Ratio for the Lead Issuer and its Restricted Subsidiaries or the Successor Company and its Restricted Subsidiaries, as ap- plicable, would be equal to or greater than the Fixed Charge Coverage Ratio for Holdings and its Restricted Subsidiaries immediately prior to such transaction or (y) the Consoli- dated Total Net Leverage Ratio for the Lead Issuer and its Restricted Subsidiaries or the Successor Company and its Restricted Subsidiaries, as applicable, would be equal to or less than the Consolidated Total Net Leverage Ratio for the Lead Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(iv)the Lead Issuer or, if applicable, the Successor Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolida- tion, merger or transfer and such supplemental indentures, if any, comply with this Indenture; and

(v)to the extent any assets of the Person which is merged, consolidated or amalga- mated with or into Holdings or an Issuer, as applicable, are assets of the type which would consti- tute Collateral under the Security Documents, Holdings, such Issuer or the Successor Company, as applicable, will take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents.

(b)The Successor Company shall succeed to, and be substituted for, Holdings or the relevant Issuer, as the case may be, under this Indenture, the Guarantees and the Notes, as applicable, and Hold- ings or the relevant Issuer, as applicable, will automatically be released and discharged from its obliga- tions under this Indenture, the Guarantees and the Notes, as applicable.

(c)Notwithstanding the foregoing, without complying with clauses (ii) and (iii) of Section 5.01(a) hereof:

(i)an Issuer may consolidate or amalgamate with or merge with or into or transfer all or part of its properties and assets to an Issuer or a Subsidiary Guarantor;

(ii)an Issuer may consolidate or amalgamate with or merge with or into or transfer all or part of its properties and assets to a Guarantor;

(iii)Holdings may consolidate or amalgamate with or merge with or into or transfer all or part of its properties and assets to any Person; and

(iv)Holdings or an Issuer may merge with an Affiliate of Holdings or an Issuer solely for the purpose of (a) reorganizing Holdings or such Issuer in any other jurisdiction or for the pur- pose of reorganizing such Issuer in the United States, any state thereof, the District of Columbia or any territory thereof or (b) formation of or collapsing a holding company structure, so long as, in each case of subclauses (a) and (b), the aggregate amount of Indebtedness of the Lead Issuer and its Restricted Subsidiaries is not increased thereby.

Notwithstanding the foregoing, any Restricted Subsidiary (other than the Issuers) may consolidate or amalgamate with or merge with or into or transfer all or part of its properties and assets to an Issuer or a Restricted Subsidiary without complying with the foregoing covenant (provided that, for the avoidance of doubt, such Restricted Subsidiary, if it is a Subsidiary Guarantor, must comply with Section 5.01(f) hereof).

(d)[Reserved].

(e)[Reserved].

(f)Subject to Section 10.06 hereof, no Subsidiary Guarantor shall, and the Lead Issuer shall not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Per- son unless:

(i)(A) (1) such Subsidiary Guarantor is the surviving Person or (2) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guaran- tor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (such Person being herein called the “Successor Person”) expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture, the applicable Security Documents and such Subsidiary Guarantor’s related Guarantee pursuant to supplemental indentures or other applicable documents or instruments;

(B)immediately after such transaction, no Event of Default exists; and

(C)to the extent any assets of the Person which is merged, consolidated or amalga- mated with or into such Subsidiary Guarantor are assets of the type which would constitute Col- lateral under the Security Documents, such Subsidiary Guarantor or the Successor Person will take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably nec- essary action so that such Lien is perfected to the extent required by the applicable Security Doc- uments; or

(ii)the transaction is not prohibited by Section 4.10(a) hereof; or

(iii)in the case of assets comprising Equity Interests of Subsidiaries that are not Sub- sidiary Guarantors, such Equity Interests are sold, assigned, transferred, leased, conveyed or oth- erwise disposed of to one or more Restricted Subsidiaries.

(g)Subject to Section 10.06 hereof, the Successor Person shall succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture, the Security Documents and such Subsidiary Guar- antor’s Guarantee, and such Subsidiary Guarantor shall automatically be released and discharged from its obligations under this Indenture, the Security Documents and such Subsidiary Guarantor’s Guarantee. Notwithstanding the foregoing, any Subsidiary Guarantor may (1) merge or consolidate with or into, wind up into or transfer all or part of its properties and assets to a Guarantor or an Issuer (or a Restricted Sub- sidiary that is not a Subsidiary Guarantor if that Restricted Subsidiary becomes a Subsidiary Guarantor),
(2) merge with an Affiliate of the Lead Issuer solely for the purpose of reorganizing the Subsidiary Guar- antor in another jurisdiction, (3) convert into a corporation, partnership, limited partnership, limited liabil- ity company or trust organized or existing under the laws of the jurisdiction of organization of such Sub- sidiary Guarantor or (4) liquidate or dissolve or change its legal form if the Lead Issuer determines in good faith that such action is in the best interests of the Lead Issuer, in each case, without regard to the requirements set forth in Section 5.01(f) hereof. Notwithstanding anything to the contrary in this Section 5.01, Holdings may contribute Capital Stock of any or all of its Subsidiaries to any Guarantor.

(h)Notwithstanding the foregoing, this Section 5.01 shall not apply to the Transactions.

Section 5.02.    Successor Person Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of Holdings, an Issuer or a Guarantor in accordance with Section 5.01 hereof, the successor Person formed by such consolidation or into or with which Holdings, such Issuer or such Guarantor, as applicable, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to Holdings, such Issuer or such Guarantor, as applicable, shall refer instead to the successor Person, as applicable, and not to Holdings, such Issuer or such Guarantor, as applicable), and may exercise every right and power of Hold- ings, such Issuer or such Guarantor, as applicable, under this Indenture with the same effect as if such successor Person, as applicable, had been named as Holdings, such Issuer or such Guarantor, as applica- ble, herein; provided that the predecessor Issuer shall not be relieved from the obligation to pay the princi- pal of and interest on the Notes, except in the case of a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Issuer’s assets that meets the requirements of Section
5.01hereof.

ARTICLE 6 DEFAULTS AND REMEDIES

Section 6.01.    Events of Default.

(a)An “Event of Default,” wherever used herein, means any one of the following events:

(i)default in payment when due and payable, upon redemption, acceleration or oth- erwise, of principal of, or premium, if any, on the Notes;

(ii)default for 30 days or more in the payment when due of interest on or with re- spect to the Notes;

(iii)subject to Section 4.03(e) hereof, failure by the Issuers or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in ag- gregate principal amount of the then outstanding Notes to comply with any of its obligations, cov- enants or agreements (other than a default referred to in clause (i) or (ii) above) contained in this Indenture or the Notes;

(iv)default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Lead Is- suer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Lead Is- suer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Lead Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(A)such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace peri- ods) or relates to an obligation other than the obligation to pay principal of any such In- debtedness at its stated final maturity and results in the holder or holders of such Indebt- edness causing such Indebtedness to become due prior to its stated maturity; and

(B)the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated fi- nal maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $100.0 million (or its foreign currency equivalent) or more outstanding;

(v)failure by the Lead Issuer or any Significant Subsidiary (or any group of Re- stricted Subsidiaries that together (as of the latest consolidated financial statements for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Sub- sidiary) to pay final judgments aggregating in excess of $100.0 million (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment be- comes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(vi)the Lead Issuer or any Significant Subsidiary (or any group of Restricted Subsidi- aries that together (as of the latest consolidated financial statements of Holdings for a fiscal quar- ter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidi- ary), pursuant to or within the meaning of any Bankruptcy Law (in each case, with respect to only the initiation of any of the listed actions below and not with respect to subsequent actions taken in furtherance of such actions once initiated):

(A)initiates proceedings to be adjudicated bankrupt or insolvent;

(B)consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(C)consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(D)makes a general assignment for the benefit of its creditors; or

(E)generally is not paying its debts as they become due;

(vii)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (in each case, with respect to only the initiation of any of the listed actions below and not with respect to subsequent actions taken in furtherance of such actions once initiated):

(A)is for relief against the Lead Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest consolidated financial state- ments of the Lead Issuer for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary), in a proceeding in which the Lead Is- suer or any such Subsidiary or such group of Restricted Subsidiaries is to be adjudicated bankrupt or insolvent;

(B)appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Lead Issuer or any Significant Subsidiary (or any group of Re- stricted Subsidiaries that together (as of the latest consolidated financial statements the Lead Issuer for a fiscal quarter end provided as required under Section 4.03 hereof)
would constitute a Significant Subsidiary), or for all or substantially all of the property of the Lead Issuer or any such Significant Subsidiary or such group of Restricted Subsidiar- ies; or

(C)orders the liquidation of the Lead Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest consolidated financial statements of the Lead Issuer for a fiscal quarter end provided as required under Section
4.03 hereof) would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days;

(viii)the Guarantee of Holdings or any Subsidiary Guarantor that is a Significant Sub- sidiary (or any group of Subsidiary Guarantors that together (as of the latest consolidated finan- cial statements for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of the Lead Issuer or any Subsidiary Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Subsidiary Guarantors that together (as of the latest consolidated financial statements for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary), as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture;

(ix)(A) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (unless perfection is expressly not required by this Indenture or the Security Documents) other than (1) in accordance with the terms of the relevant Security Document and this Indenture,
(2) the satisfaction in full of all Obligations under this Secured Indenture and the Notes or (3) any loss of perfection that results from the failure of the Notes Collateral Agent to maintain posses- sion of certificates delivered to it representing securities pledged under the Security Documents and (B) such default continues for 30 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in aggregate principal amount of the then outstanding Notes; and

(x)the Issuers or any Subsidiary Guarantor that is a Significant Subsidiary (or any group of Subsidiary Guarantors that together (as of the latest consolidated financial statements for a fiscal quarter end provided as required under Section 4.03 hereof would constitute a Significant Subsidiary) shall assert, in any pleading in any court of competent jurisdiction, that any security interest in any Security Document is invalid or unenforceable.

(b)In the event of any Event of Default specified in clause (iv) of Section 6.01(a) hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and with- out any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(i)the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(ii)the requisite number of holders thereof have rescinded or waived the accelera- tion, notice or action (as the case may be) giving rise to such Event of Default; or

(iii)the default that is the basis for such Event of Default has been cured.

Section 6.02.    Acceleration. If any Event of Default (other than an Event of Default of the type specified in clause (vi) or (vii) of Section 6.01(a) hereof) occurs and is continuing under this Indenture, the Trustee or the Holders of not less than 30% in aggregate principal amount of all the then outstanding

Notes may, by notice to the Lead Issuer and the Trustee (if given by Holders), in either case specifying in such notice the respective Event of Default and that such notice is a “notice of acceleration,” declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal of and premium, if any, and interest will be due and payable immediately.

Notwithstanding the foregoing, in the case of an Event of Default arising under clause (vi) or (vii) of Section 6.01(a) hereof, all outstanding Notes will become due and payable without further action or notice. The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

Section 6.03.    Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04.    Waiver of Past Defaults. Holders of a majority in aggregate principal amount of all the Notes then outstanding, by written notice to the Trustee (with a copy to the Lead Issuer; provided that any waiver or rescission under this Section 6.04 shall be valid and binding notwithstanding the failure to provide a copy of such notice to the Lead Issuer) may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under this Indenture and the Security Documents (in- cluding in connection with a Collateral Asset Sale Offer, a Collateral Advance Offer, an Asset Sale Offer, an Advance Offer or a Change of Control Offer) and rescind any acceleration with respect to the Notes and its consequences under this Indenture and the Security Documents (except if such rescission would conflict with any judgment of a court of competent jurisdiction and except a continuing Default in the payment of interest on, premium, if any, or the principal of, any Note held by a non-consenting Holder). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture and the Security Documents; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto, and prior to such waiver, the Issuer has paid or deposited with the Trustee, a sum sufficient to pay all sums paid or advanced by the Trustee, Agents or Notes Collateral Agent hereunder and the compensation, ex- penses, disbursements and advances of the Indenture Trustee, Agents or Notes Collateral Agent and their respective agents and counsel.

Section 6.05.    Control by Majority. Subject to Section 7.01(e) hereof, the Holders of a major- ity in aggregate principal amount of all the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Notes Collateral Agent or of exercising any trust or power conferred on the Trustee or the Notes Collateral Agent, and the Trustee or the Notes Collateral Agent, as applicable, may take any other action deemed proper by the Trustee or the Notes Collateral Agent that is not inconsistent with such direction. The Trustee or the Notes Collateral Agent, as applicable, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee or the Notes Collateral Agent, as applicable, determines is unduly prejudicial to the rights of any other Holder of a Note (it being understood that neither the Trustee nor the

Notes Collateral Agent shall have any duty to make a determination as to whether a direction is unduly prejudicial to the rights of a Holder) or that would involve the Trustee or the Notes Collateral Agent, as applicable, in personal liability and may take any other action that is not inconsistent with any such direc- tion received from Holders of the Notes. Prior to taking any action hereunder, the Trustee or the Notes Collateral Agent shall be entitled to indemnification and/or security satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Section 6.06.    Limitation on Suits. Except to enforce the right to receive payment of principal, premium (if any) or interest when due on or after the respective due dates expressed in an outstanding Note, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(a)such Holder has previously given the Trustee written notice that an Event of De- fault is continuing;

(b)the Holders of at least 30% in the aggregate principal amount of the then out- standing Notes have requested in writing the Trustee to pursue the remedy;

(c)Holders of the Notes have offered the Trustee security and/or indemnity satisfac- tory to it against any loss, liability or expense;

(d)the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security and/or indemnity; and

(e)the Holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such written request within such 60-day pe- riod.

Section 6.07.    Right of Holders to Sue for Payment. Notwithstanding any other provision of this Indenture, the contractual right expressly set forth in this Indenture or the Notes of any Holder of a Note to bring suit for the enforcement of any payment on or with respect to such Holder’s Notes on or af- ter the respective due dates expressed in this Indenture or the Notes, shall not be amended without the consent of such Holder.

Section 6.08.    Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a)(i) or (ii) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal, if applicable, and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collec- tion, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09.    Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discon- tinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuers, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10.    Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumula- tive and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, sha l not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.
Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exer- cised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12.    Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuers or any other obligor upon the Notes (including the Guarantors), their creditors or their property and shall be entitled and empowered to participate as a member in any official committee of creditors ap- pointed in such matter and to collect, receive and distribute any money or other property payable or deliv- erable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the mak- ing of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compen- sation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, shall be de- nied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to re- ceive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or compo- sition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13.    Priorities. Subject to the First Lien Intercreditor Agreement, if the Trustee col- lects any money or property pursuant to this Article 6, it shall pay out the money or property in the fol- lowing order:

(a)FIRST, to the Trustee, the Agents and to the Notes Collateral Agent, in each case, and their respective agents and attorneys for amounts due under Section 7.06 hereof, includ- ing payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee, the Agents and the Notes Collateral Agent and the costs and expenses of collection;

(b)SECOND, to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(c)THIRD, to the Issuers or to such party as a court of competent jurisdiction shall direct including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.

Section 6.14.    Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attor- neys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

ARTICLE 7 TRUSTEE AND AGENTS

Section 7.01.    Duties of Trustee.

(a)If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exer- cise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)Except during the continuance of an Event of Default:

(i)the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants, duties or obligations shall be read into this Indenture against the Trustee; and

(ii)in the absence of willful misconduct or bad faith on its part, the Trustee may con- clusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provi- sion hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this In- denture (but need not investigate or confirm the accuracy of mathematical calculations or other facts stated therein).

(c)The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(i)this paragraph (c) does not limit the effect of paragraph (b) of this Section 7.01;

(ii)the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02, 6.04 or 6.05 hereof.

(d)Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01 and Section 7.02(f).

(e)The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have offered to the Trustee indemnity and/or security satisfactory to the Trustee against any loss, liability or expense.

(f)The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Lead Issuer. Money held in trust by the Trustee need not be segre- gated from other funds except to the extent required by law.

Section 7.02.    Rights of Trustee.

(a)The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or mat- ter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investiga- tion into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Lead Issuer and its Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b)Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and com- plete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from an Issuer shall be sufficient if signed by an Officer of the such Issuer.

(f)None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its du-
ties hereunder, or in the exercise of any of its rights or powers if an indemnity and/or security satisfactory to it against such risk or liability is not assured to it.

(g)The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee at the Corporate Trust Of- fice, and such notice references the Notes and this Indenture.

(h)In no event shall the Trustee be responsible or liable for special, punitive, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irre- spective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)The rights, privileges, protections, immunities and benefits given to the Trustee, includ- ing, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trus- tee in each of its capacities hereunder, and each Agent, custodian and other Person employed to act here- under, including the Notes Collateral Agent.

(j)[reserved].

(k)Delivery of reports, information and documents (including, without limitation, reports contemplated under Section 4.03 hereof) to the Trustee is for informational purposes only and the Trus- tee’s receipt of such shall not constitute constructive notice of any information contained therein or deter- minable from information contained therein, including the Issuers’ compliance with any of their cove- nants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’ s Certificates).

(l)The permissive rights of the Trustee to take certain actions under this Indenture shall not be construed as a duty unless so specified herein.

(m)The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, ap- proval, bond, debenture, note or other paper or document unless requested in writing to do so by the Holders of not less than a majority in principal amount of the Notes at the time outstanding, but the Trus- tee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Lead Issuer, personally or by agent or attorney, at the expense of the Issuers and shall incur no liability of any kind by reason of such inquiry or investigation.

(n)The Trustee may request that the Lead Issuer deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(o)The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances be- yond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; loss or malfunction of utilities, computer (hardware or software) or communication services; strikes or similar labor disputes; and acts of civil or military authorities and governmental action.

(p)The Trustee shall have no duty to inquire as to the performance of the Lead Issuer with respect to the covenants contained in Article 4 or to make any calculation in connection therewith or in connection with any redemption of the Notes. In addition, except as otherwise expressly provided herein, the Trustee shall have no obligation to monitor or verify compliance by any Issuer or any Guarantor with any other obligation or covenant under this Indenture or the unavailability of the Federal Reserve Bank wire or facsimile or other wire communication facility.

(q)The Trustee shall not have any responsibility for the validity, perfection, priority, filing, continuation or enforceability of any Lien or security interest and shall have no obligations to take any action to procure or maintain such validity, perfection, priority, filing, continuation or enforceability (it being understood that such responsibility and obligation are the Issuers’).

(r)The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

Section 7.03.    Individual Rights of Trustee. The Trustee may retain professional advisors to assist it in performing its duties under this Indenture. The Trustee may consult with such professional ad- visors or with counsel, and the advice or opinion of such professional advisors or counsel with respect to legal or other matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any of their Affiliates with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.09 hereof.

Section 7.04.    Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ di- rection under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any state- ment or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

The Trustee does not assume any responsibility for any failure or delay in performance or any breach by the Issuers or any other Grantor under this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Security Documents. The Trustee shall not be re- sponsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Security Documents, the Intercreditor Agreements or in any certificate, report, statement, or other document referred to or provided for in, or received by the Trustee under or in connection with, this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Inter- creditor Agreement, if any, or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and any Security Documents of any other party thereto; the genuineness, enforceability, collectabil- ity, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthi- ness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Security Documents.

Section 7.05.    Notice of Defaults. If a Default occurs and is continuing and if it is known to a Responsible Officer of the Trustee, the Trustee shall deliver to Holders a notice of the Default within 90 days after it occurs, unless such Default shall have been cured or waived, or if discovered after 90 days, promptly thereafter. The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withhold- ing notice is in their interest. The Trustee shall not be deemed to have notice or charged with knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received from the Issuer or any Holders of such Notes by the Trustee at the Corporate Trust Office of the Trustee, and such notice references such Notes, the Issuer and this Indenture.

Section 7.06.    Compensation and Indemnity. The Issuers and the Guarantors, jointly and sev- erally, shall pay to the Trustee, the Notes Collateral Agent and the Agents from time to time such com- pensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s, the Notes Collateral Agent’s and the Agents’ compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers shall reimburse the Trus- tee, the Notes Collateral Agent and the Agents promptly upon request for all out-of-pocket disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such ex- penses shall include the reasonable compensation, disbursements and expenses of the Trustee’s, the Notes Collateral Agent’s and the Agents’ agents and counsel.

The Issuers and the Guarantors, jointly and severally, shall indemnify the Trustee, the Notes Col- lateral Agent and the Agents and their respective officers, directors, employees, agents and any predeces- sor trustee and its officers, directors, employees and agents (the “Indemnified Parties”) for, and hold the Indemnified Parties harmless against, any and all loss, damage, claims, liability or expense (including rea- sonable attorneys’ fees and expenses) incurred by them in connection with the acceptance or administra- tion of this trust and the performance of its duties hereunder (including the reasonable costs and expenses of enforcing this Indenture against any Issuer or any of the Guarantors (including this Section 7.06) or de- fending itself against any claim whether asserted by any Holder, any Issuer or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder) (but excluding taxes imposed on such Persons in connection with compensation for such administration or performance). The Trustee shall notify the Lead Issuer promptly of any claim of which a Responsible Of- ficer has received written notice for which it may seek indemnity. Failure by the Trustee to so notify the Lead Issuer shall not relieve the Issuers or the Guarantors of their obligations hereunder. Except in cases where the interests of the Issuers and/or the Guarantors, on the one hand and the Indemnified Parties, on the other hand are, based on the advice of counsel, adverse, the Issuers shall defend the claim and the In- demnified Parties may have separate counsel and the Issuers shall pay the reasonable fees and expenses of such counsel. Neither any Issuer nor any Guarantor need reimburse any expense or indemnify against any loss, liability or expense incurred by an Indemnified Party through such Indemnified Party’s own willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable decision). Neither any Issuer nor any Guarantor need pay for any settlement made with- out its consent, which consent will not be unreasonably withheld or delayed. Any settlement which af- fects an Indemnified Party may not be entered into without the consent of such Indemnified Party, unless the applicable Indemnified Party is given a full and unconditional release from liability with respect to the claims covered thereby, and such settlement does not include a statement or admission of fault, culpabil- ity or failure to act by or on behalf of such Indemnified Party.

The obligations of the Issuers and the Guarantors under this Section 7.06 shall survive the satis- faction and discharge of this Indenture or the earlier resignation or removal of the Trustee or such Indem- nified Party, as applicable.

To secure the payment obligations of the Issuers and the Guarantors in this Section 7.06, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, ex- cept money or property held in trust to pay principal and interest on particular Notes. Such Lien shall sur- vive the satisfaction and discharge of this Indenture.

When the Trustee is requested to act upon instructions of one or more Holders, the Trustee shall not be required to act in the absence of indemnity and/or security against the costs, expenses and liabili- ties that may be incurred in compliance with such a request.

When the Trustee incurs expenses or renders services after an Event of Default specified in Sec- tion 6.01(a)(vi) or Section 6.01(a)(vii) hereof occurs, the expenses and the compensation for the services (including the reasonable fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.07.    Replacement of Trustee. A resignation or removal of the Trustee and appoint- ment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of ap- pointment as provided in this Section 7.07. The Trustee may resign in writing at any time and be dis- charged from the trust hereby created by so notifying the Lead Issuer. The Holders of a majority in prin- cipal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Lead Issuer in writing. The Lead Issuer may remove the Trustee if:

(a)the Trustee fails to comply with Section 7.09 hereof;

(b)the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)a custodian or public officer takes charge of the Trustee or its property; or

(d)the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Lead Issuer shall as promptly as practical appoint a successor Trustee. Within one year after the suc- cessor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Lead Issuer.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuers’ expense), the Issuers or the Holders of at least 10% in princi- pal amount of the then outstanding Notes may petition any court of competent jurisdiction for the ap- pointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Lead Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effec- tive, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Inden- ture. The successor Trustee shall deliver a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof. Not-
withstanding replacement of the Trustee pursuant to this Section 7.07, the Issuers’ obligations under Sec- tion 7.06 hereof shall continue for the benefit of the retiring Trustee.

Section 7.08.    Successor Trustee by Merger, etc. If the Trustee or Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee or Agent. Any corpora- tion into which the Trustee or any Agent for the time being may be merged or converted shall, on the date when such merger, conversion, consolidation, sale or transfer becomes effective and to the extent permit- ted by applicable law, be a successor Trustee or Agent under this Indenture without the execution or filing of any paper or any further act on the part of any of the parties to this Indenture. After the effective date all references in this Indenture to that Trustee or Agent shall be deemed to be references to that corpora- tion.

Section 7.09.    Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to su- pervision or examination by federal or state authorities and that has, together with its parent, a combined capital and surplus of at least $150,000,000 as set forth in its most recent published annual report of con- dition.

Section 7.10.    Security Documents; Intercreditor Agreements. By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and the Notes Collateral Agent, as the case may be, to execute and deliver the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and any other Security Documents in which the Trustee or the Notes Collateral Agent, as applicable, is named as a party, including any Security Documents executed on or after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Notes Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceabil- ity thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in en- tering into, or taking (or forbearing from) any action under, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, or any other Security Documents, the Trustee and the Notes Collateral Agent each shall have all of the rights, privileges, benefits, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

Section 7.11.    Limitation on Duty of Trustee in Respect of Collateral; Indemnification.

(a)Beyond the exercise of reasonable care in the custody thereof, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee shall not be responsible for filing any financing or continuation statements or re- cording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Notes Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collat- eral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith.

(b)The Trustee and Notes Collateral Agent shall not be responsible for the existence, genu- ineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omis- sion to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Trustee and Notes Collateral Agent, as determined by a court of competent jurisdiction by a final and non-appealable judgment, for the validity or sufficiency of the Col- lateral or any agreement or assignment contained therein, for the validity of the title of the Issuers to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the

Collateral or otherwise as to the maintenance of the Collateral (except with respect to certificates deliv- ered to the Notes Collateral Agent representing securities pledged under the Security Documents). The Trustee and Notes Collateral Agent shall have no duty to ascertain or inquire as to the performance or ob- servance of any of the terms of this Indenture, the First Lien Intercreditor Agreement, the Junior Lien In- tercreditor Agreement, if any, or the Security Documents by the Issuers, any Guarantor, the Bank Collat- eral Agent or the Junior Lien Representative.

Section 7.12.    Resignation of Agents

(a)Any Agent may resign its appointment hereunder at any time without the need to give any reason and without being responsible for any costs associated therewith by giving notice to the Lead Issuer and the Trustee 30 days’ prior written notice (waivable by the Lead Issuer and the Trustee); pro- vided that in the case of resignation of the Paying Agent no such resignation shall take effect until a new Paying Agent shall have been appointed by the Lead Issuer to exercise the powers and undertake the du- ties hereby conferred and imposed upon the Paying Agent. Following receipt of a notice of resignation from any Agent, the Lead Issuer shall promptly give notice thereof to the Holders in accordance with Sec- tion 13.01 hereof.

(b)If any Agent gives notice of its resignation in accordance with this Section 7.12 and a re- placement Agent is required and by the tenth day before the expiration of such notice such replacement has not been duly appointed, such Agent may itself appoint as its replacement any reputable and experi- enced financial institution or may petition a court of competent jurisdiction to appoint a replacement, with properly incurred costs and expenses by the Agent in relation to such petition to be paid by the Issuers. Immediately following such appointment, the Lead Issuer shall give notice of such appointment to the Trustee, the remaining Agents and the Holders whereupon the Issuers, the Trustee, the remaining Agents and the replacement Agent shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Indenture.
(c)Upon its resignation becoming effective, the Paying Agent shall forthwith transfer all moneys held by it hereunder, if any, to the successor Paying Agent or, if none, the Trustee or to the Trus- tee’s order, but shall have no other duties or responsibilities hereunder, and shall be entitled to the pay- ment by the Issuers of its remuneration for the services previously rendered hereunder and to the reim- bursement of all reasonable expenses (including legal fees) incurred in connection therewith.

(d)Notwithstanding replacement of an Agent pursuant to this Section 7.12, the Issuer’s obli- gations under Section 7.06 hereof shall continue for the benefit of the retiring Agent.

Section 7.13.    Agents’ Rights.

(a)The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several.

(b)Money held by a Paying Agent need not be segregated, except as required by law, and in no event shall any Paying Agent be liable for interest on any money received by it hereunder.

(c)The Agents shall have no obligation to act or to take any action if they believe they will incur costs, expenses or liabilities for which they will not be reimbursed.

(d)The Issuers and the Agents acknowledge and agree that in the event of an Event of De- fault, the Trustee may, by notice in writing to the Lead Issuer and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee. Until they have received such written notice from the Trustee, the Agents shall act solely as agents of the Issuers and need have no concern for the interests of the Holders.

(e)The applicable Agents hold all funds as banker subject to the terms of this Indenture and as a result, such money will not be held in accordance with the rules established by the UK Financial Conduct Authority in the UK Financial Conduct Authority’s Handbook of rules and guidance from time to time in relation to client money.

(f)The Agents shall act solely as agents of the Issuers and shall have no fiduciary or other obligation towards, or have any relationship of agency or trust, for or with any person other than the Issu- ers, except as expressly stated elsewhere in this Indenture.

(g)No Agent shall be required to make any payment of the principal, premium or interest payable pursuant to this Indenture unless and until it has received, and been able to identify or confirm receipt of, the full amount to be paid in accordance with the terms of this Indenture. To the extent that an Agent has made such payment with the prior written consent of the Issuers and for which it did not re- ceive the full amount, the Issuers swill reimburse the Agent the full amount of any shortfall.

(h)The Issuers agree to pay any and all stamp and other documentary taxes or duties which may be payable in connection with the execution, delivery, performance and enforcement of this Inden- ture by the Paying Agent.

(i)The Agents may rely upon the terms of any notice, instruction, communication or other document believed by it to be genuine and be entitled to refrain from acting, without liability, if it deter- mines that such instruction is unclear, equivocal or contradictory. In the event an Agent determines that an instruction received by it is unclear, equivocal or contradictory, the Agent shall as soon as reasonably practicable notify the instructing party of such determination.

(j)Notwithstanding anything else herein contained, each Agent may refrain without liability from doing anything that would or might in its opinion, based on the advice of counsel, be contrary to any law of any state or jurisdiction (including but not limited to the United States of America, Europe or, in each case, any jurisdiction forming a part of it and England and Wales) or any directive or regulation of any agency of any such state or jurisdiction or which would or might otherwise render it liable to any per- son or cause it to act in a manner which might prejudice its interests and may without liability do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01.    Option to Effect Legal Defeasance or Covenant Defeasance. The Lead Issuers may, with respect to the Notes, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes and all obligations of the Guarantors with respect to the Guaran- tees upon compliance with the conditions set forth below in this Article 8.

Section 8.02.    Legal Defeasance and Discharge. Upon the Issuers’ exercise under Section
8.01hereof of the option applicable to this Section 8.02 with respect to Notes, the Issuers and the Guaran- tors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations under this Indenture with respect to all outstanding Notes, the re- lated Guarantees and the Security Documents and all Defaults and Events of Default cured on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below (it being un- derstood that such Notes shall not be deemed outstanding for accounting purposes), and to have satisfied all their other obligations under such Notes, the Security Documents and this Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuers, shall execute instruments reasonably requested by the Lead Issuer acknowledging the same) and to have cured all then existing De- faults and Events of Default, except for the following provisions which shall survive until otherwise ter- minated or discharged hereunder:

(a)the rights of Holders of the Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;

(b)the Issuers’ obligations with respect to Notes concerning issuing temporary Notes, registration, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ and the Guarantors’ obligations in connection therewith; and

(d)this Section 8.02.

Subject to compliance with this Article 8, the Lead Issuer may exercise its option under this Sec- tion 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03.    Covenant Defeasance. Upon the Lead Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers and the Guarantors shall, with respect to the Notes, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under Sections 3.08, 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15 and 4.18 hereof, and clauses (ii) and (iii) of Section 5.01(a), and Section 5.01(f) hereof with respect to all outstanding Notes and the related Guarantees, on and after the date the conditions set forth in Section
8.04hereof are satisfied (“Covenant Defeasance”), and such Notes shall thereafter be deemed not “out- standing” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the con- sequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstand- ing” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstand- ing for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to all out- standing Notes and the related Guarantees, the Issuers and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and the Guarantees of such Notes shall be unaffected thereby. In addition, upon the Lead Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Section 6.01(a)(iii) (solely with respect to the covenants that are released upon a Covenant Defeasance), 6.01(a)(iv), 6.01(a)(v), 6.01(a)(vi) (solely with respect to Restricted Subsidiaries subject thereto), 6.01(a)(vii) (solely with respect to Restricted Subsidiaries subject thereto), 6.01(a)(viii), 6.01(a)(ix) and 6.01(a)(x) hereof shall not constitute Default or Events of Default.

Section 8.04.    Conditions to Legal or Covenant Defeasance. The following shall be the condi- tions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect the Notes:

(a)the Issuers shall irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Securities, or a combination thereof, in such amount as will be sufficient, in the opinion of an Independent Financial Advisor, without consideration of any reinvestment to pay the principal of, premium, if any, and interest due on such Notes on the stated maturity date or on the date of such redemption (including a Re- demption Date, if applicable), as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuers must specify whether such Notes are being defeased to maturity or to a particular date of such redemption (including a Redemption Date, if applicable); provided that upon any redemption that requires the payment of the Applicable Premium, the amount de- posited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium with respect to such Notes calculated as of the date of the notice of redemption, with any deficit as of the date of such redemption (including a Redemption Date, if applicable) (any such amount, the “Applicable Premium Deficit”) only re- quired to be deposited with the Trustee on or prior to the Redemption Date. Any Applicable Pre- mium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(b)in the case of Legal Defeasance, the Lead Issuer shall have delivered to the Trus- tee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions:

(i)the Lead Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(ii)since the Issue Date, there has been a change in the applicable U.S. fed- eral income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not rec- ognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defea- sance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)in the case of Covenant Defeasance, the Lead Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)no Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith or any other transactions necessary to effectuate any of the foregoing) shall have occurred and be continuing on the date of such de- posit;

(e)such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which an Issuer or any Guarantor is a party or by which an Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultane- ous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith or any other transactions necessary to effectuate any of the foregoing);

(f)the Lead Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or any Guarantor or others; and

(g)the Lead Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defea- sance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.05.    Deposited Money, U.S. Government Securities to be Held in Trust; Other Mis- cellaneous Provisions. Subject to Section 8.06 hereof, all money and U.S. Government Securities (in- cluding the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for pur- poses of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including an Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.
The Issuers, jointly and severally, shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes and the related Guar- antees.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the written request of the Lead Issuer any money or U.S. Government Se- curities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee
(which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defea- sance.

Section 8.06.    Repayment to Issuers. Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the pay- ment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Lead Issuer on its request or (if then held by an Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease.

Section 8.07.    Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or U.S. Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this In- denture and the Notes and the Guarantees shall be revived and reinstated as though no deposit had oc- curred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that if the Issuers make any payment of principal of, premium, if any, or interest on any Notes following the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01.    Without Consent of Holders. Notwithstanding Section 9.02 hereof, the Issuers, any Guarantor (with respect to a Guarantee, this Indenture or the Security Documents to which it is a party), the Trustee and/or the Notes Collateral Agent (and any other Agents party thereto (to the extent applicable)), as the case may be, may amend or supplement this Indenture, the Notes, any Guarantee or the Security Documents without the consent of any Holder:

(a)to cure any ambiguity, omission, mistake, defect or inconsistency;

(b)to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c)to comply with Section 5.01 hereof;

(d)to provide for the assumption of Holdings’ an Issuer’s or any Guarantor’s obliga- tions to the Holders;

(e)to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under this Indenture of any such Holder;

(f)to add or modify covenants for the benefit of the Holders or to surrender any right or power conferred upon Holdings, the Issuers or any Guarantor;

(g)to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;

(h)to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee, a successor Notes Collateral Agent or a successor Paying Agent hereunder pursuant to the requirements hereof;

(i)to add an obligor or a Guarantor under this Indenture;

(j)to conform the text of this Indenture, the Notes, any Guarantees or the Security Documents to any provision of the “Description of Secured Notes” section of the Offering Mem- orandum;

(k)to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(l)to release any Guarantor from its Guarantee pursuant to this Indenture when per- mitted or required by this Indenture;

(m)to release and discharge any Lien securing the Notes when permitted or required by this Indenture (including pursuant to Section 4.12 hereof) or the Security Documents;

(n)to comply with the rules of any applicable securities depositary;

(o)to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee or the Notes Collateral Agent for the benefit of the Holders, as additional security for the payment and performance of all or any portion of the First Lien Notes Obligations, in any property or as- sets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Notes Collateral Agent pursuant to this Indenture, any of the Security Documents or otherwise;

(p)to add Additional First Lien Secured Parties to any intercreditor agreement;

(q)to enter into any intercreditor agreement having substantially similar terms with respect to the Holders as those set forth in the First Lien Intercreditor Agreement, taken as a whole, or any joinder thereto;

(r)in the case of any Security Document, to include therein any legend required to be set forth therein pursuant to the First Lien Intercreditor Agreement or to modify any such leg- end as required by the First Lien Intercreditor Agreement;

(s)to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Senior Secured Credit Facilities or any other agreement that is not prohibited by this Indenture; and

(t)to qualify this Indenture under the Trust Indenture Act.

Upon the request of the Lead Issuer, and upon receipt by the Trustee and the Notes Collateral Agent of the documents described in Section 7.02 hereof (to the extent requested by the Trustee and/or the Notes Collateral Agent and subject to the last sentence of Section 9.05), the Trustee and/or the Notes Collateral Agent shall join with the Issuers and the Guarantors in the execution of any amended or supple- mental indenture, security documents or intercreditor agreements authorized or permitted by the terms of this Indenture and the Security Documents and to make any further appropriate agreements and stipula- tions that may be therein contained, but the Trustee and/or the Notes Collateral Agent shall have the right, but not be obligated to, enter into such amended or supplemental indenture, security documents or inter- creditor agreements that affect its own rights, duties or immunities under this Indenture, the Security Doc- uments or otherwise. Notwithstanding the foregoing, no Opinion of Counsel or board resolution shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is at- tached as Exhibit D hereto.

Section 9.02.    With Consent of Holders. Except as provided in Section 9.01 and this Section 9.02, the Issuers, the Guarantors, the Trustee and the Notes Collateral Agent (or any other Agent a party hereto, to the extent applicable), may amend or supplement this Indenture, the Notes, the Guarantees and the Security Documents with the consent of the Holders of at least a majority in principal amount of all the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes (which shall be considered waived only with respect to Notes held by consenting Holders), except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, any Guarantee, the Notes or the Security Documents may be waived with the consent of the Holders of a majority in principal amount of all the Notes then outstanding (in- cluding consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes); Section 2.08 hereof and Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the written request of the Lead Issuer, and upon the filing with the Trustee and the Notes Collateral Agent, as applicable, of evidence satisfactory to the Trustee and/or the Notes Collateral Agent of the consent of the Holders as aforesaid, the Trustee and/or the Notes Collateral Agent shall join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture, security doc- uments or intercreditor agreements unless such amended or supplemental indenture, security documents or intercreditor agreements affect the Trustee’s and/or the Notes Collateral Agent’s, as applicable, own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and/or the Notes Collateral Agent, as applicable, may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture, security documents or intercreditor agreements.
It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the par- ticular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Lead Issuer shall send to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Lead Issuer to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each affected Holder of Notes, an amendment or waiver under this Section
9.02may not, with respect to any Notes held by a non-consenting Holder:

(a)reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(b)reduce the principal of or change the fixed final maturity of any such Note or al- ter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to (i) notice periods (to the extent consistent with applicable requirements of clearing and settlement systems) for redemption and conditions to redemption and (ii) Section 3.08, Section
4.10 and Section 4.14 hereof);

(c)reduce the rate of or change the time for payment of interest on any such Note;

(d)waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on such Notes, except a rescission of acceleration of the Notes by the Holders of a majority in principal amount of all the then outstanding Notes, and a waiver of the payment de- fault that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture, the Notes or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(e)make any such Note payable in money other than that stated therein;

(f)make any change in the provisions of this Indenture relating to waivers of past Defaults;

(g)make any change in these amendment and waiver provisions;

(h)amend the contractual right expressly set forth in this Indenture or the Notes of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes on or after the due dates therefor;

(i)make any change to or modify the ranking of such Notes as to the contractual right of payment that would adversely affect the Holders; or

(j)except as expressly permitted by this Indenture, modify the Guarantees of Hold- ings or any Subsidiary Guarantor that is a Significant Subsidiary, or any group of Subsidiary Guarantors that, taken together (as of the latest consolidated financial statements for a fiscal quar- ter end provided as required under Section 4.03 hereof), would constitute a Significant Subsidiary in any manner materially adverse to the Holders of such Notes.

Notwithstanding the foregoing, without the consent of the Holders of at least 66-2/3% in aggre- gate principal amount of the Notes then outstanding, no amendment or waiver may (A) make any change in any Security Document or the provisions in this Indenture dealing with Collateral or application of trust proceeds of the Collateral with the effect of releasing the Liens on all or substantially all of the Col- lateral which secure the Obligations in respect of the Notes or (B) change or alter the priority of the Liens securing the Obligations in respect of the Notes in any material portion of the Collateral in any way mate- rially adverse, taken as a whole, to the Holders, other than, in each case, as provided under the terms of this Indenture, the Security Documents or the First Lien Intercreditor Agreement. For the avoidance of doubt, if such consents are obtained with respect to an action described in clause (A) and (B) above, such action shall be permitted under this Indenture.

Section 9.03.    Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consent- ing Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives writ- ten notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Lead Issuer may, but shall not be obligated to, fix a record date for the purpose of determin- ing the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days af- ter such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.04.    Notation on or Exchange of Notes. The Trustee may place an appropriate nota- tion about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in ex- change for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenti- cate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and ef- fect of such amendment, supplement or waiver.

Section 9.05.    Trustee to Sign Amendments, etc. The Trustee and the Notes Collateral Agent shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Notes Collateral Agent, as applicable. Except as set forth in the last sentence of this Section 9.05, an Issuer may not sign an amendment, supplement or waiver until the Board of such Issuer approves it. In executing any amendment, supplement or waiver, the Trustee and the Notes Collateral Agent shall be provided with and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 13.03 hereof, an Officer’s Certificate and an Opinion of Counsel each stating that the execution of such amended or supplemental indenture or security documents or intercredi- tor agreements is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuers and any Guarantors party thereto, enforcea-
ble against them in accordance with its terms, subject to customary exceptions, and complies with the pro- visions hereof. Notwithstanding the foregoing, no Opinion of Counsel or resolution shall be required for the Trustee and the Notes Collateral Agent to execute any supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, adding a new Guarantor under this Indenture.

Section 9.06.    Additional Voting Terms; Calculation of Principal Amount.

(a)All Notes issued under this Indenture shall vote and consent together on all matters (as to which any of such Notes may vote) as one class and no series of Notes will have the right to vote or con- sent as a separate series on any matter. Determinations as to whether Holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article Nine and Section 9.06(b) hereof.

(b)With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calcu- lated, on the relevant date of determination, by dividing (i) the principal amount, as of such date of deter- mination, of Notes, the Holders of which have so consented by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, Section 2.08 and Section 2.09 of this Indenture. Any such calculation made pur- suant to this Section 9.06(b) shall be made by the Lead Issuer and delivered to the Trustee pursuant to an Officer’s Certificate.

Section 9.07.    No Impairment of Right of Holders to Receive Payment. For the avoidance of doubt, no amendment to, or deletion of any of the covenants under Article 4 or action taken in compliance with the covenants in effect at the time of such action, shall be deemed to impair or affect any legal rights of any Holders of the Notes to receive payment of principal of or premium, if any, or interest on the Notes or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes.

ARTICLE 10 GUARANTEES

Section 10.01.    Guarantee. Subject to this Article 10, from and after the Issue Date, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally, guarantees, on a senior secured basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its suc- cessors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Obli- gations of the Issuers hereunder or thereunder, that: (a) the principal of and interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Issuers to the Holders or the Trustee hereunder or under the Notes shall be promptly paid in full, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by ac- celeration or otherwise. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection. All payments under each Guarantee will be made in U.S. dollars.

The Guarantors hereby agree that their obligations hereunder are equivalent to the obligations of a primary obligor and shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers any action to enforce the same or any other circumstance which might otherwise constitute a legal or eq- uitable discharge or defense of a guarantor (other than payment in full of all of the Obligations of the Is- suers hereunder or under the Notes). Each Guarantor hereby waives, to the fullest extent permitted by law, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by full payment of the obligations contained in the Notes and this Indenture or by release in accordance with the provi- sions of this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder or the Trustee is required by any court or otherwise to return to an Issuer, the Guar- antors or any custodian, trustee, liquidator or other similar official acting in relation to either an Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, then this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be ac celer- ated as provided in Article 6 hereof for the purposes of this Guarantee, notwithstanding any stay, injunc- tion or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and
(y)in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non- paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees. Each Guarantor that makes a payment under its Guarantee shall, to the fullest extent permit- ted by applicable law, be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment de- termined in accordance with GAAP.

Until terminated in accordance with Section 10.06, each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuers for liquidation or reorganization, should the Issuers become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuers’ assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment of the Notes is, pursuant to applicable law, rescinded or reduced in amount, or must other- wise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable prefer- ence,” “fraudulent transfer” or otherwise, all as though such payment had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, le- gality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Guarantee issued by any Guarantor shall be a general senior secured obligation of such Guar- antor and shall be pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set- off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02.    Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uni- form Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in re- spect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under appli- cable law or being void or voidable under any law relating to insolvency of debtors.

Section 10.03.    Execution and Delivery. To evidence its Guarantee set forth in Section 10.01 hereof, subject to Section 10.07 hereof, each Guarantor hereby agrees that this Indenture (or a supple- mental indenture in the form of Exhibit D hereto) shall be executed on behalf of such Guarantor by one of its authorized officers.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an officer whose signature is on this Indenture (or a supplemental indenture in the form of Ex- hibit D hereto) no longer holds that office at the time the Trustee authenticates a Note, the Guarantee of such Guarantor shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall consti- tute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15 hereof, the Lead Issuer shall cause any Restricted Subsidiary to com- ply with the provisions of Section 4.15 hereof and this Article 10, to the extent applicable.

Section 10.04.    Subrogation. Each Guarantor shall be subrogated to all rights of Holders against the Issuers in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuers under this Indenture or the Notes shall have been paid in full.

Section 10.05.    Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guaran- tee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such bene- fits.

Section 10.06.    Release of Guarantees. Each Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and shall thereupon terminate and be of no further force and effect, and no further action by such Guarantor, the Issuers or the Trustee is required for the release of such Guarantor’s Guarantee, upon:

(A)in the case of a Subsidiary Guarantor, any sale, exchange, issuance disposition or transfer (by merger, amalgamation, consolidation, dividend, distribution or otherwise) of (x) the Capital Stock of such Subsidiary Guarantor, after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary or (y) all or substantially all the assets of such Subsidiary Guaran- tor, in each case if such sale, exchange, issuance, disposition or transfer is not prohibited by the applicable provisions of this Indenture (including any amendments thereof);

(B)the release or discharge of the guarantee by, or direct obligation of, such Guaran- tor of Indebtedness under the Senior Secured Credit Facilities, or the release or discharge of such other guarantee or direct obligation that resulted in the creation of such Guarantee, except a dis- charge or release by or as a result of payment under such guarantee or direct obligation (it being understood that a release subject to a contingent reinstatement will constitute a release for the purposes of this provision, and that if any such Guarantee is so reinstated, such Guarantee shall also be reinstated to the extent that such Guarantor would then be required to provide a Guarantee pursuant to Section 4.15 hereof);

(C)in the case of a Subsidiary Guarantor, the designation of any Restricted Subsidi- ary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture or the occurrence of any event following which the Subsidiary Guar- antor is no longer a Restricted Subsidiary in compliance with the applicable provisions of this In- denture;

(D)upon the merger, amalgamation or consolidation of any Guarantor with and into an Issuer or another Guarantor or upon the liquidation of such Guarantor, in each case, in compli- ance with the applicable provisions of this Indenture;

(E)in the case of a Subsidiary Guarantor, the occurrence of a Covenant Suspension
Event;

(F)as provided under Article 9 or in accordance with the provisions of the First Lien Intercreditor Agreement;

(G)the exercise by the Issuers of their Legal Defeasance option or Covenant Defea- sance option in accordance with Article 8 hereof or the discharge of the Issuers’ obligations under this Indenture in accordance with the terms of this Indenture; or

(H)in the case of Holdings, if Holdings ceases to be the direct parent of the Issuers, subject to the assumption of all of the obligations of Holdings under this Indenture and the appli- cable Security Documents, in each case, pursuant to supplemental indentures or other applicable documents or instruments by the entity that (i) owns directly 100% of the Equity Interests of the Lead Issuer and (ii) directly or indirectly owns 100% of the Equity Interests of CSLS.

Notwithstanding clause (i)(E) above, if, after any Covenant Suspension Event, a Reversion Date shall occur, then the Suspension Period with respect to such Covenant Suspension Event shall terminate and all actions reasonably necessary to provide that the Notes shall have been unconditionally guaranteed on a secured basis by each Guarantor (to the extent such guarantee is required by Section 4.15 hereof) shall be taken within 90 days after such Reversion Date or as soon as reasonably practicable thereafter.

Section 10.07.    Effectiveness of Guarantees. This Indenture shall be effective upon its execu- tion and delivery by the parties hereto. The provisions set forth in this Article 10 with respect to the Sub- sidiary Guarantors will only become operative concurrently with the consummation of the Acquisition.

ARTICLE 11 SATISFACTION AND DISCHARGE

Section 11.01. Satisfaction and Discharge. This Indenture and related Guarantees shall be dis- charged and shall cease to be of further effect as to all Notes (other than certain rights of the Trustee and the Issuers’ obligations with respect thereto, as provided below) when either:

(a)all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(b)(i) all Notes not theretofore delivered to the Trustee for cancellation have be- come due and payable by reason of the making of a notice of redemption or otherwise, will be- come due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have or any Guarantor has irrevoca- bly deposited or caused to be deposited with the Trustee as trust funds in trust solely for the bene- fit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Securities, or a combina- tion thereof, in such amounts as will be sufficient without consideration of any reinvestment to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemp- tion; provided that upon any redemption that requires the payment of the Applicable Premium with respect to such Notes, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calcu- lated as of the date of the notice of redemption, with any Applicable Premium Deficit only re- quired to be deposited with the Trustee on or prior to the date of such redemption (including a Re- demption Date, if applicable). Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium

Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemp- tion;

(ii)no Event of Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to this Indenture with respect to the Notes shall have occurred and be continuing on the date of such deposit or shall oc- cur as a result of such deposit and such deposit will not result in a breach or violation of, or con- stitute a default under, any material agreement or instrument (other than this Indenture) to which an Issuer or any Guarantor is a party or by which an Issuer or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(iii)the Issuers have paid or caused to be paid all sums payable by them under this Indenture with respect to the Notes; and

(iv)the Issuers have delivered irrevocable instructions to the Trustee to apply the de- posited money toward the payment of the Notes at maturity or the date of such redemption (in- cluding a Redemption Date, if applicable), as the case may be.

In addition, the Lead Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied. Such Opin- ion of Counsel may rely on such Officer’s Certificate as to matters of fact, including clauses (b)(i), (ii),
(iii)and (iv) above.

Notwithstanding the satisfaction and discharge of this Indenture and the Notes, the provisions of Section 7.06 shall survive with respect to such Notes and if money shall have been deposited with the Trustee pursuant to clause (b)(i) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall survive such satisfaction and discharge.

Section 11.02. Application of Trust Money. Subject to the provisions of Section 8.06 hereof, all money, and U.S. Government Securities deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including an Issuer or a Guarantor acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money and, U.S. Government Securities have been deposited with the Trustee; but such money and, U.S. Government Securities and need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such ap- plication, each Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be re- vived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if any Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, such Issuer shall be subrogated to the rights of the Holders to receive such payment from the money or U.S. Government Securities held by the Trustee or Paying Agent.

ARTICLE 12 COLLATERAL

Section 12.01.    Security Documents.

The due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, re- purchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Obligations of the Issuers and the Guarantors to the Holders, the Trus- tee or the Notes Collateral Agent under this Indenture, the Notes, the Guarantees, the First Lien Intercred- itor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which de- fine the terms of the Liens that secure First Lien Notes Obligations, subject to the terms of the First Lien Intercreditor Agreement. The Trustee, the Issuers and the Guarantors hereby acknowledge and agree that, subject to the terms of the First Lien Intercreditor Agreements and any other applicable intercreditor agreement and as further set forth below, the Notes Collateral Agent (or its bailee) holds the Collateral in trust for the benefit of the Holders, the Trustee and the Notes Collateral Agent and pursuant to the terms of the Security Documents and the First Lien Intercreditor Agreement. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the First Lien Intercreditor Agreement and Jun- ior Lien Intercreditor Agreement, if any, each as may be in effect or may be amended from time to time in accordance with their terms and this Indenture, and authorizes and directs the Notes Collateral Agent and the Trustee to enter into or join, if applicable, the Security Documents and the First Lien Intercreditor Agreement on the Issue Date, and the Security Documents and the Junior Lien Intercreditor Agreement, if any, at any time after the Issue Date, if applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuers shall deliver to the Notes Collateral Agent copies of all documents required to be filed pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.01, to assure and confirm to the Notes Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. On or following the Issue Date and subject to the First Lien Inter- creditor Agreement, the Issuers and the Guarantors shall, at their own expense, execute, deliver, acknowledge, record and file or cause to be executed, delivered, acknowledged, recorded or filed any and all further documents, financing statements (including continuation statements and amendments to financ- ing statements), agreements and instruments, and take all further action that may be required under appli- cable law in order to grant, preserve, maintain, protect and perfect (or continue the perfection of) the va- lidity and priority of the Liens and security interests created or intended to be created by the Security Documents in the Collateral and cause the Collateral Requirement to be and remain satisfied; provided that for so long as there are outstanding any Senior Secured Credit Facility Obligations, no actions shall be required to be taken with respect to the perfection of the security interests in the Collateral to the extent such actions are not required to be taken with respect to the Senior Secured Credit Facilities. Such secu- rity interest and Liens will be created under the Security Documents and other security agreements, Mort- gages and other instruments and documents.

The terms of the First Lien Intercreditor Agreement are hereby ratified and approved by the Trus- tee on its own behalf and on behalf of the Notes Secured Parties in all respects and the Trustee on its own behalf and on behalf of the Notes Secured Parties directs the Notes Collateral Agent to bind itself to the terms thereof on behalf of the Notes Secured Parties.

Section 12.02.    Release of Collateral.

(a)Collateral may be released from the Lien and security interest created by the Security Documents at any time and from time to time in accordance with the provisions of the Security Docu- ments, the First Lien Intercreditor Agreement and this Indenture. Notwithstanding anything to the con- trary in the Security Documents, the First Lien Intercreditor Agreement and this Indenture, the Issuers and the Guarantors will be entitled to the release of property and other assets constituting Collateral from the Liens securing the Notes and the First Lien Notes Obligations under any one or more of the following cir- cumstances:

(i)to enable an Issuer and/or one or more Guarantors to consummate the sale, trans- fer or other disposition (including by the termination of capital leases or the repossession of the leased property in a capital lease by the lessor) of such property or assets (to a Person that is not an Issuer or Guarantor) to the extent consummated in accordance with, or not prohibited by, Sec- tion 4.10 hereof;

(ii)in the case of a Guarantor that is released from its Guarantee with respect to the Notes pursuant to the terms of this Indenture, the release of the property and assets of such Guar- antor;

(iii)upon the occurrence of an Investment Grade Event, solely to the extent that nei- ther the Senior Secured Credit Facilities nor any other First Lien Obligations are secured by the Collateral following such release; or

(iv)as described under Article 9 hereof.

(b)The Liens on the Collateral securing the Notes and the Guarantees also will be released:

(i)upon payment in full of the principal of, together with accrued and unpaid inter- est on, the Notes and all other Obligations under this Indenture, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;

(ii)upon a Legal Defeasance or Covenant Defeasance under this Indenture as de- scribed under Section 8.02 and Section 8.03 hereof, or a discharge of this Indenture as described under Article 11 hereof; or

(iii)pursuant to the Security Documents or the First Lien Intercreditor Agreement (in- cluding, for the avoidance of doubt, Section 3.04 thereof).

(c)Notwithstanding Section 12.02(a)(iii) hereof, if, after any Investment Grade Event, both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, the Lead Issuers and the Guarantors shall use commercially reasonable efforts to take all actions reasonably necessary to provide to the Notes Collateral Agent for its benefit and the benefit of the Trustee and the Holders of the Notes valid, perfected, first priority sec urity interests (subject to Permitted Liens) in the Collateral within ninety (90) days after such date or as soon as reasonably practicable thereafter.

(d)With respect to any release of Collateral, upon receipt of an Officer’s Certificate stating that all conditions precedent under this Indenture, the Security Documents and the First Lien Intercreditor Agreement, as applicable, to such release have been met and that it is permitted for the Trustee and/or Notes Collateral Agent to execute and deliver the documents requested by the Lead Issuer in connection with such release and any necessary or proper instruments of termination, satisfaction or release prepared by an Issuer, the Trustee and the Notes Collateral Agent shall, execute, deliver or acknowledge (at the Is- suers’ expense) such instruments or releases to evidence the release of any Collateral permitted to be re- leased pursuant to this Indenture or the Security Documents or the First Lien Intercreditor Agreement and shall do or cause to be done (at the Issuers’ expense) all acts reasonably requested of them to release such Lien as soon as is reasonably practicable. Neither the Trustee nor the Notes Collateral Agent shall be lia- ble for any such release undertaken in reliance upon any such Officer’s Certificate, and notwithstanding any term hereof or in any Security Document or in the First Lien Intercreditor Agreement to the contrary, the Trustee and the Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate, upon which it shall be entitled to conclusively rely.

Section 12.03.    Suits to Protect the Collateral.

Subject to the provisions of Article 7 and the Security Documents and the First Lien Intercreditor Agreement, the Trustee may or may direct the Notes Collateral Agent to take all actions it determines in order to:

(a)enforce any of the terms of the Security Documents; and

(b)collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Security Documents and the First Lien Intercreditor Agreement, the Trustee and the Notes Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee or the Notes Collateral Agent may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this In- denture, and such suits and proceedings as the Trustee or the Notes Collateral Agent may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this
Section 12.03 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.

Section 12.04.    Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the provisions of the First Lien Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 12.05.    Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the applicable release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exer- cise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 12 to be sold be under any obligation to ascertain or inquire into the authority of an Issuer or the applica- ble Guarantor to make any such sale or other transfer.

Section 12.06.    Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon an Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of such Issuer or such Guarantor or of any Officer or Officers thereof required by the provisions of this Article 12; and if the Trustee or the Notes Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Notes Collateral Agent.

Section 12.07.    Notes Collateral Agent.

(a)The Issuers and each of the Holders by acceptance of the Notes hereby designate and ap- point the Notes Collateral Agent as its agent under this Indenture, the Security Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any, and the Issuers and each of the Holders by acceptance of the Notes hereby irrevocably authorize the Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Security Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any, and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent by the terms of this In- denture, the Security Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any, and consents and agrees to the terms of the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and each Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Notes Collateral Agent agrees to act as such on the express conditions con- tained in this Section 12.07. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provisions of this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Security Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Secu- rity Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any, to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any, or otherwise exist against the Notes Collateral Agent. Without limit- ing the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obliga- tions arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independ- ent contracting parties.

(b)The Notes Collateral Agent may perform any of its duties under this Indenture, the Secu- rity Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in- fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel con- cerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Notes Collateral
Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attor- ney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care.

(c)None of the Notes Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Inden- ture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and non-appealable judgment) or under or in connection with any Security Document, the First Lien Intercreditor Agreement or the Junior Lien Inter- creditor Agreement, if any, or the transactions contemplated thereby (except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, state- ment, representation, warranty, covenant or agreement made by the Issuer or any other Grantor or Affili- ate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, the Security Documents, the First Lien Intercreditor Agreement, or the Junior Lien Intercreditor Agreement, if any, or in any certificate, report, statement or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Security Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, or the validity, effective- ness, genuineness, enforceability or sufficiency of this Indenture, the Security Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, or for any failure of any Gran- tor or any other party to this Indenture, the Security Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, to perform its obligations hereunder or thereunder. None of the Notes Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agree- ments contained in, or conditions of, this Indenture, the Security Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, or to inspect the properties, books, or rec- ords of any Grantor or any Grantor’s Affiliates.

(d)The Notes Collateral Agent shall be entitled to rely, and shall be fully protected in rely- ing, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certifi- cation, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limita- tion, counsel to the Issuers or any other Grantor), independent accountants and other experts and advisors selected by the Notes Collateral Agent. The Notes Collateral Agent shall not be bound to make any inves- tigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, re- port, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Security Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Security Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate princi- pal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e)The Notes Collateral Agent shall not be deemed to have knowledge or notice of the oc- currence of any Default or Event of Default, unless a Responsible Officer of the Notes Collateral Agent shall have received written notice from the Trustee or the Lead Issuer referring to this Indenture, describ- ing such Default or Event of Default and stating that such notice is a “notice of default” and such notice references the Notes, the Indenture and the Issuers. The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with

Article 6 or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.07).

(f)The Notes Collateral Agent may resign at any time by 30 days’ written notice to the Trus- tee and the Lead Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If the Notes Collateral Agent resigns under this Indenture, the Lead Issuer shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Notes Collateral Agent (as stated in the notice of res- ignation), the Trustee, at the written direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may appoint a successor collateral agent, subject to the consent of the Lead Issuer (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Lead Issuer pursuant to the preceding sentence within thirty (30) days after the intended effective date of resig- nation (as stated in the notice of resignation) the Notes Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as succes- sor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” shall mean such suc- cessor collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation hereun- der, the provisions of this Section 12.07 (and Section 7.06 hereof) shall continue to inure to its benefit and the retiring Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture.

(g)The Trustee shall initially act as Notes Collateral Agent and shall be authorized to ap- point co-Notes Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly pro- vided herein or in the Security Documents or the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, neither the Notes Collateral Agent nor any of its respective officers, di- rectors, employees or agents or other Related Persons shall be liable for failure to demand, collect or real- ize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or other- wise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Notes Collat- eral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment.

(h)The Trustee and the Notes Collateral Agent, as applicable, are authorized and directed to
(i)enter into the Security Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the First Lien Intercreditor Agreement on the Issue Date, (iii) enter into the Junior Lien Inter- creditor Agreement, if any, after the Issue Date, (iv) make the representations of the Holders set forth in the Security Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agree- ment, if any, (v) bind the Holders on the terms as set forth in the Security Documents, the First Lien Inter- creditor Agreement or Junior Lien Intercreditor Agreement, if any, and (vi) perform and observe its obli- gations under the Security Documents, the First Lien Intercreditor Agreement and the Junior Lien Inter- creditor Agreement, if any.

(i)If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral

Agent in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent such proceeds to be applied by the Notes Collateral Agent pursuant to the terms of this Indenture, the Security Documents and the First Lien Inter- creditor Agreement.

(j)The Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Hold- ers’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon writ- ten request from the Lead Issuer, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall, subject to the terms of the First Lien Intercreditor Agreement, deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.

(k)The Notes Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or suffi- ciently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Grantor’s property constituting Collateral intended to be sub- ject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Col- lateral Agent pursuant to this Indenture, any Security Document, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, other than pursuant to the instructions of the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents.

(l)If an Issuer or any Guarantor (i) incurs any obligations in respect of First Lien Obliga- tions or Junior Lien Obligations (in each case, secured by Liens with a priority that is not prohibited by this Indenture) at any time when no applicable intercreditor agreement is in effect or at any time when In- debtedness constituting First Lien Obligations or Junior Lien Obligations entitled to the benefit of an ex- isting First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement is concurrently retired, and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the applica- ble First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement) in favor of a designated agent or representative for the holders of the First Lien Obligations or Junior Lien Obligations so in- curred, together with an Opinion of Counsel, the Collateral Agent shall (and is hereby authorized and di- rected to) enter into such intercreditor agreement (at the sole expense and cost of the Issuers, including legal fees and expenses of the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder; provided that neither an Officer’s Certificate nor an Opin- ion of Counsel shall be required in connection with the First Lien Intercreditor Agreement to be entered into by the Trustee and the Notes Collateral Agent on the Issue Date. For the avoidance of doubt, the Trustee shall enter into any agreements or instruments necessary to effectuate the foregoing actions, as set forth in the Officer’s Certificate described above.

(m)No provision of this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, or any Security Document shall require the Notes Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Notes Collateral Agent) unless it shall have received indemnity and/or security satisfactory to the Notes Collateral Agent and the Trustee against potential costs and liabilities incurred by the Notes Collateral Agent relating thereto.

Notwithstanding anything to the contrary contained in this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, or the Security Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be re- quired to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Notes Collateral Agent shall at any time be entitled to cease taking any action described in this clause (m) if it no longer reasonably deems any indemnity, security and/or undertaking from the Issuers or the Holders to be sufficient.

(n)The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent ju- risdiction to have resulted from its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment, (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Issuers (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in re- spect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Notes Collateral Agent shall not be construed to impose duties to act.

(o)Neither the Notes Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Nei- ther the Notes Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been in- formed of the likelihood thereof and regardless of the form of action.

(p)The Notes Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by any Issuer or any other Grantor under this Indenture, the First Lien Inter- creditor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Security Documents. The Notes Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, state- ments, information, representations or warranties contained in this Indenture, the Security Documents, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, or in any certificate, report, statement, or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, or any Security Document; the execution, validity, genuineness, effec- tiveness or enforceability of the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agree- ment, if any, and any Security Documents of any other party thereto; the genuineness, enforceability, col- lectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, en- forceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Security Documents. The Notes Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the ob- servance or performance by any obligor of any terms of this Indenture, the First Lien Intercreditor Agree- ment, the Junior Lien Intercreditor Agreement, if any, and the Security Documents, or the satisfaction of any conditions precedent contained in this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and any Security Documents. The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Security Doc- uments unless expressly set forth hereunder or thereunder. The Notes Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture, the Security Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any.

(q)The parties hereto and the Holders hereby agree and acknowledge that neither the Notes Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabili- ties, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not lim- ited to, any remediation, corrective action, response, removal or remedial action, or investigation, opera- tions and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the First Lien Inter- creditor Agreement, the Junior Lien Intercreditor Agreement, if any, the Security Documents or any ac- tions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Security Documents, the Notes Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent in the Collateral and that any such actions taken by the Notes Collateral Agent shall not be con- strued as or otherwise constitute any participation in the management of such Collateral. In the event that the Notes Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Notes Collateral Agent or the Trustee’s sole discretion may cause the Notes Collateral Agent or the Trustee to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C.
§9601, et seq., or otherwise cause the Notes Collateral Agent or the Trustee to incur liability under CER- CLA or any other federal, state or local law, the Notes Collateral Agent and the Trustee each reserves the right, instead of taking such action, to either resign as the Notes Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Notes Collat- eral Agent nor the Trustee shall be liable to the Issuers, the Guarantors or any other Person for any envi- ronmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Notes Collateral Agent or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the envi- ronment. If at any time it is necessary or advisable for property to be possessed, owned, operated or man- aged by any Person (including the Notes Collateral Agent or the Trustee) other than the Issuers or the Guarantors, Holders of a majority in aggregate principal amount of the then outstanding Notes shall direct the Notes Collateral Agent or the Trustee in writing to appoint an appropriately qualified Person (exclud- ing the Notes Collateral Agent or the Trustee) who they shall designate to possess, own, operate or man- age, as the case may be, the property.

(r)Upon the receipt by the Notes Collateral Agent of a written request of the Lead Issuer signed by an Officer (a “Security Document Order”), the Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the

Trustee, any Security Document to which it is a party or amendment or supplement thereto to be executed after the Issue Date (including to provide for additional Indebtedness secured by Liens with a priority that is not prohibited by this Indenture); provided that the Notes Collateral Agent shall not be required to exe- cute or enter into any such Security Document which, in the Notes Collateral Agent’s reasonable opinion is reasonably likely to adversely affect the rights, duties, liabilities or immunities of the Notes Collateral Agent or that the Notes Collateral Agent determines is reasonably likely to involve the Notes Collateral Agent in personal liability. Such Security Document Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 12.07(r), and (ii) instruct the Notes Collateral Agent to execute and enter into such Security Document. Other than as set forth in this Indenture, any such execution of a Security Document shall be at the direction and ex- pense of the Issuers, upon delivery to the Notes Collateral Agent of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Security Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Collat- eral Agent to execute such Security Documents (subject to the first sentence of this Section 12.07(r)). For the avoidance of doubt, the Trustee shall enter into any agreements or instruments necessary to effectuate the foregoing actions, as set forth in the Security Document Order.

(s)Subject to the provisions of the applicable Security Documents, the First Lien Intercredi- tor Agreement and the Junior Lien Intercreditor Agreement, if any, each Holder, by acceptance of the Notes, agrees that the Trustee and the Notes Collateral Agent shall execute and deliver the First Lien In- tercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Security Documents to
which it is a party and all agreements, documents and instruments incidental thereto, and act in accord- ance with the terms thereof. For the avoidance of doubt, the Notes Collateral Agent shall have no discre- tion under this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate prin- cipal amount of the then outstanding Notes or the Trustee, as applicable.

(t)After the occurrence and continuance of an Event of Default, the Trustee, acting at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may, subject to the terms of the First Lien Intercreditor Agreement, direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture, the Security Documents or the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any.

(u)The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents or the First Lien Intercreditor Agree- ment or the Junior Lien Intercreditor Agreement, if any, and to the extent not prohibited under the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, for turnover to the Trus- tee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.13 and the other provisions of this Indenture.

(v)In each case that the Notes Collateral Agent may or is required hereunder or under any Security Document, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Security Document or the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, the Notes Collateral Agent may seek direction from the Holders of a majority in ag- gregate principal amount of the then outstanding Notes. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(w)Notwithstanding anything to the contrary in this Indenture or in any Security Document or the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, in no event shall the Notes Collateral Agent or the Trustee be responsible for, or have any duty or obligation with re- spect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Security Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Notes Collateral Agent or the Trustee be responsible for, and neither the Notes Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby.
(x)Before the Notes Collateral Agent acts or refrains from acting in each case at the written request or direction of an Issuer or a Guarantor, other than as set forth in this Indenture, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of this Section
12.07 and Section 13.03 hereof. The Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(y)Notwithstanding anything to the contrary contained herein, the Notes Collateral Agent, subject to the First Lien Intercreditor Agreement, shall act pursuant to the instructions of the Holders and the Trustee solely with respect to the Security Documents and the Collateral.

(z)The rights, privileges, benefits, immunities, indemnities and other protections given to the Trustee are extended to, and shall be enforceable by, the Notes Collateral Agent as if the Notes Collat- eral Agent were named as the Trustee herein and the Security Documents were named as this Indenture herein.

(aa)    Notwithstanding anything else to the contrary herein (but not with respect to express dis- cretions to the Notes Collateral Agent hereunder), whenever reference is made in this Indenture, to any discretionary action whether by consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Notes Collateral Agent in its discretion or to any discretionary election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Notes Collateral Agent, it is understood that in all cases the Notes Collateral Agent shall be fully justified in failing or refusing to take any such discre- tionary action if it shall not have received written instruction, advice or concurrence of the Holders or any controlling agent or representative under any intercreditor agreement or Security Document in respect of such action (in each case as applicable). The Notes Collateral Agent shall have no liability for any failure or delay in taking any actions contemplated above as a result of a failure or delay on the part of the Hold- ers or any controlling agent or representative under any intercreditor agreement or Security Document to provide such instruction, advice or concurrence.

ARTICLE 13 MISCELLANEOUS

Section 13.01.    Notices. Any notice or communication by an Issuer, any Guarantor or the Trus- tee to the others is duly given if in writing in English and by publication on the website or online data sys- tem maintained in accordance with Section 4.03 or delivered in person or mailed by first-class mail (reg- istered or certified, return receipt requested), electronic mail or other electronic transmission or overnight air courier guaranteeing next day delivery, to the others’ address:
If to the Issuers and/or any Guarantor: Conduent Incorporated
100 Campus Dr., Suite 200 Florham Park, New Jersey 07932

Attention: Robert Starr
Email: robert.starr@conduent.com Phone: (973) 526-7155

and

Attention: Robert Dunphy
Email: robert.dunphy@conduent.com Phone: (973) 261-7088

With a copy to (which shall not constitute notice for any purpose under this Indenture):

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas
New York, New York 10019 Facsimile No.: (212) 492-0052 Attention: Lawrence G. Wee, Esq.

If to the Trustee, Paying Agent, Registrar and the Notes Collateral Agent:

U.S. Bank National Association
CityPlace I, 185 Asylum Street, 27th Floor

Hartford, CT 06103
Email: alicia.pelletier@usbank.com
Attention: U.S. Bank Global Corporate Trust - Conduent Incorporated

The Issuers, any Guarantor, the Trustee or the Notes Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being depos- ited in the mail, postage prepaid, if mailed by first-class mail; when receipt is acknowledged, if faxed or sent electronically; the next Business Day after timely delivery to the courier, if sent by overnight air cou- rier guaranteeing next day delivery; and on the date sent to the Depositary if otherwise given in accord- ance with the procedures of the Depositary; provided that any notice or communication delivered to the Trustee and/or the Notes Collateral Agent shall be deemed effective upon actual receipt thereof and on the first date on which publication is made, if given by publication (including by posting of information on the website or online data system maintained in accordance with Section 4.03).

Any notice or communication to a Holder shall be electronically delivered, mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register kept by the Registrar. Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed or otherwise delivered in the manner provided above within the time prescribed, such notice or communication shall be deemed duly given, whether or not the addressee receives it.

If an Issuer sends a notice or communication to Holders, it shall send a copy to the Trustee and each Agent at the same time.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a holder of a Global Note or a holder of a beneficial interest in a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the applicable Depositary (or its de- signee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with accepted practices at the Depositary.

Each of the Trustee and the Notes Collateral Agent agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured email, facsimile transmission or other similar un- secured electronic methods; provided, however, that (a) the party providing such written instructions, sub- sequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee or the Notes Collateral Agent in a timely manner, and (b) such originally exe- cuted instructions or directions shall be signed by an authorized representative of the party providing such instructions or directions. If the party elects to give the Trustee email or facsimile instructions (or instruc- tions by a similar electronic method) and the Trustee or the Notes Collateral Agent in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed control- ling.

Neither the Trustee nor the Notes Collateral Agent shall be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or the Notes Collateral Agent’s reliance upon and compli- ance with such instructions notwithstanding such instructions conflict or are inconsistent with a subse- quent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee or the Notes Collateral Agent, including, without limitation, the risk of the Trustee or the Notes Collateral Agent act- ing on unauthorized instructions, and the risk of interception and misuse by third parties.

Notwithstanding anything in this Indenture, the Security Documents or the Notes to the contrary, each of the Trustee, the Agents and the Notes Collateral Agent shall have the right to accept and act upon any notice, instruction, or other communication, including any funds transfer instruction, (each, a “No- tice") received pursuant to this Indenture, the Security Documents and the Notes by electronic transmis- sion (including by e-mail, facsimile transmission, web portal or other electronic methods) and shall not have any duty to confirm that the person sending such Notice is, in fact, a person authorized to do so.

Electronic signatures believed by the Trustee, the Agents and the Notes Collateral Agent to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider identified by any other party hereto and acceptable to the Trustee, the Agents and the Notes Collateral Agent) shall be deemed original signatures for all purposes. The Issuers assume all risks arising out of the use of electronic signatures and electronic methods to send Notices to the Trustee, the Agents and the Notes Collateral Agent, including without limitation the risk of the Trustee, the Agents and the Notes Collateral Agent acting on an unauthorized Notice and the risk of interception or misuse by third parties. Notwithstanding the foregoing, each of the Trustee, the Agents and the Notes Collateral Agent may in any instance and in its sole discretion require that a Notice in the form of an original document bearing a man- ual signature be delivered to the Trustee, the Agents and the Notes Collateral Agent, as applicable, in lieu of, or in addition to, any such electronic Notice.

Section 13.02.    [Reserved].

Section 13.03.    Certificate and Opinion as to Conditions Precedent. Upon any request or appli- cation by an Issuer or any of the Guarantors to the Trustee to take any action under this Indenture, such Issuer or such Guarantor, as the case may be, shall furnish to the Trustee or, if such action relates to a Se- curity Document or an Intercreditor Agreement, the Notes Collateral Agent:

(a)an Officer’s Certificate in form reasonably satisfactory to the Trustee or the Notes Collateral Agent, as applicable, (which shall include the statements set forth in Section
13.04 hereof) stating that, in the opinion of the signer, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)an Opinion of Counsel in form reasonably satisfactory to the Trustee or the Notes Collateral Agent, as applicable, (which shall include the statements set forth in Section 13.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied; provided that no such Opinion of Counsel shall be delivered in connection with the issuance of the Initial Notes.

Section 13.04. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof) shall include:

(a)a statement that the Person making such certificate or opinion has read such cov- enant or condition;

(b)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)a statement that, in the opinion of such Person, he or she has made such examina- tion or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d)a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opin- ion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 13.05. Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasona- ble requirements for its functions.

Section 13.06.    No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, manager, officer, employee, incorporator, member, partner or direct or in- direct equityholder of the Issuers or any Restricted Subsidiaries or of any of their direct or indirect parent companies (other than in such equityholder’s capacity as an Issuer or a Guarantor) shall have any liability for any obligations of Holdings, the Issuers or the Guarantors under the Notes, the Guarantees, the Secu- rity Documents or this Indenture or any supplemental indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.07.    Governing Law. THIS INDENTURE, THE NOTES AND ANY GUARAN- TEE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE, THE NOTES OR ANY GUARANTEE, WILL BE GOVERNED BY, AND CON- STRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 13.08.    Waiver of Jury Trial. EACH OF HOLDINGS, THE ISSUERS, THE GUAR- ANTORS, THE NOTES COLLATERAL AGENT AND THE TRUSTEE (1) AGREES TO SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY AC- TION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE NOTES AND (2) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEED- ING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSAC- TIONS CONTEMPLATED HEREBY.
Section 13.09.    Force Majeure. In no event shall the Trustee or the Notes Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nu- clear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communi- cations or computer (software or hardware) services or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility.

Section 13.10.    No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of Holdings, the Lead Issuer or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to inter- pret this Indenture.

Section 13.11.    Successors. All agreements of each Issuer in this Indenture and the Notes shall bind its respective successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 5.02 or 10.06 hereof.

Section 13.12.    Severability. In case any provision in this Indenture or in the Notes shall be in- valid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.13.    Intercreditor Agreements. Reference is made to the First Lien Intercreditor Agreement and Junior Lien Intercreditor Agreement, if any. Each Holder, by its acceptance of a Note, (a) agrees that it will be bound by and will take no actions contrary to the provisions of the First Lien Inter- creditor Agreement and Junior Lien Intercreditor Agreement, if any, and (b) authorizes and instructs the Trustee and the Notes Collateral Agent to enter into the First Lien Intercreditor Agreement and Junior Lien Intercreditor Agreement, if any, as Trustee and as Notes Collateral Agent, as the case may be, and on behalf of such Holder, including without limitation, making the representations of the Holders contained therein. The foregoing provisions are intended as an inducement to the lenders under the Senior Secured Credit Facilities to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the First Lien Intercreditor Agreement and Junior Lien Intercreditor Agreement, if any.

Section 13.14.    Counterpart Originals. The parties may sign any number of copies of this In- denture. Each signed copy shall be an original, but all of them together represent the same agreement. This Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Indenture and of signature pages by facsimile or PDF trans- missions shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 13.15. Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Ta- ble and headings of the Articles and Sections of this Indenture have been inserted for convenience of ref- erence only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.16.    Trust Indenture Act. The Issuers and the Guarantors shall not be required to qualify this Indenture under the Trust Indenture Act. The Trust Indenture Act shall not apply to this In- denture prior to any such qualification, and all references herein to compliance with the Trust Indenture Act refer to such compliance following any such qualification.

Section 13.17.    USA Patriot Act. In order to comply with the laws, rules, regulations and execu- tive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable AML Law”), the Trustee, Notes Collateral Agent and Agent are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee, Notes Collateral Agent and Agent. Ac- cordingly, each of the parties agree to provide to the Trustee, Notes Collateral Agent and Agent, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee, Notes Collateral Agent and Agent to comply with Applicable AML Law.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year first above written.

CONDUENT BUSINESS SERVICES, LLC,
as Lead Issuer
By:    /s/ KEVIN CIAGLO
    Name: Kevin Ciaglo
    Title: Assistant Secretary

CONDUENT STATE & LOCAL SOLUTIONS, INC.,
as an Issuer
By:    /s/ KEVIN CIAGLO
    Name: Kevin Ciaglo
    Title: Assistant Secretary

CONDUENT INCORPORATED, as Holdings
By:    /s/ KEVIN CIAGLO
    Name: Kevin Ciaglo
    Title: Assistant Secretary

[Signature Page to Secured Indenture]

CONDUENT BUSINESS PROCESS OPTIMIZATION SERVICES, INC. CONDUENT CARE AND QUALITY SOLUTIONS, INC.
CONDUENT HEALTHCARE KNOWLEDGE SOLUTIONS, INC. CONDUENT HEALTHY COMMUNITIES CORPORATION CONDUENT IMAGE SOLUTIONS, INC.
CONDUENT LEARNING SERVICES, INC. CONDUENT TRANSPORT SOLUTIONS, INC.
CONDUENT WIRELESS DATA SERVICES NORTH AMERICAN, INC.
CONDUENT EDI SOLUTIONS, INC.
CONDUENT MIDDLE EAST, INC.
CONDUENT MORTGAGE SERVICES, INC.
CONDUENT PAYMENT INTEGRITY SOLUTIONS, INC.
CONDUENT PUBLIC HEALTH SOLUTIONS, INC.
CONDUENT TRADEONE MARKETING, INC.
CONDUENT WORKERS COMPENSATION HOLDINGS, INC. CONDUENT CARE MANAGEMENT, LLC
CONDUENT CARE SOLUTIONS, LLC
CONDUENT CASUALTY CLAIMS SOLUTIONS, LLC CONDUENT EDUCATION SERVICES, LLC CONDUENT COMMERCIAL SOLUTIONS, LLC CONDUENT CREDIT BALANCE SOLUTIONS, LLC CONDUENT HEALTH ASSESSMENTS, LLC CONDUENT HERITAGE, LLC
CONDUENT HR SERVICES, LLC
CONDUENT PATIENT ACCESS SOLUTIONS, LLC CONDUENT LEGAL & COMPLIANCE SOLUTIONS, LLC CONDUENT HUMAN SERVICES, LLC
CONDUENT STATE HEALTHCARE, LLC CONDUENT PARKINDY, LLC
each, as Guarantor

By:    /s/ KEVIN CIAGLO
    Name: Kevin Ciaglo
    Title: Assistant Secretary

CONDUENT FEDERAL SOLUTIONS, LLC CONDUENT LENDING, INC.
CONDUENT HEALTH ADMINISTRATION, INC.,
each. as Guarantor
,
By:    /s/ KEVIN CIAGLO
    Name: Kevin Ciaglo
    Title: Assistant Secretary

[Signature Page to Secured Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:     /s/ ALICIA PELLETIER     Name: Alicia Pelletier
Title: Assistant Vice President

U.S. BANK NATIONAL ASSOCIATION, as Notes Collateral Agent

By:     /s/ ALICIA PELLETIER     Name: Alicia Pelletier
Title: Assistant Vice President

[Signature page to Secured Indenture]